                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-38951


PROSPECTUS

                              GFSI HOLDINGS, INC.

     OFFER TO EXCHANGE ITS 11.375% SERIES B SENIOR DISCOUNT NOTES DUE 2009 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND
    ALL OF ITS OUTSTANDING 11.375% SERIES A SENIOR DISCOUNT NOTES DUE 2009

                                ---------------

  GFSI Holdings, Inc., a Delaware corporation ("Holdings" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange up to $50 million initial Accreted Value of 11.375% Series B Senior Discount Notes due 2009 (the "New Notes"), of the Company for a like initial Accreted Value of the Company's issued and outstanding 11.375% Series A Senior Discount Notes due 2009 (the "Old Notes" and collectively with the New Notes, the "Notes"), with the holders (each holder of Old Notes, a "Holder") thereof. Holdings is a holding Company whose principal asset is all of the common stock of GFSI, Inc., a Delaware company ("GFSI") . The Company will receive no proceeds in connection with the Exchange Offer. The terms of the New Notes are substantially identical to the terms of the Old Notes that are to be exchanged therefor. See "Description of Notes."

  The New Notes will be issued at a substantial discount from their principal amount. See "Description of Notes" and "Certain Federal Income Tax Considerations." The Notes will accrete at a rate of 11.375%, compounded semi-annually to an aggregate principal amount of $108,467,780 at September 15, 2004. Thereafter, the Notes will accrue interest at the rate of 11.375% per annum, payable semi-annually in cash on March 15 and September 15 of each year, commencing on March 15, 2005. The Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after September 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time on or after March 15, 1998 and prior to September 15, 2002, Holdings, at its option, may redeem the Notes, in whole or in part, at a redemption price of 105.688% of the Accreted Value (determined at the date of redemption), upon the occurrence of a Change of Control (as defined) or with the net cash proceeds of an Equity Offering (as defined) of Holdings or GFSI. See "Description of Notes--Redemption of Notes." In addition, upon the occurrence of a Change of Control, each holder of Notes will have the right to require Holdings to repurchase all or any part of such holder's Notes at an offer price in cash equal to 100% of the Accreted Value (determined at the date of redemption) thereof on the date of repurchase (if such date of repurchase is prior to September 15, 2004) or 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after September 15, 2004). See "Description of Notes-- Mandatory Offers to Purchase Notes--Change of Control." The holders of Notes have limited rights to require Holdings to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. There can also be no assurance that, in the event of a Change of Control, Holdings would have sufficient funds to repurchase all Notes tendered. See "Risk Factors--Change of Control."

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 1998, UNLESS EXTENDED.
                                            (Cover continued on following page)

                                ---------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is December 30, 1997

  Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the New Notes. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. Following the consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Notes under the Securities Act. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  The Notes will be general unsecured obligations of Holdings, will rank pari passu in right of payment to all existing and future Senior Indebtedness of Holdings, and senior in right of payment to any future subordinated indebtedness of Holdings. As indebtedness of Holdings, however, the Notes will be effectively subordinated to all indebtedness of GFSI. As of June 27, 1997, the aggregate principal amount of indebtedness of GFSI to which the Notes would have been effectively subordinated would have been approximately $277.2 million. The Indenture (as defined) will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of Notes." Other than indebtedness incurred in the ordinary course of business, the Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate.

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on January 30, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company will pay the expenses of the Exchange Offer.

  GFSI and Holdings were organized by affiliates of The Jordan Company ("TJC") and management to acquire Winning Ways, Inc. ("Winning Ways") in February 1997 (the "Acquisition"). The Old Notes were issued and sold as part of an offering on September 17, 1997 (the "Old Offering"), in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. In the Old Offering certain holders of Subordinated Discount Notes and Preferred Stock issued and sold units (the "Units") consisting of 11.375% Subordinated Discount Notes due 2009 (the "Subordinated Discount Notes") and 11.375% Series D Preferred Stock due 2009 (the "Preferred Stock") which were exchangeable at the option of Holdings any time on or after September 29, 1997 into Old Notes. On October 23, 1997 the Units were exchanged into Old Notes (the "Old Exchange"). Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement (as defined) between the Company and the Initial Purchaser (as defined). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture, which governs both the Old Notes and the New Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidated Damages. See "The Exchange Offer--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer pursuant to the registration statement of which this Prospectus is a part in reliance upon the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters addressed to other parties in

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other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on these interpretations by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof (other than (i) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes.

  By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes are acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                      ii
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                                    SUMMARY

  The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to GFSI Holdings, Inc. and its subsidiaries and their respective predecessors, including GFSI, Inc., references to "Holdings" are to GFSI Holdings, Inc., references to "GFSI" are to GFSI, Inc., and references to a fiscal year are to the twelve months ended June 30 of such year, except 1997, which is June 27.

                                  THE COMPANY

  Holdings and GFSI, a wholly owned subsidiary of Holdings, were organized by affiliates of TJC and management to acquire Winning Ways in February 1997. Holdings' current operations are conducted exclusively through GFSI and Holdings' only significant asset is the outstanding capital stock of GFSI.

  The Company, which operates primarily under the brand name GEAR For Sports(R) ("GEAR"), is a designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports teams and events. The Company, which was founded in 1974, custom designs and decorates an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage. The Company markets its products to over 13,000 active customer accounts through its well-established and diversified distribution channels, rather than through the price sensitive mass merchandise, discount and department store distribution channels. The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality. For fiscal 1997, the Company generated net sales and EBITDA of $183.3 million and $39.1 million, respectively.

  The Company believes it has achieved a record of strong sales and EBITDA growth and stable operating margins primarily due to its: (i) emphasis in niche markets; (ii) diversified and stable customer base; (iii) superior product quality and customer service; (iv) broad product portfolio; (v) value-added design and manufacturing capabilities; and (vi) innovative management. The Company expects to continue to grow by leveraging the strength of the GEAR brand name to expand its product lines and access underpenetrated segments of its markets. The Company believes that it is less vulnerable to earnings fluctuations than typical apparel manufacturers and marketers because: (i) the Company designs and custom manufactures basic, classic products with low fashion risk; (ii) consumer demand for sportswear and activewear continues to increase; and (iii) the Company's products are customized based on firm customer orders, minimizing its risk of excess inventory.

  The Company markets its products primarily through four separate divisions, each of which serves distinct distribution channels and utilizes a sales force with a specialized knowledge of its particular markets and customers. The Company's network of approximately 140 independent sales representatives and over 70 in-house artists and graphic designers work directly with the Company's customers to create innovative sportswear and activewear products to meet customer specifications. The Company's four divisions are:

  . The Resort Division (36.5% of fiscal 1997 net sales) is a marketer of custom logoed sportswear and activewear to over 6,100 active customer accounts, including destination resorts, family entertainment companies, hotel chains, golf clubs, cruise lines, casinos and United States military bases. The division's customers include widely recognized names such as The Walt Disney Company, Universal Studios, The Ritz Carlton, Pebble Beach, Princess Cruise Lines and The Mirage. The Company believes that the breadth of its coordinated product line and its national scope provide it with a distinct competitive advantage in the resort market. See "Business--Sales Divisions--Resort Division."

                                       1
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  .  The Corporate Division (30.6% of fiscal 1997 net sales) is a marketer of corporate identity sportswear and activewear for use by a diverse group of corporations in incentive and promotional programs as well as for office casual wear and uniforms. The division services over 3,500 active customer accounts, including Toyota, Hershey, Dr. Pepper/7Up, Anheuser-Busch, MCI and Exxon. The Company believes that it has an advantage over its competitors because it is one of the few national brand name suppliers of sportswear and activewear focused on the corporate market. In addition, the Company recently formed Tandem Marketing to leverage its existing corporate customer base by developing and administering corporate fulfillment programs. The Company typically implements corporate fulfillment programs in conjunction with a catalogue featuring a full line of both apparel and non-apparel merchandise customized with the corporate customer's name, logo or message. See "Business--Sales Divisions--Corporate Division."

  . The College Bookstore Division (20.8% of fiscal 1997 net sales) is a marketer of custom-designed, embroidered and silk-screened sportswear and activewear products to over 2,300 active customer accounts, including nearly every major college and university in the United States. The division's largest accounts include each of the major college bookstore lease operators, such as Barnes & Noble College Bookstores, Inc. as well as high volume, university-managed bookstores, such as the University of Notre Dame, the University of Southern California, Yale University, the University of Michigan and the United States Air Force and Naval academies. The National Association of College Stores has selected the Company as "Vendor of the Year" three times, an honor no other supplier has won more than once. See "Business--Sales Divisions--College Bookstore Division."

  . The Sports Specialty Division (5.8% of fiscal 1997 net sales), established in 1994, has entered into licensing agreements to design, manufacture and market sportswear and activewear bearing the names, logos and insignia of professional sports leagues and teams as well as major sporting events. The Company's licensors include, among others, Major League Baseball ("MLB"), the National Basketball Association ("NBA"), the National Hockey League ("NHL"), NASCAR and The Breeder's Cup. The division targets the upscale adult sports enthusiast through the Company's existing distribution channels as well as through new channels such as stadium stores and team retail outlets. The division marketed its products to over 600 active customer accounts, including the Indianapolis Motor Speedway, the Chicago Bulls, the Cleveland Indians, the Boston Bruins and Madison Square Garden. See "Business-- Sales Divisions--Sports Specialty Division."

BUSINESS STRATEGY

  The Company's objective is to continue to increase sales, EBITDA and operating margins, and is based upon the following strategic elements:

  . Superior Product Quality and Customer Service. Each of the Company's divisions focuses on high-end, customized sportswear, activewear and related products. The Company's ability to maintain consistency in product quality and customer service, regardless of order size, enables it to effectively service a broad range of customers. With over 70 in-house artists and graphic designers and state-of-the-art manufacturing and distribution facilities, the Company believes that it provides products and service that are superior to those of its competitors in each of its markets.

  .  Strong Position in Multiple Niche Markets. The Company believes that:
     (i) it is one of the few national competitors in the highly fragmented resort and leisure market; (ii) it has a large share of the corporate identity market, where it competes primarily with smaller local and regional companies as well as a few national competitors; and (iii) it has the second largest share of the college bookstore market.

                                       2
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  .  Leveraging the GEAR For Sports(R) Brand Name. The Company leverages its
     GEAR brand name by introducing new products through its established distribution channels. For example, the Company recently introduced new headwear, sports luggage and Baby GEAR product lines. The Company intends to continue to leverage this brand name recognition through its existing distribution channels as well as through alternative distribution channels and markets.

  . Efficient Operations. The Company uses its state-of-the-art facilities to design, embroider and screenprint a significant portion of its products. In addition, the Company uses independent contractors to manufacture its blanks and, where appropriate, to provide other value-added manufacturing services in order to maximize sourcing flexibility while minimizing overhead costs and fixed charges.

  . Experienced Management Team with Significant Equity Ownership. The Company's management team has extensive experience in the sportswear and activewear business. The top five senior executives have each been with the Company for at least 13 years and have combined industry experience of over 115 years. Approximately 20 members of the management team own an aggregate of 50% of the capital stock of Holdings. See "Business-- Business Strategy" for a more detailed description.

                                ----------------

  Holdings was incorporated in the state of Delaware on December 23, 1996. On February 27, 1997, GFSI and Holdings effected the Acquisition, in which Winning Ways merged with and into GFSI. The principal executive offices of the Company are located at 9700 Commerce Parkway, Lenexa, Kansas 66219 and their telephone number is (913) 888-0445.

                                THE TRANSACTIONS

  Holdings and GFSI were organized by affiliates of TJC and management, including Jordan/Zalaznick Capital Corporation, A. Richard Caputo, Jr., John W. Jordan II, David W. Zalaznick, MCIT PLC, Leucadia Investors, Inc., Jonathan F. Boucher, Adam E. Max, John R. Lowden, James E. Jordan, Paul Rodzevik and Douglas Zych (each of which may be deemed to be affiliates of TJC), John L. Menghini, Robert G. Shaw, Robert M. Wolff, Larry D. Graveel, Michael H. Gary, Barry S. Golden, Terry Glenn, Kirk Kowelewski, Mark Schimpf, Anthony Gagliano, David Churchman, Dave Geenens, Steve Arnold, Frank Pikus, Jason Krakow, Carl Allard, Howie Ellis, Scott Durham, Tom Martin, John White, Sue Agnitsch, Dave Hosier and Jim Keaton (each of which are members of management), to effect the acquisition of Winning Ways. Pursuant to an agreement for the purchase and sale of stock, dated as of January 24, 1997 (the "Acquisition Agreement"), Holdings and GFSI acquired all of the issued and outstanding capital stock of Winning Ways on February 27, 1997, and Winning Ways immediately thereafter merged with and into GFSI.

  The aggregate purchase price for Winning Ways was $242.3 million consisting of $173.1 million in cash at closing, a post closing payment at April 30, 1997 of $10.0 million and the repayment of $59.2 million of indebtedness of Winning Ways, including a $2.4 million prepayment penalty. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) TJC, its affiliates and MCIT PLC (collectively, the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount in cash to GFSI (the "Equity Contribution"); (ii) GFSI consummated its offering (the "GFSI Offering") of 9 5/8% Senior Subordinated Notes Due 2007 (the "GFSI Senior Subordinated Notes"); and (iii) GFSI entered into a credit agreement (the "Credit Agreement") providing for borrowings of up to $115.0 million. The Equity Contribution was comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for preferred stock (the "Holdings Preferred Stock") and approximately 50% of the common stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for preferred stock and approximately 50% of the common stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for subordinated notes (the "Holdings Subordinated Notes")
 . Approximately

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$0.8 million of the contribution from the Management Investors was financed by loans from Holdings. For additional information, see "The Transactions."

  The Equity Contribution, the consummation of the GFSI Offering, the execution of the Credit Agreement, the consummation of the Acquisition and the repayment of certain indebtedness of GFSI's are collectively referred to herein as the "Transactions."

  GFSI's predecessor, Winning Ways, terminated its income tax reporting status as an S-Corporation immediately prior to the closing of the Transactions on February 27, 1997. Immediately prior to the closing, Winning Ways distributed to its shareholders $20.6 million, representing the accumulated and undistributed S-Corporation earnings of GFSI as of February 27, 1997. GFSI recognized, with a post-closing adjustment, approximately $1.0 million in net deferred income tax liabilities upon the conversion from S-Corporation to C-Corporation status for income tax reporting purposes. GFSI does not anticipate any future material adverse tax liabilities arising from this distribution and conversion.

                               THE EXCHANGE OFFER

Securities Offered.............  $50 million initial Accreted Value of 11.375%
                                 Series B Senior Discount Notes due 2009. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain Liquidated Damages provisions relating to the Old Notes described below under "--Summary Description of the New Notes."

Issuance of Units and Old
Notes;  Registration Rights....
                                 The Units were issued on September 17, 1997 to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"), which placed the Units with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities Act). On October 23, 1997 the Units were exchanged for the Old Notes. In connection therewith, the Company executed and delivered for the benefit of the holders of Old Notes a registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company agreed (i) to file a registration statement (the "Registration Statement") on or prior to November 16, 1997 with respect to the Exchange Offer and (ii) to use its best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to January 15, 1998. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof. If the Company does not comply with its obligations under the Registration Rights Agreement, it will be required to pay liquidated damages ("Liquidated Damages") to holders of the Old Notes under certain circumstances. See "The Exchange Offer-- Registration Rights; Liquidated Damages." Holders of Old Notes do not have any appraisal rights in connection with the Exchange Offer.

The Exchange Offer.............  The New Notes are being offered in exchange for a like Accreted Value of Old Notes. The issuance of the New Notes is intended to satisfy the obligations of the Company contained in the Registration Rights Agreement. Based upon the position of the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. By tendering, each Holder, which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business,
                                 (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. See "Risk Factors."

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


Procedures for Tendering.......  Tendering Holders of Old Notes must complete and sign the Letter of Transmittal in
                                 accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender the requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Notes."

Tenders, Expiration Date;
 Withdrawal....................
                                 The Exchange Offer will expire at 5:00 p.m., New York City time, on January 30, 1998 or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "-- Withdrawal Rights."

Certain Conditions to the
 Exchange Offer................
                                 The Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company, including the absence of (i) threatened or pending proceedings seeking to restrain the Exchange Offer or resulting in a material delay to the Exchange Offer; (ii) a general suspension of trading on any national securities exchange or in the over-the-counter market; (iii) a banking moratorium; (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; and (v) change or threatened change in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Holdings and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company. The Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, if at any time before the acceptance of such Old Notes for exchange or the exchange of New Notes for such Old Notes, any of the foregoing events occurs which, in the sole judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change, and will extend the period of the Exchange Offer by five business days. If the Company fails to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, it will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities (as defined) by the holders thereof who satisfy certain conditions. If the Company fails to consummate the Exchange Offer or file a Shelf Registration Statement in accordance with the Registration Rights Agreement, the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities until the cure of all defaults. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The Exchange Offer-- Registration Rights; Liquidated Damages" and "--Certain Conditions to the Exchange Offer."

Federal Income Tax
 Consequences..................
                                 In the opinion of Mayer, Brown & Platt, tax counsel to the Company, for federal income tax purposes, the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any income, gain or loss to the Holders or the Company. See "Certain Federal Income Tax Considerations" for a discussion of the material federal income tax consequences expected to result from the Exchange Offer.

Use of Proceeds................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Appraisal Rights...............  Holders of Old Notes will not have dissenters'
                                 rights or appraisal rights in connection with the Exchange Offer.

Exchange Agent.................  State Street Bank and Trust Company is serving as Exchange Agent in connection with the Exchange Offer.

                  CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by February 14, 1998, subject to certain exceptions, with respect to the first 90-day period immediately following thereafter, the Company will be obligated to pay liquidated damages to each Holder of Old Notes in an amount equal to $.05 per week for each $1,000 principal amount of Old Notes, as applicable, held by such Holder ("Liquidated Damages"). The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until the Exchange Offer is consummated, or any other Registration Default (as defined) is cured, up to a maximum of $.40 per week for each $1,000 principal amount of Old Securities, as applicable.

  The New Notes will accrete from the most recent date to which accretion has been recognized on the Old Notes or, if no accretion has been recognized on the Old Notes, from September 17, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive accretion from the most recent date to which accretion has been recognized or, if no accretion has been recognized, from September 17, 1997. Old Notes accepted for exchange will cease to accrete from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted will not receive any accretion or payment in respect of interest on such Old Notes otherwise payable on any interest payment or accretion date which occurs on or after the consummation of the Exchange Offer.

                                 THE NEW NOTES

Securities Offered.............  $50 million initial Accreted Value of 11.375%
                                 Series B Senior Discount Notes due 2009.

Maturity.......................  September 15, 2009.

Accretion......................  The New Notes will accrete at a rate of
                                 11.375%, compounded semi-annually to an
                                 aggregate principal amount of $108,467,780 at September 15, 2004.

Interest.......................  The Old Notes were and the New Notes will be issued at a substantial discount from their principal amount at maturity, and there will not be any cash payment of interest prior to March 15, 2005. Commencing September 15, 2004, interest on the Notes will accrue at the rate of 11.375% per annum, payable semi-annually in cash, on March 15 and September 15 of each year, commencing March 15, 2005.

Original Issue Discount........  For U.S. federal income tax purposes, the Old
                                 Notes were and the New Notes will be treated as having been issued with "original issue discount" ("OID"). Thus, although interest will not be payable on the Exchange Notes prior to March 15, 2005, holders of Notes will be required to include amounts in gross income for federal income tax purposes in advance of the receipt of cash payment to which the income is attributable. See "Certain Federal Income Tax Considerations."

Optional Redemption............  On or after March 15, 1998 and prior to
                                 September 15, 2002, the Notes will be
                                 redeemable at the option of Holdings, in whole or in part, at any time in cash at 105.688% of Accreted Value thereof (determined at the date of redemption) only (i) in the event of a Change in Control of Holdings or GFSI and/or
                                 (ii) with the net proceeds of one or more
                                 Equity Offerings of Holdings or GFSI. On or after September 15, 2002, the Notes will be redeemable at the option of Holdings, in whole or in part, at any time in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidation Damages, if any, thereon to the date of redemption. See "Description of New Notes-- Redemption of Notes--Optional Redemption."

Ranking........................  The Old Notes were and the New Notes will be general unsecured obligations of Holdings, will rank pari passu in right of payment with all existing and all future senior indebtedness of Holdings and will rank senior in right of payment with any Subordinated Indebtedness (as defined) incurred by Holdings in the future. As indebtedness of Holdings, however, the Notes will be effectively subordinated to all indebtedness of GFSI. As of June 27, 1997, on a pro forma basis, after giving effect to the Old Offering and the Exchange, the Exchange Notes would have been effectively subordinated to approximately $193.0 million of indebtedness of GFSI. See "Risk Factors--Holding Company Structure; Effective Subordination." The Indenture will permit Holdings and GFSI to incur additional Indebtedness subject to certain limitations. See "Description of Notes--Certain Covenants" and "Description of Certain Indebtedness." Other than indebtedness incurred in the ordinary course of business, the Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate.

Change of Control..............  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require Holdings to repurchase all or any part of such holder's Notes at a price equal to 100% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to September 15, 2004) or 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after September

                                 15, 2004). See "Description of Notes--
                                 Mandatory Offers to Purchase Notes--Change of Control" and "--Certain Definitions." The holders of Notes have limited rights to require Holdings to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. There can also be no assurance that, in the event of a Change of Control, Holdings would have sufficient funds to repurchase all Notes tendered. See "Risk Factors--Change of Control."

Certain Covenants..............  The Indenture contains covenants that, among other things, limit the ability of Holdings and its Restricted Subsidiaries (as defined) to: (i) pay dividends or make certain other Restricted Payments (as defined); (ii) incur additional Indebtedness; (iii) encumber or sell assets; (iv) enter into certain guarantees of Indebtedness; (v) enter into transactions with affiliates; and (vi) merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, under certain circumstances, Holdings will be required to offer to purchase Notes at a price equal to 100% of the Accreted Value or principal amount thereof, as applicable, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase with the proceeds of certain Asset Sales (as defined). See "Description of Notes--Certain Covenants" and "--Mandatory Offers to Purchase Notes--Asset Sales."

  For a more detailed description of the terms of the New Notes, see "Description of Notes."

                                  RISK FACTORS

  Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors." Risk factors which Holders of Old Notes should evaluate include the consequences of exchanging and not exchanging Old Notes for New Notes, the holding company structure and effective subordination of the Notes, the Company's leverage and coverage, the ranking of the Notes among other indebtedness of the Company, the Company's dependence on intercompany transfers to meet its debt service and other obligations, the original issue discount of the Notes, the restrictive covenants contained in the Indenture and the Credit Agreement, the absence of a market for the New Notes, the ability of the Company to purchase the Notes upon a Change of Control, the influence of the Company's principal stockholders, the competitive nature and seasonality of the business, foreign sourcing, other factors affecting operations and fraudulent transfer considerations.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

  Holdings is structured as a holding company whose only significant asset is the capital stock of GFSI. The following table presents: (i) historical operating and other data of the Company for fiscal 1993, 1994, 1995, 1996 and 1997 and the quarter ended September 30, 1996 and September 26, 1997; and (ii) pro forma data of the Company for the year ended June 27, 1997 and the quarter ended September 26, 1997. The historical financial statements for the Company for fiscal 1993, 1994 and 1995 have been audited by Donnelly Meiners Jordan Kline, and the historical financial statements for fiscal 1996 and 1997 have been audited by Deloitte & Touche LLP. The historical data of the Company for the quarters ended September 30, 1996 and September 26, 1997 and as of September 26, 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto, which are included elsewhere in this Prospectus. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the quarter ended September 26, 1997 are not necessarily indicative of the result of operations to be expected for a full year. The summary pro forma data does not purport to represent what the Company's results of operations or financial position would have been if the Transactions had been completed as of the date or for the periods presented, nor does such data purport to represent the results of operations for any future periods. The summary financial data set forth below should be read in conjunction with "The Transactions," "Selected Historical Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," the unaudited pro forma financial statements and the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

  Effective February 27, 1997, Winning Ways merged with and into GFSI, a new entity with no previous operations, with GFSI as the surviving entity. The statements of income data and other data presented below includes historical information of Winning Ways through the merger date and the merged entity, Holdings, subsequent thereto.

                                         FISCAL YEAR ENDED,                           QUARTER ENDED,
                          ----------------------------------------------------  ---------------------------
                          JUNE 30,  JUNE 30,  JUNE 30,   JUNE 30,    JUNE 27,   SEPTEMBER 30, SEPTEMBER 26,
                            1993      1994      1995       1996        1997         1996          1997
                          --------  --------  --------  ----------  ----------  ------------- -------------
STATEMENTS OF INCOME
 DATA:
 Net sales..............  $121,131  $128,171  $148,196  $  169,321  $  183,298     $53,372       $60,362
 Gross profit...........    50,936    53,724    63,327      72,013      80,691      23,276        26,823
 Operating expenses.....    28,201    29,151    34,428      39,179      44,752      11,454        13,346
 Operating income(1)....    22,735    24,573    28,899      32,834      35,939      11,822        13,478
OTHER DATA:
 EBITDA(2)..............  $ 24,733  $ 26,876  $ 31,759  $   36,035  $   39,114     $12,647       $14,184
 Cash flows from
  operating activities..    20,985    24,431    23,905      34,000      26,029       2,232        10,188
 Cash flows from
  investing activities..    (2,163)   (2,597)   (4,255)     (2,480)      3,643        (923)         (380)
 Cash flows from
  financing activities..   (19,130)  (21,921)  (19,669)    (31,493)    (28,695)       (448)        9,527
 Depreciation and
  amortization..........     1,998     2,303     2,860       3,201       3,175         825           707
 Capital expenditures...     2,304     2,856     4,989       2,611       2,615         962           419
 EBITDA margin(3).......      20.4%     21.0%     21.4%       21.3%       21.3%       23.6%         23.5%
 Ratio of earnings to
  fixed charges(4)......       9.1x     10.0x     11.4x       12.6x        3.5x       16.0x          1.9x
PRO FORMA DATA(5):
 Operating income(1)....                                            $   36,022                   $13,477
 Income before
  extraordinary item....                                                 6,553                     4,195
 Ratio of earnings to
  fixed charges(4)......                                                   1.4x                      2.1x

                                                     AS OF SEPTEMBER 26, 1997
                                                     --------------------------
                                                                       PRO
                                                        ACTUAL        FORMA
                                                     ------------  ------------
BALANCE SHEET DATA (AS OF
 PERIOD END):
 Cash and cash equivalents.....                      $         76  $         76
 Total assets..................                           109,100       109,100
 Long-term debt (including
  current portion) and
  redeemable preferred stock...                           255,874       255,874
 Total stockholders' equity
  (deficit)....................                          (169,754)     (169,754)

--------
(1) Operating income presented for the year ended June 27, 1997 does not include the extraordinary loss related to the early extinguishment of debt in the amount of $2,474 ($1,484 on an after-tax basis). Operating income presented for the quarter ended September 26, 1997 does not include the extraordinary loss related to the charge-off of deferred financing costs incurred in connection with the issuance of the Holdings Subordinated Notes in the amount of $338 ($203 on an after-tax basis). See the audited statements of income and the related notes thereto included elsewhere in this prospectus.
(2) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles ("GAAP"), it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.
(3) EBITDA margin represents EBITDA as a percentage of net sales.
(4) In the computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest expense on indebtedness, plus that portion of lease rental expense representative of the interest factor. Adjustments to pro forma fixed charges include the additional interest expense related to the new indebtedness and a decrease in redeemable preferred stock dividends incurred upon completion of the Transactions and the Old Offering. See "The Transactions."
(5) See the unaudited pro forma financial statements and the related notes thereto included elsewhere in this Prospectus.

                                 RISK FACTORS

  Holders of the Old Notes should consider carefully the risk factors set forth below as well as the other information set forth in this Prospectus before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Exchange and Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes. This Prospectus contains certain forward-looking statements, including statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions, increased competition, changes in availability, cost and terms of financing, changes in operating expenses and other factors referenced in this Prospectus, including, without limitation, under the captions "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this Prospectus to reflect future events or developments.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or
(iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. The Company has not, however, sought its own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is a Holder, (i) will acquire the New Notes in the ordinary course of such person's business,
(ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose of the Exchange Offer."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

  Holdings is a holding company and does not have any material operations or assets other than ownership of capital stock of GFSI. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of GFSI, including indebtedness under the Credit Agreement and the GFSI Senior Subordinated Notes. As of September 26, 1997, the aggregate amount of indebtedness of GFSI to which the holders of the Notes would be effectively subordinated would have been approximately $277.2 million. Holdings and GFSI may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.

  Any right of Holdings to participate in any distribution of the assets of GFSI upon liquidation, reorganization or insolvency of GFSI (and the consequent right of the holders of the Notes to participate in distribution of those assets) will be subject to the prior claims of GFSI's creditors. The obligations of GFSI under the Credit Agreement are secured by substantially all of its assets. See "Description of Certain Indebtedness--Credit Agreement."

RANKING OF NOTES

  The Notes will be senior unsecured obligations of Holdings and will rank pari passu with all Senior Indebtedness of Holdings. In the event of the insolvency, liquidation, reorganization, dissolution or other winding up of Holdings, or upon the maturity of any Senior Indebtedness, whether by lapse of time, acceleration or otherwise, the holders of Senior Indebtedness must be paid in full in cash before any payment of principal or interest in respect of the Notes. As a result, holders of Notes may recover ratably less than general creditors of Holdings. The Notes will effectively rank junior to any secured Indebtedness of Holdings and to Indebtedness and claims of creditors of Holdings' subsidiaries, including Indebtedness incurred by GFSI under the Credit Agreement. At September 26, 1997, the aggregate indebtedness of Holdings' subsidiaries was approximately $277.2 million. See "Description of Notes--Ranking." The Indenture will permit Holdings and its subsidiaries to incur additional Senior Indebtedness, subject to certain limitations. See "Description of Certain Indebtedness and Other Obligations" and "Description of Notes--Certain Covenants."

LIMITATION ON PAYMENT OF FUNDS TO HOLDINGS BY GFSI

  Holdings' cash flow, and consequently its ability to pay dividends and debt service, including its obligations under the Notes, is dependent on the cash flow of GFSI and the payment of funds by GFSI to Holdings in the form of loans, dividends or otherwise. GFSI has no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor. In addition, the Credit Agreement and the indenture governing the GFSI Senior Subordinated Notes impose, and agreements entered in the future may impose, significant restrictions on the payment of dividends and the making of loans by GFSI to Holdings.

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

  The Old Notes were and the New Notes will be issued at a substantial original issue discount from their principal amount at maturity. Consequently, holders of the New Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the New Notes resulting from the purchase, ownership or disposition thereof.

  Under the Indenture, in the event of an acceleration of the maturity of the New Notes, upon the occurrence of an Event of Default, the holders of the New Notes may be entitled to recover only the amount that may be declared due and payable pursuant to the Indentures, which may be less than the principal amount at maturity of the New Notes.

  If a bankruptcy case is commenced by or against Holdings under the United States Bankruptcy Code, the claim of a holder of New Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the consideration paid for the New Notes at the time of the Exchange Offer and
(ii) that portion of the OID (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Accordingly, holders of the New Notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance as to exactly how a bankruptcy court would determine the amount of OID on the New Notes, assuming such a court determines that the Exchange Offer created OID. Thus, there is no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of OID under federal income tax law and, accordingly, a holder might be required to recognize a gain or loss in the event of a distribution related to such a bankruptcy case.

LEVERAGE AND DEBT SERVICE

  Holdings has substantial consolidated indebtedness and debt service obligations. At September 26, 1997, Holdings' total indebtedness, including current portion, was $255.9 million (including redeemable preferred stock) and its net capital deficiency was $169.8 million. In addition, subject to the restrictions under the Credit Agreement and the indenture governing the GFSI Senior Subordinated Notes, GFSI may incur additional indebtedness, from time to time, and, subject to the restrictions under the Indenture, Holdings may incur additional indebtedness from time to time. Other than indebtedness incurred in the ordinary course of business, the Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate. As a result of accounting for the Transactions as a leveraged recapitalization under GAAP, total stockholders' equity of Holdings changed from $38.7 million at December 31, 1996 to a deficit of approximately $169.8 million as of September 26, 1997, on a pro forma basis. See "The Transactions," "Capitalization" and "Description of Notes--Limitation on Incurrence of Indebtedness."

  The level of Holdings' indebtedness could have important consequences to holders of the Notes including: (i) a substantial portion of GFSI's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) Holdings' ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; and (iii) Holdings' level of indebtedness could limit its flexibility to react to changes in its operating environment and economic conditions generally.

  Holdings' ability to pay principal of and interest and Liquidated Damages, if any, on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings for GFSI under the Credit Agreement or a successor facility. If Holdings is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all.

CONTROL BY PRINCIPAL STOCKHOLDERS AND CERTAIN TRANSACTIONS

  The Company's executive officers and directors (and their respective affiliates, including TJC) (collectively, the "Principal Stockholders") own a majority of the issued and outstanding capital stock of Holdings. See "Principal Stockholders." The Principal Stockholders, if voting together, have sufficient voting power to elect the entire Board of Directors of the Company, exercise control over the business, policies and affairs of the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as any amendment to the certificate of incorporation of the Company (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company and could prevent or cause a Change of Control of the Company, all of which may adversely affect the Company and holders of the Notes. Messrs. Caputo, Jordan and Zalaznick, all directors of the Company, are partners of TJC. In addition, the Company will maintain affiliate transactions with certain members of senior management, and the Company has entered into certain affiliate transactions with TJC. See "Certain Transactions."

RESTRICTIVE COVENANTS

  The Indenture restricts, among other things, Holdings' ability to pay dividends or make certain other Restricted Payments, to incur additional Indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of Indebtedness, to merge or consolidate with any other entity and to transfer or lease all or substantially all of its assets. See "Description of Notes--Certain Covenants." In addition, the Credit Agreement contains other and more restrictive covenants and prohibits GFSI from prepaying other indebtedness.

  The indebtedness outstanding under the Credit Agreement is secured by liens on substantially all of the personal property and certain real property of GFSI. The Credit Agreement includes certain covenants that, among other things, restrict: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the Credit Agreement and certain permitted liens; (iv) mergers, consolidations, and sales of all or a substantial part of GFSI's business or property; (v) the sale of assets; (vi) the making of capital expenditures; and
(vii) operating lease rentals. The Credit Agreement also requires GFSI to comply with certain financial ratios, including minimum interest coverage, minimum fixed charge coverage and maximum leverage ratios. The ability of GFSI to comply with these and other provisions of the Credit Agreement may be affected by events beyond GFSI's control. The breach of any of these covenants could result in a default under the Credit Agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the Credit Agreement, together with accrued interest, to be due and payable, and GFSI would be prohibited from making payments to Holdings until the default is cured or all of the GFSI indebtedness under the Credit Agreement is paid or satisfied in full. If Holdings were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Credit Agreement were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Notes" and "Description of Certain Indebtedness--Credit Agreement."

CHANGE OF CONTROL

  In the event of a Change of Control, each holder of Notes will be entitled to require Holdings to purchase any or all of the Notes held by such holder at the price stated herein. See "Description of Notes--Mandatory Offers to Purchase Notes--Change of Control" and "--Certain Definitions--Change of Control." In the event that a Change of Control occurs, the Company would likely be required to refinance the indebtedness outstanding under the Credit Agreement, the GFSI Senior Subordinated Notes and the Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company.

  The holders of Notes have limited rights to require Holdings to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. Moreover, the ability of Holdings to repurchase or redeem the Notes following a Change of Control will be limited by Holdings' then-available resources. Accordingly, the Change of Control provision is likely to be of limited usefulness in such situations. The Change of Control provisions may not be waived by the Board of Directors of Holdings or the Trustee (as defined) without the consent of holders of at least a majority in principal amount of the Notes. See "Description of Notes--Mandatory Offers to Purchase Notes Change of Control." As a result, the Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of Holdings and, thus, the removal of incumbent management.

ABSENCE OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFERS

  The New Notes are being offered to Holders of the Old Notes. The Old Notes were issued on October 23, 1997 pursuant to the Old Exchange to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. The New Notes are new securities for which there currently is no market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a trading market develops for the Notes, future trading prices of such Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

FRAUDULENT TRANSFER CONSIDERATIONS

  Under fraudulent transfer law, if a court were to find, in a lawsuit by an unpaid creditor or representative of creditors of the Company, that the Company received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Notes, and, at the time of such incurrence, the Company (i) was insolvent or was rendered insolvent by reason of such incurrence; (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital; or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, such court could, among other things,
(a) void all or a portion of the Company's obligations to the holders of the Notes and/or (b) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of GFSI, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency. To the extent that proceeds from the sale of the Notes are used to repay Existing Indebtedness, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the Indebtedness represented thereby.

  On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Results of Operations and Financial Condition" and other factors, the Company believes that, after giving effect to the Old Offering and Exchange Offer, the Company was and will be solvent, did and will have sufficient capital for the business in which it is engaged and did not and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions.

DEPENDENCE UPON LICENSING ARRANGEMENTS

  The Company's business is dependent, in part, upon licensing agreements pursuant to which the Company is granted the right to use certain names, logos, emblems and other proprietary marks of licensors on the Company's products. In fiscal 1997, the Company had 256 active licensing agreements with licensors. Products manufactured and sold under the Company's licensing agreements represented approximately 14% of the Company's total net sales in fiscal 1997.

  The length of the Company's license agreements vary, but typically are one to three years. In addition, under the licensing agreements with certain licensors such as MLB, the NBA and the NHL, the licensor may terminate the agreement in the event of a change in control of the Company. To the extent that the Company is unable to renew licenses scheduled to expire or to obtain the consent of certain licensors to the change of control in connection with the Acquisition, the loss of such licenses could have a material adverse effect on the business, operating results, cash flows and financial condition of the Company. See "Business--Licenses."

COMPETITION

  The sportswear and activewear industry is highly competitive with respect to price, product quality and speed and convenience of service. The Company's ability to compete in each of its markets depends, in part, on its ability to source quality blanks from suppliers and to recruit and maintain a high quality sales force. There can be no assurance that the Company will be able to maintain its current network of suppliers or its sales force or continue to compete successfully with other competitors, some of which may have greater resources, including financial resources, than the Company. To the extent that any of the Company's competitors offer higher quality products, better service or more attractive pricing, it could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales Divisions" and "--Design, Manufacturing and Materials Sourcing."

SEASONALITY

  Historically, the Company's sales have been seasonal with higher sales during the first half of its fiscal year (July to December) primarily due to increased sales in the Company's College Bookstore division during this period. In fiscal 1997, net sales of the Company during the first and second half of the fiscal year were approximately 57% and 43%, respectively. As a result, the Company is required to predict appropriate inventory levels for the upcoming seasonal demand. To the extent that the Company under-orders inventories, sales and profits could be lost. To the extent that the Company over-orders inventories, the Company may be forced to sell the inventory at reduced prices or to write off the excess inventory as obsolete which could have a material adverse effect on the Company's business, results of operations and financial condition. Any seasonality problems experienced by the Company in the past did not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Results of Operation and Financial Condition--Seasonality and Inflation" and "Description of Certain Indebtedness--Credit Agreement."

FOREIGN SOURCING

  In fiscal 1997, the Company sourced approximately 77% of its blanks through its foreign suppliers located in Taiwan, Korea, Malaysia, Hong Kong, Singapore, Indonesia, Pakistan, China, Honduras, Israel, Fiji and Sri Lanka. The Company continually evaluates its sourcing options and strives to maintain a concentration of no more than 20% sourced product from any one particular foreign country. During fiscal 1997, approximately 70% of the foreign supplied product was provided by Malaysia, Taiwan, Honduras and Korea, while concentrations from the other named foreign countries made up the remaining 30%. These foreign suppliers provide supplies to the Company through short term purchase orders supported by letters of credit. The majority of these foreign suppliers do not supply such services exclusively to the Company and there are no contracts between any of the foreign suppliers and the Company. As a result, the Company may be adversely affected by political instability resulting in
(i) the disruption of trade from foreign countries in which the Company's suppliers are located; (ii) the imposition of additional regulations relating to imports, duties, taxes and other charges on imports; (iii) decreases in the value of the dollar against foreign currencies; or (iv) restrictions on the transfer of funds. These and other factors could result in the interruption of production by the Company's foreign suppliers or a delay in the receipt of the products by the Company in the United States. There have been no material problems encountered with these foreign suppliers in the past. The Company's future performance may be subject to such factors, which are beyond the Company's control, and there can be no assurance that such factors would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Design, Manufacturing and Materials Sourcing."

DEPENDENCE ON KEY PERSONNEL

   The Company believes that its success is largely dependent on the abilities and experience of its senior management team. The loss of services of one or more of these senior executives could adversely affect the Company's ability to retain quality suppliers of blanks, maintain tight inventory controls and effectively manage the overall operations of the Company, any of which could adversely affect the financial performance of the Company. In addition, the Company believes that its continued success depends upon its ongoing ability to attract and retain qualified management and employees, particularly in its sales and customer service areas. The loss of a key manager could also adversely affect the financial performance of the Company. The Company does not currently maintain key man life insurance for any key personnel. The Company has entered into an employment agreement with Robert M. Wolff, the Chairman of the Company. See "Business--Employees," "Management" and "Certain Transactions--Wolff Employment Agreement."

ENVIRONMENTAL MATTERS

  The Company's facilities are subject to a broad range of federal, state and local environmental laws and requirements, including those governing discharges to the air and water, the handling of disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at the Company's facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes, based upon information currently available to management, that it is currently in compliance with all applicable environmental laws and requirements and that the Company will not require material capital expenditures to maintain its environmental compliance during fiscal 1998 or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at the Company's facilities, may give rise to additional compliance or remediation costs which could have a material adverse effect on the Company's results of operations or financial condition. Moreover, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

FACTORS AFFECTING OPERATIONS

  The financial performance of the Company is dependent, in part, on the overall health of the markets it serves. A future downturn in any one market could reduce demand for, and prices of, customized sportswear and activewear products, including those manufactured by the Company. As a result, a significant downturn in any one market could have a material adverse effect on the Company's business, results of operations and financial conditions.

  The Company's College Bookstore division sells sportswear and activewear primarily through on-campus bookstores, most of which also offer sportswear and activewear products distributed by one or more of the Company's major competitors. Historically, on-campus bookstores have been owned and operated by the colleges and universities. During the last several years, however, an increasing number of campus bookstores have been leased to companies engaged in retail bookstore operations, primarily Barnes & Noble College Bookstores, Inc., Follett Corporation and Nebraska Book Co. If any of these operators of campus bookstores were to grant exclusive rights to one of the Company's competitors, or if for any other reason the Company were unable to continue selling its products through these college bookstore operators, the Company would be forced to establish alternative distribution channels such as direct marketing and off-campus bookstores, which could have a material adverse effect on the operating results of the Company.

NEW MANAGEMENT INFORMATION SYSTEM

  The Company is currently upgrading its existing management information system ("MIS") with a new system designed to improve the overall efficiency of the Company's operations and to enable management to more closely track the financial performance of each of its sales and operating areas. Any difficulty with the installation or initial operation of the new MIS could interfere with the Company's inventory purchasing and control, sales or customer service, which could adversely affect the Company's business, results of operations and financial condition.

                                THE TRANSACTIONS

  Holdings and GFSI, a wholly-owned subsidiary of Holdings, were organized by affiliates of TJC and management to acquire Winning Ways. Pursuant to the Acquisition Agreement, Holdings and GFSI acquired all of the issued and outstanding capital stock of Winning Ways on February 27, 1997, and Winning Ways immediately thereafter merged with and into GFSI.

  The aggregate purchase price for Winning Ways was $242.3 million, consisting of $173.1 million in cash at closing, a post-closing payment at April 30, 1997 of $10.0 million and the repayment of $59.2 million of indebtedness of Winning Ways, including a $2.4 million prepayment penalty. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) the Jordan Investors and Management Investors invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount in cash to GFSI; (ii) GFSI consummated the GFSI Offering; and (iii) GFSI entered into the Credit Agreement providing for borrowings of up to $115.0 million. The Equity Contribution is comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for preferred stock and approximately 50% of the common stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the common stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for the Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings. Prior to the closing of the Old Offering, the holders of Holdings Subordinated Notes and preferred stock of Holdings exchanged those securities for the Subordinated Discount Notes and Preferred Stock which constituted the Units.

  GFSI's predecessor, Winning Ways, terminated its income tax reporting status as an S-Corporation immediately prior to the closing of the Transactions on February 27, 1997. Immediately prior to the closing, Winning Ways distributed to its shareholders $20.6 million, representing the accumulated and undistributed S-Corporation earnings of GFSI as of February 27, 1997. GFSI recognized, with a post-closing adjustment, $1.0 million in net deferred income tax liabilities upon the conversion from S-Corporation to C-Corporation status for income tax reporting purposes. GFSI does not anticipate any future material adverse tax liabilities arising from this distribution and conversion.

  The following chart depicts the organizational structure and common equity interest in Holdings and GFSI following consummation of the Transactions.




                                      LOGO

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer.

                                CAPITALIZATION
                             (DOLLARS IN MILLIONS)

  The following table sets forth the capitalization of Holdings as of September 26, 1997 and the pro forma capitalization of Holdings as of September 26, 1997, as adjusted to reflect the Old Offering and the Exchange Offer. The table should be read in conjunction with the financial statements of Holdings and related notes thereto included elsewhere in the Prospectus. See "The Transactions," "Selected Financial Data," the unaudited pro forma financial statements of Holdings and the historical financial statements of Holdings and the related notes thereto included elsewhere in this Prospectus.

                                                                  AS OF
                                                           SEPTEMBER 26, 1997
                                                           --------------------
                                                            ACTUAL    PRO FORMA
                                                           ---------  ---------
      Cash and cash equivalents........................... $     0.1  $     0.1
                                                           =========  =========
      Long-term debt (including current maturities)
        GFSI:
          Credit Agreement................................ $    77.0  $    77.0
          9 5/8% Senior Subordinated Notes due 2007.......     125.0      125.0
                                                           ---------  ---------
            Total GFSI long-term debt.....................     202.0      202.0
        Holdings:
          Senior Discount Exchange Notes due 2009.........      25.0       50.0
          Subordinated Discount Notes.....................       0.0        0.0
                                                           ---------  ---------
            Total Holdings long-term debt.................      25.0       50.0
                                                           ---------  ---------
      Total long-term debt................................     227.0      252.0
      Redeemable preferred stock..........................      28.8        3.8
      Holdings' stockholders' equity (deficit)............    (169.8)    (169.8)
                                                           ---------  ---------
      Total capitalization................................ $    86.0  $    86.0
                                                           =========  =========

                      SELECTED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The discussions set forth within may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. Factors that could cause the Company's actual results in future periods to differ materially include, but are not limited to, those which may be discussed herein, as well as those discussed or identified from time to time in the Company's filings with the Commission.

  Holdings is structured as a holding company whose only significant asset is the capital stock of GFSI. The following table presents: (i) historical operating and other data of the Company for fiscal 1993, 1994, 1995, 1996 and 1997 and the quarters ended September 30, 1996 and September 26, 1997; and
(ii) balance sheet data as of June 30, 1993, 1994, 1995 and 1996, and June 27, 1997 and as of September 26, 1997. The historical financial statements for the Company for fiscal 1993, 1994 and 1995 have been audited by Donnelly Meiners Jordan Kline, and the historical financial statements for fiscal 1996 and 1997 have been audited by Deloitte & Touche LLP. The historical data of the Company for the quarters ended September 30, 1996 and September 26, 1997 and as of September 26, 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto, which are included elsewhere in this Prospectus. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the quarter ended September 26, 1997 are not necessarily indicative of the result of operations to be expected for a full year. The selected financial data set forth below should be read in conjunction with "The Transactions," "Management's Discussion and Analysis of Results of Operations and Financial Condition," the unaudited pro forma financial statements and the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

  Effective February 27, 1997, Winning Ways merged with and into GFSI, a new entity with no previous operations, with GFSI as the surviving entity. The statements of income data and other data presented below includes historical information of Winning Ways through the merger date and the merged entity Holdings subsequent thereto.

                                       FISCAL YEAR ENDED,                          QUARTER ENDED,
                          -------------------------------------------------  ---------------------------
                          JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,  JUNE 27,   SEPTEMBER 30, SEPTEMBER 26,
                            1993      1994      1995      1996      1997         1996          1997
                          --------  --------  --------  --------  ---------  ------------- -------------
STATEMENTS OF INCOME
 DATA:
 Net sales..............  $121,131  $128,171  $148,196  $169,321  $ 183,298     $53,372      $  60,362
 Gross profit...........    50,936    53,724    63,327    72,013     80,691      23,276         26,823
 Operating expenses.....    28,201    29,151    34,428    39,179     44,752      11,454         13,346
 Operating income(1)....    22,735    24,573    28,899    32,834     35,939      11,822         13,478
 Income before
  extraordinary item....    20,055    22,105    26,220    30,226     25,500      11,809          4,670
OTHER DATA(2):
 EBITDA(3)..............  $ 24,733  $ 26,876  $ 31,759  $ 36,035  $  39,114     $12,647      $  14,184
 Cash flows from
  operating activities..    20,985    24,431    23,905    34,000     26,029       2,232         10,188
 Cash flows from
  investing activities..    (2,163)   (2,597)   (4,255)   (2,480)     3,643        (923)          (380)
 Cash flows from
  financing activities..   (19,130)  (21,921)  (19,669)  (31,493)   (28,695)       (448)         9,527
 Depreciation and
  amortization..........     1,998     2,303     2,860     3,201      3,175         825            707
 Capital expenditures...     2,304     2,856     4,989     2,611      2,615         962            419
 EBITDA margin(4).......      20.4%     21.0%     21.4%     21.3%      21.3%       23.6%          23.5%
 Ratio of earnings to
  fixed charges(5)......       9.1x     10.0x     11.4x     12.6x       3.5x       16.0x           1.9x
BALANCE SHEET DATA:
 Cash and cash
  equivalents...........  $    219  $    132  $    112  $    140  $   1,117                  $      76
 Total assets...........    67,510    70,176    76,938    78,711     96,153                    109,100
 Long-term debt
  (including current
  portion) and
  redeemable preferred
  stock.................    19,157    27,242    24,915    22,276    246,080                    255,874
 Total stockholders'
  equity (deficit)......    27,502    29,429    32,106    34,479   (174,215)                  (169,754)

--------
(1) Operating income presented for the year ended June 27, 1997 does not include the extraordinary loss related to the early extinguishment of debt in the amount of $2,474 ($1,484 on an after-tax basis). Operating income presented for the quarter ended September 26, 1997 does not include the extraordinary loss related to the charge-off of deferred financing costs incurred in connection with the issuance of the Holdings Subordinated Notes in the amount of $338 ($203 on an after-tax basis). See the audited statements of income and the related notes thereto included elsewhere in this prospectus.
(2) Distributions per share totaled $16.91, $16.70, $19.82 and $23.37 for the years ended June 30, 1993, 1994, 1995 and 1996 respectively. There were no dividends declared on common shares during the quarter ended September 26, 1997. Distributions per share in fiscal 1997 or for the quarter ended September 30, 1996 are not comparable nor meaningful due to the leveraged recapitalization transactions and the conversion to a C-corporation from an S-corporation for income tax reporting purposes which occurred during fiscal 1997. See "The Transactions."
(3) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with GAAP, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.
(4) EBITDA margin represents EBITDA as a percentage of net sales.
(5) The ratio of earnings to fixed charges computed on a pro forma basis would have been 1.4x for the fiscal year ended June 27, 1997 and 2.1x for the quarter ended September 26, 1997. In the computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest expense on indebtedness, plus that portion of lease rental expense representative of the interest factor. Adjustments to pro forma fixed charges include the additional interest expense related to the new indebtedness and a decrease in redeemable preferred stock dividends incurred upon completion of the Transactions and the Old Offering. See "The Transactions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

  The Company is a designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports teams and events. The Company, which was founded in 1974, custom designs and decorates an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage. The Company markets its products to over 13,000 active customer accounts through its well-established and diversified distribution channels, rather than through the price sensitive mass merchandise, discount and department store distribution channels.

  The Company markets its products primarily through four separate divisions, each of which serves distinct distribution channels and utilizes a sales force with a specialized knowledge of its particular markets and customers. The Company's four divisions include: (i) the Resort division (36.5% of fiscal 1997 net sales); (ii) the Corporate division (30.6% of fiscal 1997 net sales);
(iii) the College Bookstore division (20.8% of fiscal 1997 net sales); and
(iv) the Sports Specialty division (5.8% of fiscal 1997 net sales). The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality.

  EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with GAAP, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.

SALES DIVISIONS

  The Company markets its products, which include custom designed fleecewear, jackets, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage, through four sales divisions (dollars in thousands):

                                                                       FISCAL 1997
                                                                        NET SALES
                                                                      --------------
                                                                        NET    % OF
     DIVISION                          CUSTOMERS                       SALES   TOTAL
     --------                          ---------                       -----   -----
 Resort            Destination resorts, family entertainment
                   companies, hotel chains, golf clubs, cruise
                   lines, and casinos                                 $ 66,906  36.5%
 Corporate         Large and small companies serving a variety of
                   industries                                           56,179  30.6
 College Bookstore Major colleges and universities as well as
                   college bookstore lease operators                    38,053  20.8
 Sports Specialty  Sports specialty stores and catalogues, stadium stores, and professional sports teams and their
                   staffs                                               10,678   5.8
 Other             Various institutions, organizations and
                   individuals                                          11,482   6.3
                                                                      -------- -----
                                                                      $183,298 100.0%
                                                                      ======== =====

  The following sets forth the amount and percentage of net sales for each of the periods indicated (dollars in thousands):

                                      FISCAL YEAR ENDED                      QUARTER ENDED
                         -------------------------------------------- ---------------------------
                            JUNE 30,       JUNE 30,       JUNE 27,    SEPTEMBER 30, SEPTEMBER 26,
                              1995           1996           1997          1996          1997
                         -------------- -------------- -------------- ------------- -------------
Resort.................. $ 60,047 40.5% $ 67,739 40.0% $ 66,906 36.5% $18,901 35.4% $18,684 31.0%
Corporate...............   38,316 25.9%   47,167 27.9%   56,179 30.6%  12,192 22.8%  16,569 27.4%
Bookstore...............   37,823 25.5%   37,733 22.3%   38,053 20.8%  17,781 33.3%  19,342 32.0%
Sports Specialty........    3,154  2.1%    6,342  3.7%   10,678  5.8%   2,538  4.8%   3,601  6.0%
Other...................    8,856  6.0%   10,340  6.1%   11,482  6.3%   1,960  3.7%   2,166  3.6%
                         --------       --------       --------       -------       -------
Total................... $148,196       $169,321       $183,298       $53,372       $60,362
                         ========       ========       ========       =======       =======

RESULTS OF OPERATIONS

  The following table sets forth certain historical financial information of the Company, expressed as a percentage of net sales, for fiscal 1995, 1996 and 1997:

                             FISCAL YEAR ENDED             QUARTER ENDED
                         -------------------------- ---------------------------
                         JUNE 30, JUNE 30, JUNE 27, SEPTEMBER 30, SEPTEMBER 26,
                           1995     1996     1997       1996          1997
                         -------- -------- -------- ------------- -------------
      Net sales.........  100.0%   100.0%   100.0%      100.0%        100.0%
      Gross profit......   42.7     42.5     44.0        43.6          44.4
      EBITDA............   21.4     21.3     21.3        23.6          23.5
      Operating income..   19.5     19.4     19.6        22.2          22.3

 Quarter Ended September 26, 1997 Compared to Quarter Ended September 30, 1996

  Net Sales. Net sales for the quarter ended September 26, 1997, the first quarter of fiscal 1998, increased 13.1% to $60.4 million from $53.4 million in the quarter ended September 30, 1996, the first quarter of fiscal 1997. The increase in net sales primarily reflects increases in net sales at the Company's Corporate, Sports Specialty and Bookstore divisions of 35.9%, 41.9% and 8.8%, respectively, and was partially offset by a slight decrease in net sales at the Resort division. These increases were driven primarily by volume increases due to continued account expansion and the introduction of new product lines through each distribution channel.

  Gross Profit. Gross profit for the first quarter of fiscal 1998 increased 15.0% to $26.8 million from $23.3 million in the first quarter of fiscal 1997, primarily as a result of the net sales increase described above. Gross profit as a percentage of net sales increased to 44.4% in the first quarter of fiscal 1998, from 43.6% in the first quarter of fiscal 1997. The increase in margin reflects a decrease in the cost of materials sold, as a percentage of net sales, from 49.3% in the prior year first quarter to 48.6% in the first quarter of fiscal 1998. The decrease in cost as a percentage of sales is a direct result of an increase in sales of higher margin products during the quarter, driven primarily from growth in the Company's Corporate and Sports Specialty divisions which focus on higher margin, production intensive embroidered products.

  Operating Expenses. Operating expenses for the first quarter of fiscal 1998 increased 15.7% to $13.3 million from $11.5 million in the first quarter of fiscal 1997 due primarily to increased sales and staffing levels. Operating expenses as a percentage of net sales increased to 22.0% from 21.5% in the prior year first quarter. The increase in operating expenses, as a percentage of net sales, is primarily due to an increase in selling expenses as the Company continues to aggressively expand its Corporate and Sports Specialty divisions.

  EBITDA. EBITDA for the first quarter of fiscal 1998 increased 12.7% to $14.2 million from $12.6 million in the first quarter of fiscal 1997, primarily as a result of the net sales and related gross profit increase described above. EBITDA as a percentage of net sales decreased slightly to 23.5% from 23.6% in the first quarter of fiscal

1997. The slight decrease in margin reflects the increase in gross profit described above offset by an increase in selling and general and administrative expenses.

  Operating Income. Operating income for the first quarter of fiscal 1998 increased 14.4% to $13.5 million from $11.8 million in the first quarter of fiscal 1997, primarily as a result of the net sales increase described above. Operating income as a percentage of net sales increased slightly to 22.3% in fiscal 1997, from 22.2% in fiscal 1996.

  Other Income (Expense). Other expense for the first quarter of fiscal 1998 increased to $5.6 million from $739,000 in the first quarter of fiscal 1997, primarily as a result of increased interest expense associated with the Company's recapitalization and subsequent issuance of $125 million Senior Subordinated Notes, borrowings of $77.0 million under the Credit Agreement and the issuance of the Holdings Subordinated Notes. The effect of derivative financial instruments serve to minimize unplanned changes in interest expense due to changes in interest rates. Interest rate fluctuations and their effect were immaterial for the periods presented. A reasonable likely change in the underlying rate, price or index would not have a material impact on the financial position of the Company.

  Income Taxes. An income tax provision of $3.2 million was recorded for the first quarter of fiscal 1998 due to the Company's change in tax status from an S-Corporation to a C-Corporation for income tax reporting purposes which was effective February 27, 1997. Company earnings subsequent to February 27, 1997 are subject to corporate income taxes.

  Net Income. Net income for the first quarter of fiscal 1998 was $4.5 million compared to $11.1 million for the first quarter of fiscal 1997. The decrease in net income is primarily the result of interest expense and income taxes, as mentioned above.

 Fiscal Year Ended June 27, 1997 Compared to Fiscal Year Ended June 30, 1996

  Net Sales. Net sales for fiscal 1997 increased 8.3% to $183.3 million from $169.3 million in fiscal 1996. The increase in net sales primarily reflects increases in net sales at the Company's Corporate and Sports Specialty divisions of 19.1% and 68.4%, respectively, and was partially offset by a slight decrease in net sales at the Resort division. These increases were driven primarily by volume increases due to continued account expansion and the introduction of new product lines through each distribution channel.

  Gross Profits. Gross profit for fiscal 1997 increased 12.1% to $80.7 million from $72.0 million in fiscal 1996, primarily as a result of the net sales increase described above. Gross profit as a percentage of net sales increased to 44.0% in fiscal 1997, from 42.5% in fiscal 1996. The increase in margin reflects a decrease in the cost of materials sold, as a percentage of net sales, from 50.0% in fiscal 1996 to 48.4% in fiscal 1997. These changes were driven primarily by growth in the Corporate division, which focuses on higher margin, production intensive embroidered products.

  Operating Expenses. Operating expenses for fiscal 1997 increased 14.3% to $44.8 million from $39.2 million in fiscal 1996 due primarily to increased sales and staffing levels. Operating expenses as a percentage of net sales increased to 24.4% for fiscal 1997, from 23.1% in fiscal 1996. The increase in operating expenses, as a percentage of net sales, is primarily due to an increase in non-recurring MIS consulting charges associated with the installation of the Company's new MIS system which increased from $625,000 in fiscal 1996 to $2.2 million in fiscal 1997.

  EBITDA. EBITDA for fiscal 1997 increased 8.6% to $39.1 million from $36.0 million in fiscal 1996, primarily as a result of the net sales and related gross profit increase described above. EBITDA as a percentage of net sales remained consistent at 21.3% in fiscal 1997 and 21.3% in fiscal 1996. The consistent margin level reflects the change in gross profit described above offset by an increase in selling and general and administrative expenses.

  Operating Income. Operating income for fiscal 1997 increased 9.5% to $35.9 million from $32.8 million in fiscal 1996, primarily as a result of the net sales increase described above. Operating income as a percentage of net sales increased to 19.6% in fiscal 1997, from 19.4% in fiscal 1996. This increase in operating income reflects the change in EBITDA described above.

  Other Income (Expense). Other expense for fiscal 1997 increased 246.2% to $9.0 million from $2.6 million in fiscal 1996, primarily as a result of increased interest expense associated with the Company's recapitalization and subsequent issuance of $125 million Senior Subordinated Notes, borrowings of $68.0 million under the Credit Agreement and the issuance of the $25 million of subordinated notes. The effect of derivative financial instruments serve to minimize unplanned changes in interest expense due to changes in interest rates. Interest rate fluctuations and their effect were immaterial for the periods presented. A reasonable likely change in the underlying rate, price or index would not have a material impact on the financial position of the Company.

  Income Taxes. An income tax provision of $1.4 million was recorded for fiscal 1997 due to the Company's change in tax status from an S-Corporation to a C-Corporation for income tax reporting purposes which was effective February 27, 1997. The Company earnings subsequent to February 27, 1997 are subject to corporate income taxes. The effect of the change in income tax reporting status from an S-Corporation to a C-Corporation was approximately $1.0 million and an additional $400,000 of the income tax provision was related to operations, subsequent to the change in tax status.

  Extraordinary Item. The Company recognized an extraordinary loss for fiscal 1997 of $2.5 million ($1.5 million on after-tax basis) which consisted of a penalty incurred in the prepayment of the Company's mortgage and a write-off of previously capitalized deferred financing costs.

  Net Income. Net income for fiscal 1997 was $24.0 million compared to $30.2 million in fiscal 1996. The decrease in net income is primarily the result of interest expense, income taxes, and the extraordinary item, as mentioned above.

 Fiscal Year Ended June 30, 1996 Compared to Fiscal Year Ended June 30, 1995

  Net Sales. Net sales for fiscal 1996 increased 14.2% to $169.3 million from $148.2 million in fiscal 1995. The increase in net sales primarily reflects sales increases in the Resort, Corporate and Sports Specialty divisions of 12.8%, 23.1% and 101.1%, respectively, and was offset in part by a slight decrease in net sales in the College Bookstore division. These increases were primarily driven by unit volume increases resulting from account expansion, further penetration of existing accounts and certain new product introductions.

  Gross Profit. Gross profit for fiscal 1996 increased 13.7% to $72.0 million from $63.3 million in fiscal 1995 primarily as a result of the net sales increase described above. Gross profit as a percentage of net sales decreased slightly to 42.5% in fiscal 1996 from 42.7% in fiscal 1995. This moderate decline in margin reflects slight increases in the cost of materials sold, as a percentage of net sales, from 49.9% in fiscal 1995 to 50.0% in fiscal 1996 and the cost of production, as a percentage of net sales, from 7.4% in fiscal 1995 to 7.5% in fiscal 1996. These slight changes reflect a relatively consistent product mix from fiscal 1995 to fiscal 1996.

  Operating Expenses. Operating expenses for fiscal 1996 increased 14.0% to $39.2 million from $34.4 million in fiscal 1995. Since certain of these costs are fixed in nature, operating expenses as percentage of net sales decreased to 23.1% for fiscal 1996, from 23.2% for fiscal 1995.

  EBITDA. EBITDA for fiscal 1996 increased 13.2% to $36.0 million from $31.8 million in fiscal 1995 primarily as a result of the net sales increase described above. EBITDA as a percentage of net sales decreased slightly to 21.3% in fiscal 1996 from 21.4% in fiscal 1995. This moderate decline in margin reflects the change in gross profit described above and increased operating expenses, which included $625,000 of non-recurring MIS consulting charges associated with the installation of the Company's new MIS system.

  Operating Income. Operating income for fiscal 1996 increased 13.5% to $32.8 million from $28.9 million in fiscal 1995 primarily as a result of the net sales increase described above. Operating income as a percentage of net sales decreased slightly to 19.4% in fiscal 1996 from 19.5% in fiscal 1995. This moderate decline in margin reflects the change in EBITDA described above.

  Other Income (Expense). Other expense for fiscal 1996 decreased 3.7% to $2.6 million from $2.7 million in fiscal 1995. The decrease in expense reflects a 4% increase in interest expense from $2.5 million in fiscal 1995 to $2.6 million in fiscal 1996 offset by gains on disposals of fixed assets in fiscal 1996 as opposed to losses on disposals of fixed assets in fiscal 1995. The effect of derivative financial instruments serve to minimize savings in interest rates on floating rate debt. Interest rate fluctuations and their effect were immaterial for the periods presented. A reasonable likely change in the underlying rate, price or index would not have a material impact on the financial position of the Company.

  Income Taxes. Due to the Company's tax status during the period as an S-Corporation under provisions of the Internal Revenue Code, no corporate income taxes were recorded as the shareholders were taxed individually on the Company's taxable income.

  Net Income. Net income for fiscal 1996 increased 15.3% to $30.2 million from $26.2 million in fiscal 1995, primarily as a result of the increase in net operating results described above.

LIQUIDITY AND CAPITAL RESOURCES

  Cash used by operating activities in the first quarter of fiscal 1998 was $10.2 million compared to cash provided of $2.3 million in the first quarter of fiscal 1997. The decrease in cash provided by operating activities between the two periods resulted from a decrease in net income, as previously discussed, in addition to increased accounts receivable due to a 13.1% increase in sales compared to the prior year period.

  Cash used by investing activities in the first quarter of fiscal 1998 was $380,000 compared to cash used of $923,000 in the first quarter of fiscal 1997. The decrease in cash used was a result of a decrease in capital expenditure purchases from $962,000 in the first quarter of fiscal 1997 to $419,000 in the first quarter of fiscal 1998.

  Cash provided by financing activities for the first quarter of fiscal 1998 was $9.5 million compared to cash used of $448,000 in the first quarter of fiscal 1997. The increase in cash provided compared to cash used in the prior year period is due to Subchapter S distributions to Winning Ways shareholders in the prior year period. Due to the Transactions, as previously discussed, the Company changed from S-Corporation status to C-Corporation status for income tax reporting purposes.

  The Company believes that cash flow from operating activities and borrowings under the Credit Agreement will be adequate to meet the Company's short-term and long-term liquidity requirements prior to the maturity of its credit facilities in 2007, although no assurance can be given in this regard. While the Company is currently evaluating its future capital requirements, no material capital commitments existed as of quarter end. Under the Credit Agreement, the revolver provides $50 million of revolving credit availability (of which $12 million was borrowed as of September 26, 1997 and approximately $27.7 million was utilized for outstanding commercial and stand-by letters of credit).

  The Company monitors market risk with respect to the derivative instruments entered into by the Company, including the value of such instruments, by regularly consulting with its senior financial managers. The Company enters into such agreements for hedging purposes and not with a view toward speculating in the underlying instruments. Accordingly, any reasonably likely change in the level of the underlying rate, price or index would not be likely to have either a favorable or adverse impact on the Company's business, operations or financial condition, including with respect to interest expense.

NEW ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was implemented on July 1, 1996. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

  SFAS No. 128, "Earnings per Share," was issued in February 1997. This Statement establishes standards for computing and presenting earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. This Statement is effective for the Company's fiscal 1998 financial statements, including interim periods; earlier application is not permitted. The Company does not expect the implementation of this Statement to have a material impact on the Company's financial statements.

  SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997. This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement is effective for the Company's fiscal 1999 financial statements. The Company does not expect the implementation of this Statement to have a material impact on its financial position or results of operations.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for the Company's fiscal 1999 financial statements. The Company is in the process of evaluating the impact or applicability of this new standard on the disclosures contained in the financial statements.

SEASONALITY AND INFLATION

  The Company experiences seasonal fluctuations in its sales and profitability, with generally higher sales and gross profit in the first and second quarters of its fiscal year. In fiscal 1997, net sales of the Company during the first half and second half of the fiscal year were approximately 57% and 43%, respectively. The seasonality of sales and profitability is primarily due to higher volume at the College Bookstore division during the first two fiscal quarters. Sales and profitability at the Company's Resorts, Corporate and Sports Specialty divisions typically show no significant seasonal variations. As the Company continues to expand into other markets in its Resorts, Corporate and Sports Specialty divisions, seasonal fluctuations in sales and profitability are expected to decline.

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                   BUSINESS

  Holdings and GFSI, a wholly owned subsidiary of Holdings, were organized by affiliates of TJC and management to effect the acquisition of Winning Ways. Holdings current operations are conducted exclusively through GFSI and Holdings' only significant asset is the capital stock of GFSI. The following is a description of the business of GFSI.

  The Company, which operates primarily under the brand name GEAR For Sports(R), is a designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports teams and events. The Company, which was founded in 1974, custom designs and decorates an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage. The Company markets its products to over 13,000 active customer accounts through its well-established and diversified distribution channels, rather than through the price sensitive mass merchandise, discount and department store distribution channels. The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality. For fiscal 1997, the Company generated net sales and EBITDA of $183.3 million and $39.1 million, respectively.

  The Company believes it has achieved a record of strong sales and EBITDA growth and stable operating margins primarily due to its: (i) emphasis in niche markets; (ii) diversified and stable customer base; (iii) superior product quality and customer service; (iv) broad product portfolio; (v) value-added design and manufacturing capabilities; and (vi) innovative management. The Company expects to continue to grow by leveraging the strength of the GEAR brand name to expand its product lines and access underpenetrated segments of its markets. The Company believes that it is less vulnerable to earnings fluctuations than typical apparel manufacturers and marketers because: (i) the Company designs and custom manufactures basic, classic products with low fashion risk; (ii) consumer demand for sportswear and activewear continues to increase; and (iii) the Company's products are customized based on firm customer orders, minimizing its risk of excess inventory.

  The Company markets its products primarily through four separate divisions, each of which serves distinct distribution channels and utilizes a sales force with a specialized knowledge of its particular markets and customers. The Company's network of approximately 140 independent sales representatives and over 70 in-house artists and graphic designers work directly with the Company's customers to create innovative sportswear and activewear products to meet customer specifications.

BUSINESS STRATEGY

  The Company's objective is to continue to increase sales, EBITDA and operating margins, and is based upon the following strategic elements:

  . Superior Product Quality and Customer Service. Each of the Company's divisions focuses on high-end, customized sportswear, activewear and related products. The Company's products uniquely address each account's specific requirements, while providing the end-user with a high quality product. The Company's ability to maintain consistency in product quality and customer service, regardless of order size, enables it to effectively service a broad range of customers. With over 70 in-house artists and graphic designers and state-of-the art manufacturing and distribution facilities, the Company believes that it provides products and service that are superior to those of its competitors in each of its markets.

  . Strong Position in Multiple Niche Markets. The Company has a strong position in the resort, corporate and college bookstore markets. The Company's superior service and product customization enable it to more effectively serve the particular needs of these customers. As a result, the Company believes that: (i) it is one of the few national competitors in the highly fragmented resort and leisure market; (ii) it has a large share of the corporate identity market, where it competes primarily with smaller local and regional companies as well as a few national competitors; and (iii) it has the second largest share of the college bookstore market.

  . Leveraging the GEAR for Sports(R) Brand Name. The Company leverages its
    GEAR brand name by introducing new products through its established distribution channels. For example, the Company recently introduced new headwear, sports luggage and Baby GEAR product lines. The Company believes that the GEAR brand name is widely recognized by customers and end-users in each of its markets and enjoys a reputation for high quality products. The Company intends to continue to leverage this brand name recognition through its existing distribution channels as well as through alternative distribution channels and markets.

  . Efficient Operations. The Company uses its state-of-the-art facilities to design, embroider and screenprint a significant portion of its products. In addition, the Company uses independent contractors to manufacture its blanks and, where appropriate, to provide other value-added manufacturing services in order to maximize sourcing flexibility while minimizing overhead costs and fixed charges. Only one of these independent contractors supplies such services exclusively to the Company. The Company does not have a contract with this independent contractor. The Company minimizes the risk of excess inventory by designing and manufacturing its products against firm customers orders.

  . Experienced Management Team with Significant Equity Ownership. The
    Company's management team has extensive experience in the sportswear and activewear business. The top five senior executives have each been with the Company for at least 13 years and have combined industry experience of over 115 years. Approximately 20 members of the senior management team own an aggregate of 50% of the capital stock of Holdings. The management team will have significant incentive to continue to increase the Company's sales and EBITDA as a result of their substantial equity ownership and performance based incentive compensation programs.

SALES DIVISIONS

  The Company markets its products, which include custom designed fleecewear, jackets, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage, through four sales divisions (dollars in millions):

                                                             FISCAL 1997 NET
                                                                  SALES
                                                           --------------------
     DIVISION                    CUSTOMERS                 NET SALES % OF TOTAL
     --------                    ---------                 --------- ----------
 Resort            Destination resorts, family              $ 66.9      36.5%
                   entertainment companies, hotel
                   chains, golf clubs, cruise lines, and
                   casinos
 Corporate         Large and small companies serving a        56.2      30.6
                   variety of industries
 College Bookstore Major colleges and universities as         38.0      20.8
                   well as college bookstore lease
                   operators
 Sports Specialty  Sports specialty stores and                10.7       5.8
                   catalogues, stadium stores, and
                   professional sports teams and their
                   staffs
 Other             Various institutions, organizations        11.5       6.3
                   and individuals
                                                            ------     -----
                                                            $183.3     100.0%
                                                            ======     =====

  The following sets forth the amount and percentage of net sales for each of the periods indicated (dollars in thousands):

                                      FISCAL YEAR ENDED,                    QUARTER ENDED,
                         -------------------------------------------- ---------------------------
                            JUNE 30,       JUNE 30,       JUNE 27,    SEPTEMBER 30, SEPTEMBER 26,
                              1995           1996           1997          1996          1997
                         -------------- -------------- -------------- ------------- -------------
Resort.................. $ 60,047 40.5% $ 67,739 40.0% $ 66,906 36.5% $18,901 35.4% $18,684 31.0%
Corporate...............   38,316 25.9%   47,167 27.9%   56,179 30.6%  12,192 22.8%  16,569 27.4%
Bookstore...............   37,823 25.5%   37,733 22.3%   38,053 20.8%  17,781 33.3%  19,342 32.0%
Sports Specialty........    3,154  2.1%    6,342  3.7%   10,678  5.8%   2,538  4.8%   3,601  6.0%
Other...................    8,856  6.0%   10,340  6.1%   11,482  6.3%   1,960  3.7%   2,166  3.6%
                         --------       --------       --------       -------       -------
Total................... $148,196       $169,321       $183,298       $53,372       $60,362
                         ========       ========       ========       =======       =======

  The Company believes that it enjoys distinct competitive advantages in each of its sales divisions because of its ability to quickly deliver high quality, customized products and provide excellent customer service. The Company operates state-of-the-art design, embroidery and screenprint manufacturing and distribution facilities which management believes have set the standard in the sportswear and activewear industry for product quality and response time to orders and re-orders. Most orders for new product designs can be filled in four weeks and re-orders rarely take longer than two weeks. This allows the Company's retail customers to carry less inventory, increase merchandise turnover and reduce the risk of obsolete merchandise.

  Resort Division. The Resort division is a marketer of custom logoed sportswear and activewear to over 6,100 active customer accounts, including destination resorts, family entertainment companies, hotel chains, golf clubs, cruise lines, casinos and United States military bases. The division's customers include widely recognized names such as The Walt Disney Company, Universal Studios, The Ritz Carlton, Pebble Beach, Princess Cruise Lines and The Mirage.

  The Resort division, with fiscal 1997 net sales of $66.9 million, accounted for 36.5% of total net sales. The Resort division's net sales have grown from $50.2 million in fiscal 1994 to $66.9 million in fiscal 1997. The division's net sales have remained relatively constant as a percentage of total net sales, decreasing slightly from 38.9% in fiscal 1994 to 36.5% in fiscal 1997.

  The Company distributes its Resort division products through its national sales force of approximately 70 independent sales agents, of which approximately 5% represent the Company on an exclusive basis. There are no contracts with any of the independent sales agents who represent the Company on an exclusive basis. The Company believes that it is well known and respected in the resort and leisure industry because of its quick turnaround for new orders and re-orders along with its product innovation and quality and high level of service.

  The Company believes that future growth in its Resort division will come from increased penetration of the golf, military, hotel and gaming segments of the industry, and through new product introductions such as headwear, sports luggage and Baby GEAR products for infants and toddlers.

  Corporate Division. The Corporate division is a marketer of corporate identity sportswear and activewear for use by a diverse group of corporations in incentive and promotional programs as well as for office casual wear and uniforms. The division services over 3,500 active customer accounts, including Toyota, Hershey, Dr Pepper/7Up, Anheuser-Busch, MCI and Exxon. In addition, the Company recently formed Tandem Marketing, which develops and administers corporate fulfillment programs on behalf of its major corporate customers. The Company's corporate fulfillment programs involve providing its customers with a complete line of branded merchandise which is marketed to the customer's clients and employees. For example, Toyota may engage the Company to provide embroidered leisurewear which is then sold or otherwise provided to Toyota's customers and prospective customers.

  The Corporate division, with fiscal 1997 net sales of $56.2 million, accounted for 30.6% of total net sales. The Corporate division's net sales have grown from $30.2 million in fiscal 1994 to $56.2 million in fiscal 1997. The division's net sales as a percentage of total net sales have increased from 23.4% in fiscal 1994 to 30.6% in fiscal 1997, primarily as a result of the increased penetration of the underserved corporate identity market and increased sales by Tandem Marketing.

  The Company believes that it has an advantage over its competitors because it is one of the few brand name suppliers of sportswear and activewear focused on the corporate market. The Corporate division markets its products to various segments within the corporate market. Products are sold by the Company's national sales force of over 50 independent sales agents, of which approximately 10% represent the Company on an exclusive basis, directly to corporate customers in connection with corporate incentive programs, employee pride and recognition initiatives, corporate meetings and outings, company retail stores and catalogue programs and dealer incentive programs. There are no contracts with any of the independent sales agents who represent the Company on an exclusive basis. Approximately 85% of the division's sales are directly to corporations and the remaining 15% are to jobbers, who then resell the Company's products to corporations. Jobbers are people who buy goods in quantity from manufacturers and sell them directly to dealers.

  The Company, through Tandem Marketing, leverages its existing corporate customer base to market a full line of products, including articles of merchandise imprinted or otherwise customized with the corporation's name, logo or message. These products include sportswear and activewear designed and manufactured by the Company, as well as other premium merchandise such as glassware and stationary items. Currently, Tandem Marketing has active catalogue programs with Lexus, Visa, Pirelli Tire, State Farm, Principal Financial and Shelter Insurance. In fiscal 1997, Tandem Marketing accounted for approximately $4.9 million, or 8.7%, of the Corporate division's net sales, of which approximately 68% were derived from products designed and manufactured by the Company.

  The Company believes that significant opportunity for future growth exists within the Corporate division through: (i) further penetration of its existing corporate customers; (ii) targeting the thousands of unserved corporations located in the division's key markets; and (iii) growth in the sales of Tandem Marketing. In addition, the Company believes a specific opportunity exists within the uniform market, as corporations switch from traditional uniforms to more casual, higher quality sportswear and activewear.

  College Bookstore Division. The College Bookstore division is a marketer of custom designed, embroidered and silk-screened sportswear and activewear products to over 2,300 active customer accounts, including nearly every major college and university in the United States. The division's largest accounts include each of the major college bookstore lease operators, such as Barnes & Noble College Bookstores, Inc., as well as high volume, university managed bookstores, such as the University of Notre Dame, the University of Southern California, Yale University, the University of Michigan and the United States Air Force and Naval academies. The National Association of College Stores has selected the Company as "Vendor of the Year" three times, an honor no other supplier has won more than once.

  The College Bookstore division, with fiscal 1997 net sales of $38.0 million, accounted for 20.8% of total net sales. The College Bookstore division's net sales have grown from $35.9 million in fiscal 1994 to $38.0 million in fiscal 1997. As the Company has expanded into other markets, the College Bookstore division's net sales as a percent of total net sales has decreased from 28.0% in fiscal 1994 to 20.8% in fiscal 1997.

  The Company believes that future growth in its College Bookstore division will come primarily from new product introductions such as headwear, sports luggage and Baby GEAR products as well as from general demographic trends. The U.S. Department of Education projects significant growth in the number of college and university students through 2006, following a modest decline in enrollment from 1992 to 1996. The Company believes that the projected increase in college and university enrollment, in the event such increase does in fact occur, may have a positive effect on the Company's business, results of operations and financial condition. However, there can be no assurance that any such projected growth will occur.

  Sports Specialty Division. The Sports Specialty division, with fiscal 1997 net sales of $10.7 million, accounted for 5.8% of total net sales. Established in 1994, the division has entered into licensing agreements to design, manufacture and market sportswear and activewear bearing the names, logos and insignia of professional sports leagues and teams as well as major sporting events. The Company's licensors include, among others, MLB, the NBA, the NHL, NASCAR and the Breeder's Cup. The division targets the upscale adult sports enthusiast through The Company's existing distribution channels as well as through new channels such as stadium stores and team retail outlets. The division markets its products to over 600 active customer accounts, including the Indianapolis Motor Speedway, the Chicago Bulls, the Cleveland Indians, the Boston Bruins and Madison Square Garden.

INDUSTRY OVERVIEW

  The sportswear industry in which the Company participates encompasses a broad assortment of merchandise, including activewear and outerwear products such as sweatshirts and jackets. While activewear products have traditionally been associated with athletic-related activities, over the past two decades such products have been increasingly accepted by consumers for a variety of leisure and work-related activities. Activewear products have experienced significant sales growth over this time period due to both this increased acceptance and consumers' increased pursuit of physical fitness and active lifestyles. Moreover, activewear products have registered a number of significant improvements in product characteristics that have contributed to enhanced consumer appeal, including improvements in fabric weight, blends, quality of construction, size, style and color availability.

  The sportswear and activewear market is characterized by a low fashion risk as compared to other apparel markets. While substantial opportunity exists for product innovation and differentiation, basic garment styles are not driven by trends or fads. In those market segments where products have a lower relative labor cost content, such as fleecewear and outerwear, the industry is also characterized by barriers to entry as larger capital requirements, sourcing relationships, brand-name recognition and established customer relationships limit the entry of new competitors. Foreign competition is limited due to the short delivery times required for inventory control by retail customers.

  Sportswear and activewear is distributed through a wide variety of channels, including department stores, chain stores, mass merchandisers, discount retailers and specialty retailers. The Company, however, has avoided many of these larger mass distribution channels and has instead focused on the following niche markets, where the competition has been highly fragmented and generally based more on quality of service and product rather than on price.

  Resort Market. The Company has defined the resort market to include products sold through niche market retailers at destination resorts, family entertainment companies, hotel chains, cruise lines, casinos and United States military bases. Products sold in this market are typically adorned with the name of the resort and include a full range of activewear and related items. The Company believes that this market is highly fragmented and served primarily by local and regional competitors. In addition, the Company has found that national competitors in this market generally focus on specific market segments, offering a limited range of products.

  Corporate Market. The corporate identity market is represented by companies or large organizations which purchase articles of merchandise imprinted or otherwise customized with the organization's name, logo or message. These products are used for building corporate identity, marketing, employee incentives or development of goodwill for a targeted audience. The Company believes that future growth in this market will be fueled, in part, by the continued acceptance of activewear products in the workplace. The Company believes that it is one of the few brand name suppliers of sportswear and activewear focused on the corporate market.

  College Bookstore Market. The Company believes that the college bookstore apparel market is relatively mature and stable. The Company estimates that the top five suppliers to this market have an aggregate market share of approximately 50%, with the share of each such competitor remaining relatively constant over the last five years. Demand in this market is driven primarily by demographic trends such as the number of entering college and university students. The U.S. Department of Education projects significant growth in the numbers of college and university students through 2006, following a modest decline in enrollment from 1992 to 1996. However, there can be no assurance that any such projected growth will occur, and, if so, at such rates.

  Professional Sports Licensed Apparel Market. Most of the North American professional sports leagues, including MLB, the NBA, the NFL and the NHL, as well as other sports organizations and events, license the right to sell products adorned with the insignia of its leagues, teams or events. These licensed product sales have grown significantly since the mid-1980's through aggressive management of the licensing programs and increased marketing efforts. Much of the growth in demand for licensed sports apparel has been advanced by increased television programming and sporting event attendance, as well as introduction of a wide variety of products and styles. Although demand has been impacted in recent years by labor disputes in the professional sports leagues, the Company expects this growth to continue with the resolution of the labor disputes and continued expansion of the professional sports leagues to new geographic markets.

  The number of competitors in the licensed apparel market has expanded with an increase in the number of licenses granted by the professional sports leagues in recent years. These licenses represent significant barriers to entry as the professional leagues appear less likely to enter into licensing agreements with new entrants. The industry has also been experiencing consolidation in recent years as larger companies have been acquiring smaller competitors.

PRODUCTS

  The Company's extensive product offerings include: (i) fleecewear; (ii) outerwear; (iii) polo shirts, woven shirts and sweaters; (iv) T-shirts and shorts; and (v) other apparel items and accessories. These products are sold in each of the Company's four markets and are currently offered in over 400 combinations of style and color. While its products are generally characterized by a low fashion risk, the Company attempts to incorporate the latest trends in style, color and fabrics with a heavy emphasis on innovative graphics to create leading-edge fashion looks.

  The Company believes that the quality and breadth of its product lines and its innovative logo designs represent significant competitive advantages in its markets. In order to further capitalize on these advantages, the Company intends to continue to expand both the depth and breadth of its product lines. Currently, the Company has major product introductions in headwear, sports luggage and Baby GEAR products for infants and toddlers.

  The following illustrates the attributes of the Company's current product lines:

  Fleecewear. The Company's fleecewear products represented approximately 27% of net sales for fiscal 1997. Current styles offered by the Company include classic crew sweatshirts, cowl neck tops, half-zip pullovers, hooded tops, vests, henleys and bottoms. Products are constructed of a wide range of quality fabrics including combed cotton, textured fleece, ribbed knit cotton and inside out fleece. The resulting product line offers customers a variety of styles ranging from relaxed, functional looks to more sophisticated, casual looks.

  Outerwear. The Company's outerwear products represented approximately 31% of net sales for fiscal 1997. These products are designed to offer consumers contemporary styling, functional features and quality apparel. Products offerings include a variety of weights and styles, including heavy nylon parkas, denim jackets, corduroy hooded pullovers, nylon windshirts and water-resistant poplin jackets. The Company also provides a number of functional features such as adjustable cuffs, windflaps, vented backs, drawstring bottoms and heavyweight fleece lining.

  Polo Shirts, Woven Shirts and Sweaters. The Company's polo shirt, woven shirt and sweater products represented approximately 25% of net sales for fiscal 1997. The Company's products in this category are designed to be suitable for both leisure and work-related activities with full range of materials and styles.

  T-Shirts and Shorts. The Company's T-shirt and shorts products represented approximately 13% of net sales for fiscal 1997. The Company's products are designed to address consumer needs for comfort, fit and function while providing innovative logo designs. The Company offers a full line of T-shirts and shorts in a variety of styles, fabrics and colors.

  Other. The Company also sells headwear, sports luggage, a line of children's products and a number of other miscellaneous apparel items. In addition, through its Tandem Marketing division, the Company distributes a full line of corporate fulfillment products. Sales of "Other" items represented approximately 4% of net sales for fiscal 1997.

DESIGN, MANUFACTURING AND MATERIALS SOURCING

  The Company operates state-of-the-art design, embroidery and screenprint manufacturing and distribution facilities in Lenexa, Kansas.

  The Company's design group consists of more than 70 in-house artists and graphic designers who work closely with each customer to create the product offering and customization that fulfills the account's needs. The design group is responsible for presenting new ideas to each account in order to continually generate new products. This design function is a key element in the Company's ability to provide value-added services and maintain superior relations with its customers. Once the design and logo specifications have been determined, the Company's in-plant manufacturing process begins. This manufacturing process consists of embroidery and/or screenprinting applications to Company-designed non-decorative apparel ("blanks"). Substantially all of the screenprinting and a significant portion of the embroidery operations are performed by the Company in its Lenexa, Kansas facilities. In addition, the Company outsources embroidery work to Impact Design, Inc. and Kansas Custom Embroidery, each an affiliate of the Company, as well as to independent contractors, when necessary. See "Certain Transactions." The Company maintains the most updated machinery and equipment available in order to ensure superior product quality and consistency.

  All of the Company's blanks are sourced and manufactured to the Company's specifications by third party vendors. The Company closely monitors each of its vendors in order to ensure that its specifications and quality standards are met. A significant portion (approximately 77%) of the Company's blanks are contract manufactured in various off-shore plants. The Company's imported items are currently manufactured in Taiwan, Korea, Malaysia, Hong Kong, Singapore, Indonesia, Pakistan, China, Honduras, Israel, Fiji and Sri Lanka. The Company continually evaluates its sourcing options and strives to maintain a concentration of no more than 20% sourced product from any one particular foreign country. During fiscal 1997, approximately 70% of the foreign supplied product was provided by Malaysia, Taiwan, Honduras and Korea, while concentrations from the other named foreign countries made up the remaining 30%. In fiscal 1997, approximately 23% of its blanks were contract manufactured in the United States. The Company has long-standing contractual relationships with most of its eight independent buying agents who assist the Company in its efforts to control garment quality and delivery. None of these agents represent the Company on an exclusive basis. The Company has independent buying agents in each foreign country where it purchases blanks. See "Risk Factors--Foreign Sourcing."

COMPETITION

  The Company's primary competitors vary within each of its four distinct markets. In the resort and leisure market, there are few national competitors and even fewer that operate in all of the varied segments in which the Company operates. In the corporate identity market, there are several large manufacturers of corporate identity products. The Company believes it is one of the few manufacturers and marketers of corporate identity products that specializes in the activewear product segment. In the college bookstore market, the top five competitors hold an aggregate market share of approximately 50%, and the Company believes the market share of each such competitor has remained relatively constant over the last five years. In the sports specialty market, the Company competes with a large number of manufacturers of licensed sportswear. The Company believes, however, that it is one of the few manufacturers of sports specialty products with a primary focus on the adult sports enthusiast.

  The following table sets forth the Company's primary competitors in each of its markets:

           MARKET                         PRIMARY COMPETITORS
           ------                         -------------------
                        Highly fragmented--primarily local and regional compet-
      Resort            itors
      Corporate         HA-LO Marketing, Hermann Marketing, Swingster (American
                        Marketing Industries)
      College Bookstore Champion Products, Jansport (VF Corp.),
                        Cotton Exchange, Russell Athletic, M.V. Sports
      Sports Specialty  Champion Products, Russell Corporation, Starter

  Competition in each of the Company's markets generally is based on product design and decoration, customer service and overall product quality. The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality.

EMPLOYEES

  The Company employs over 680 people at its two facilities in Lenexa, Kansas, of which approximately 35 are members of management, 285 are involved in either product design, customer service, sales support or administration and 360 are involved in manufacturing. In an effort to adjust employment levels in accordance with its production schedule and reduce its operating costs, the Company has instituted a voluntary time off program under which management occasionally grants a limited number of employees extended time off (typically four to six weeks). During extended time off periods, employees remain on call and continue to receive employee benefits such as health insurance, but do not receive hourly wages. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that the dedication of its employees is critical to its success, and that its relations with its employees are excellent.

TRADEMARKS

  The Company markets its products primarily under the GEAR For Sports(R) trademarked brand name. In addition, the Company markets its products under, among others, the Pro GEAR(R), Tandem Marketing(R), Big Cotton(R) and Winning Ways(R) trademarks. The Company is currently applying for a trademark for its Baby GEAR brand name. However, there can be no assurance that the Company's application will be approved. Generally, the Company's trademarks will remain in effect as long as the trademark is used by the Company and the required renewals are obtained.

  The Company licenses its GEAR For Sports(R) trademark to Richmont Apparel Group f.k.a. Softwear Athletics, Inc. ("Softwear") to produce and distribute GEAR For Sports(R)J adult sportswear and activewear, headwear and sports luggage products in Canada in accordance with a license agreement (the "Softwear License Agreement"). Pursuant to the Softwear License Agreement, Softwear has obtained an exclusive, non-transferable and non-assignable license to manufacture, advertise and promote adult apparel, headwear and bags in Canada. The Softwear License Agreement had an initial term of eighteen months, ending September 30, 1995, but has been extended by Softwear, at its option, for two successive one year terms. In consideration for the license grant, Softwear pays the Company an annual royalty calculated as the greater of: (i) $300,000 or (ii) 10% of Net Sales

(as defined therein) to non-affiliates. Such royalty payments are made to the Company on a quarterly basis. In addition, for three years after the termination of the Softwear License Agreement, Softwear will be prohibited from selling products covered by the Softwear License Agreement or other similar products to any Softwear customer who was not a Softwear customer prior to the commencement of the Softwear License Agreement. The Company has entered into a three-year extension of the license on terms comparable to those under the Softwear License Agreement.

LICENSES

  The Company markets its products, in part, under licensing agreements, primarily in its College Bookstore and Sports Specialty divisions. In fiscal 1997, net sales under the Company's 256 active licensing agreements totaled $25.0 million, or approximately 14% of the Company's net sales. In fiscal 1997, $18.5 million of College Bookstore division net sales, representing approximately 48.6% of the division's net sales and 10.1% of total net sales, were recorded under this division's 208 licensing agreements. In addition, in fiscal 1997, $5.3 million of Sports Specialty division net sales, representing approximately 50.0% of the division's net sales and 2.9% of total net sales, were recorded under licensing agreements. The Company's licensing agreements are mostly with (i) high volume, university managed bookstores such as the University of Notre Dame, the University of Southern California and the University of Michigan, (ii) professional sports leagues such as MLB, the NBA and the NHL and (iii) major sporting events such as the Ryder Cup and the Indianapolis 500. Such licensing agreements are generally renewable every one to three years with the consent of the licensor.

ENVIRONMENTAL

  The Company's facilities are subject to a broad range of federal, state and local environmental laws and requirements, including those governing discharges to the air and water, the handling of disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at the Company's facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes, based upon information currently available to management, that it is currently in compliance with all applicable environmental laws and requirements and that the Company will not require material capital expenditures to maintain its environmental compliance during fiscal 1998 or in the foreseeable future. However, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

PROPERTIES

  The Company owns each of its two properties: its 250,000 square foot headquarters and manufacturing facility in Lenexa, Kansas and its 100,000 square foot manufacturing and distribution facility located approximately two miles from its headquarters. Approximately 200,000 square feet and 100,000 square feet of the headquarter/manufacturing facility and manufacturing/distribution facility, respectively, are devoted to the design and manufacture of the Company's products and to customer service. The Company believes that the two facilities (along with the embroidery facilities used by the two affiliate companies) provide the Company with sufficient space to support its expected expansion over the next several years.

LITIGATION

  From time to time, the Company is involved in routine litigation incidental to its business. The Company is not a party to any pending or threatened legal proceeding which would have a material adverse effect on the Company's results of operations, cash flows or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following sets forth the names and ages of the Company's directors and executive officers and the positions they hold as of October 1, 1997:

  NAME                   AGE                      POSITION WITH COMPANY
  ----                   ---                      ---------------------
Robert M. Wolff.........  62 Chairman
John L. Menghini........  47 President, Chief Operating Officer and Director
Robert G. Shaw..........  46 Senior Vice President, Finance and Human Resources and Director
Larry D. Graveel........  48 Senior Vice President, Merchandising and Director
Michael H. Gary.........  44 Senior Vice President, Sales Administration
A. Richard Caputo, Jr...  31 Vice President and Director
John W. Jordan II.......  49 Director
David W. Zalaznick......  43 Director

  ROBERT M. WOLFF has served as Chairman of the Company since its inception in 1974.

  JOHN L. MENGHINI has served as President, Chief Operating Officer and a director of the Company since 1984. Prior to that, Mr. Menghini served as a merchandise manager of the Company since 1977.

  ROBERT G. SHAW has served as Senior Vice President, Finance and Human Resources and a director of the Company since 1993. Prior to that, Mr. Shaw held several management positions with the Company since 1976, including Vice President of Finance.

  LARRY D. GRAVEEL has served as a director of the Company since February 1997 and as Senior Vice President, Merchandising of the Company since 1993. Prior to that, Mr. Graveel served as a merchandising manager of the Company since 1984.

  MICHAEL H. GARY has served as Senior Vice President, Sales Administration of the Company since 1993. Prior to that, Mr. Gary held several management positions in sales administration with the Company since 1982.

  A. RICHARD CAPUTO, JR. has served as Vice President and a director of the Company since February 1997. Mr. Caputo is a managing partner of TJC, a private merchant banking firm, with which he has been associated since 1990. Mr. Caputo is also a director of AmeriKing, Inc. as well as other privately held companies.

  JOHN W. JORDAN II has served as a director of the Company since February 1997. Mr. Jordan is a managing partner of TJC, which he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Apparel Ventures, Inc., AmeriKing, Inc., Motors and Gears, Inc. and Rockshox, Inc. as well as other privately held companies.

  DAVID W. ZALAZNICK has served as a director of the Company since February 1997. Mr. Zalaznick has been a managing partner of TJC since 1982. Mr. Zalaznick is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Apparel Ventures, Inc., Marisa Christina, Inc., AmeriKing, Inc., Motors and Gears, Inc. and The Great American Cookie Company as well as other privately held companies.

STOCKHOLDERS AGREEMENT

  In connection with the Acquisition, Holdings, the Management Investors and the Jordan Investors entered into a subscription and stockholders agreement (the "Stockholders Agreement") which sets forth certain rights and restrictions relating to the ownership of Holdings stock and agreements among the parties thereto as to the governance of the Company.

  The Stockholders Agreement contains material provisions which, among other things and subject to certain exceptions, including any restrictions imposed by applicable law or by the Company's debt agreements, (i) provide for put and call rights in the event a Stockholder (as defined therein) is no longer employed by the Company, (ii) restrict the ability of all Stockholders to transfer their respective ownership interests, other than with respect to transfers to Permitted Transferees (as defined therein), including rights of first refusal and tag along rights held by each of the remaining stockholders,
(iii) grant drag along rights to Selling Stockholders (as defined therein) in which the holders of 75% or more of the common stock of Holdings who agree to transfer their stock in an arm's-length transaction to a nonaffiliated party may require the remaining stockholders to sell their stock on the same terms and conditions and (iv) grant each Stockholder piggyback registration rights to participate in certain registrations initiated by the Company.

  The Stockholders Agreement also contains certain material governance provisions which, among other things, (i) provide for the election of three directors (the "Management Directors") nominated by the Management Investors, three directors (the "Jordan Directors") nominated by the Jordan Investors and one director nominated by the Stockholders, (ii) prohibit the removal of the Management Directors other than by the Management Investors or the Jordan Directors other than by the Jordan Investors and (iii) require the approval of at least five directors of certain fundamental transactions affecting the Company, including any proposed dissolution, amendment to the Certificate of Incorporation or by-laws or merger, consolidation or sale of all or substantially all of the assets of the Company. The provisions described under "Stockholders Agreement" represent all of the material provisions of such agreement.

DIRECTOR COMPENSATION

  Each director of the Company receives $20,000 per year for serving as a director of the Company. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the aggregate compensation paid and accrued to the Company's top five executive officers for services rendered to the Company during each of the three most recent fiscal years.

                                        FISCAL                    OTHER ANNUAL
   POSITION                              YEAR   SALARY   BONUS   COMPENSATION(1)
   --------                             ------ -------- -------- ---------------
Robert M. Wolff........................  1997  $147,498 $      0     $16,822
 Chairman                                1996   240,000        0      40,019
                                         1995   240,000  288,000      41,518
John L. Menghini.......................  1997  $249,038 $300,000     $14,773
 President and Chief                     1996   225,000  300,000      31,136
 Operating Officer                       1995   225,000  300,000      32,502
Robert G. Shaw.........................  1997  $159,615 $120,000     $14,773
 Senior Vice President and               1996   150,000  120,000      31,353
 Chief Financial Officer                 1995   125,000  100,000      32,558
Larry D. Graveel.......................  1997  $179,615 $120,000     $17,809
 Senior Vice President                   1996   170,000  120,000      27,416
                                         1995   145,000  120,000      28,915
Michael H. Gary........................  1997  $185,769 $120,000     $18,973
 Senior Vice President                   1996   150,000  120,000      28,579
                                         1995   125,000  100,000      30,078

--------
(1) Other annual compensation consists of car allowances, profit sharing, group medical benefits and individual beneficiary life insurance premiums paid by the Company.

EMPLOYMENT/NONCOMPETITION AGREEMENTS

  Wolff Employment Agreement. Effective upon the consummation of the Transactions, the Company entered into an Employment Agreement with Robert M. Wolff (the "Wolff Employment Agreement"). Pursuant to the Wolff Employment Agreement, Mr. Wolff will serve as Chairman of the Company for a ten-year period ending on the tenth anniversary of the Acquisition. In exchange for his services, the Company will compensate Mr. Wolff with a base salary of $140,000 per annum, subject to annual increases set forth in the Wolff Employment Agreement, to provide him with certain employee benefits comparable to that received by other Company senior executives, including the use of Company cars, and to reimburse him for expenses incurred in connection with the performance of his duties as Chairman. In the event that Mr. Wolff no longer provides services to the Company due to his dismissal for Cause (as defined in the Wolff Employment Agreement), he will no longer be entitled to any compensation from the Company as of the date of his dismissal, subject to certain rights of appeal.

  Wolff Noncompetition Agreement. Effective upon the consummation of the Transactions, the Company entered into a Noncompetition Agreement with Robert
M. Wolff (the "Wolff Noncompetition Agreement"). Pursuant to the Wolff Noncompetition Agreement, Mr. Wolff will not, directly or indirectly, (i) (a) engage in or have any active interest in any sportswear or activewear business comparable to that of the Company or (b) sell to, supply, provide goods or services to, purchase from or conduct business in any form with the Company for a ten-year period ending on the tenth anniversary of the Acquisition, (ii) disclose at any time other than to the Company any Confidential Information (as defined in the Wolff Noncompetition Agreement) and (iii) engage in any business with the Company through an affiliate for as long as Mr. Wolff or any member of his family is the beneficial owner of Holdings' capital stock. In exchange for his covenant not to compete, the Company will pay Mr. Wolff $250,000 per annum for a period of ten years. In the event that the Wolff Noncompetition Agreement is terminated for Cause (as defined in the Wolff Noncompetition Agreement), the Company will no longer be obligated to make any payment to Mr. Wolff, but Mr. Wolff will remain obligated to comply with the covenants set forth in the Wolff Noncompetition Agreement until its expiration on the tenth anniversary of the Acquisition.

INCENTIVE COMPENSATION PLAN

  The Company will adopt, on or prior to January 1, 1998, an incentive compensation plan (the "Incentive Plan"), which will provide for annual cash bonuses payable based on a percentage of EBITDA (as defined in the Incentive
Plan), if certain EBITDA targets are met.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth as of October 1, 1997 certain information regarding beneficial ownership of the common stock of Holdings held by (i) each of the Company's directors and executive officers who own shares of common stock of Holdings, (ii) all directors and executive officers of the Company as a group and (iii) each person known by Holdings to own beneficially more than 5% of its common stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Holdings indicated as beneficially owned by them, except as otherwise noted.

                                                                 AMOUNT OF
                                                                BENEFICIAL
                                                               OWNERSHIP(1)
                                                            -------------------
                                                             NUMBER
                                                               OF    PERCENTAGE
                                                             SHARES    OWNED
                                                            -------- ----------
EXECUTIVE OFFICERS AND DIRECTORS:
Robert M. Wolff(2)(3)......................................  60.0000     3.0%
John L. Menghini(2)(4)..................................... 257.0000    12.9
Robert G. Shaw(2)(5)....................................... 235.0000    11.8
Larry D. Graveel(2)(6)..................................... 110.0000     5.5
Michael H. Gary(2)(7)...................................... 110.0000     5.5
John W. Jordan II(8)(9)....................................  78.3125     3.9
David W. Zalaznick(8)......................................  78.3125     3.9
A. Richard Caputo, Jr.(8)..................................  50.0000     2.5
All directors and executive officers as a group (8
 persons).................................................. 978.6300    48.9
OTHER PRINCIPAL STOCKHOLDERS:
MCIT PLC(10)............................................... 500.0000    25.0
Leucadia Investors, Inc.(11)............................... 125.0000     6.3

--------
 (1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of February 27, 1997, there were 2,000 shares of common stock of Holdings issued and outstanding.
 (2) The address of each of Messrs. Wolff, Menghini, Shaw, Graveel and Gary is c/o GFSI, Inc., 9700 Commerce Parkway, Lenexa, Kansas 66219.
 (3) All shares are held by the Robert M. Wolff Trust, of which Mr. Wolff is a trustee.
 (4) 197 shares are held by the John Leo Menghini Revocable Trust, of which Mr. Menghini is a trustee. The remaining 60 shares are held in trust for family members of Mr. Menghini.
 (5) 175 shares are held by the Robert Shaw Living Trust, of which Mr. Shaw is a trustee. The remaining 60 shares are held by Robert Shaw as custodian of family members.
 (6) All shares are held by the Larry D. Graveel Revocable Trust, of which Mr. Graveel is a trustee.
 (7) 90 shares are held by Michael H. Gary Revocable Trust, of which Mr. Gary is a trustee. The remaining 20 shares are held in trust for family members of Mr. Gary.
 (8) The address of each of Messrs. Jordan, Zalaznick and Caputo is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.
 (9) All shares are held by the John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee.
(10) The principal address of MCIT PLC is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.
(11) The principal address of Leucadia Investors, Inc. is 315 Park Avenue South, New York, New York 10010.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which requires the Company to use its best efforts to effect the Exchange Offer. See "--Registration Rights."

  The Company is making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the Staff of the Commission, the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. By tendering, each Holder which is not a broker dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

  Holders of Old Notes not tendered will not have any further registration rights and the Old Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Old Notes could be adversely affected.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  In connection with the issuance of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers of the Old Notes.

  Holders of the New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, Holders of Old Notes are entitled to certain registration rights. Under the Registration Rights Agreement, the Company has agreed, for the benefit of the Holders of the Old Notes, that it will, at its cost, (i) on or before November 16, 1997, file the Registration Statement with the Commission and (ii) on or before January 15, 1998, use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities (as defined) notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and acquired the Notes directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note, until (i) the date of which such Transfer Restricted Security has been exchanged in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Registration Statement,
(iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such security is distributed pursuant to Rule 144 under the Act.

  The Registration Rights Agreement also provides that, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Securities in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer and (ii) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 60 days after days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Closing Date or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or
(d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week for each $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week for each $1,000 principal amount of Senior Notes, as applicable. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on January 30, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond February 5, 1998. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  As of the date of this Prospectus, $50,000,000 initial Accreted Value of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about December 30, 1997, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and rights to receive Liquidated Damages. See "-- Registration Rights; Liquidated Damages." The Old Notes were, and the New Notes will be, issued under the Indenture and all such Notes are entitled to the benefits of the Indenture.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any amendment, nonacceptance or termination to the Holders of the Old Notes as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of Holders to withdraw tendered Old Notes prior to the Expiration Date. See "--Withdrawal Rights."

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank and Trust Company (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal; or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the Signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects and irregularities.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and such person has no arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading activities, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer". For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having an Accreted Value equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest accretion date following the consummation of the Exchange Offer will receive accretion from the most recent date to which interest has accreted on the Old Notes, or, if no interest has on the Old Notes, from October 23, 1997. Old Notes accepted for exchange will cease to accrete interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any accretion on such Old Notes otherwise recognizable on any interest accretion date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility; (ii) a properly completed and duly executed Letter of Transmittal; and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the Holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of the withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Holdings and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse effect on the value of the Old Notes or the New Notes.

Holders of Old Notes will have registration rights and the right to Liquidated Damages as described under "--Registration Rights; Liquidated Damages" if the Company fails to consummate the Exchange Offer.

  To the Company's knowledge as of the date of this Prospectus, none of the above events has occurred.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change, and will extend the period of the Exchange Offer by five business days.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       Deliver to: State Street Bank and Trust Company, Exchange Agent:

  By Registered or Certified Mail:            By Overnight Courier or Hand:
 State Street Bank and Trust Company       State Street Bank and Trust Company
 P.O. Box 778 Boston, MA 02102-0078              Two International Place
         Attn: Kellie Mullen              Boston, MA 02110 Attn: Kellie Mullen

                    By Facsimile for Eligible Institutions:
                                (617) 664-5395

                            For confirmation call:
                                (617) 664-5587

  DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, registration, and legal fees, will be paid by the Company and are estimated to be approximately $100,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by a Holder thereof (other than any (i) Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act); (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or
(iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such New Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes, and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading activities, such Holder (i) could not rely on the relevant determinations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed to register or qualify the sale of the New Notes in such jurisdiction only in limited circumstances and subject to certain conditions.

ACCOUNTING TREATMENT

  The exchange of the New Notes for the Old Notes will have no impact on the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Expenses of the Exchange Offer and expenses related to the Old Notes will be amortized, pro rata, over the term of the New Notes.

                             DESCRIPTION OF NOTES

GENERAL

  The Old Notes were and the New Notes will be issued pursuant to the indenture (the "Indenture") between Holdings and State Street Bank and Trust Company, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Notes. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

  Under certain circumstances, Holdings will be able to designate any of its Subsidiaries as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As of date of the Indenture, none of Holdings' Subsidiaries will be Non-Restricted Subsidiaries.

  The Old Notes were and the New Notes will be general unsecured obligations of Holdings, will rank pari passu in right of payment to all existing and future senior indebtedness of Holdings and will rank senior in right of payment to all subordinated indebtedness of Holdings. As obligations of a holding company, the Notes will be effectively subordinated to all obligations of the Subsidiaries of Holdings, including the Senior Subordinated Notes and the Credit Agreement.

  The Old Notes were and the New Notes will be issued at a substantial discount from their principal amount and will mature on September 15, 2009. The Notes will accrete from September 17, 1997 at a rate of 11.375%, compounded semi-annually, to an aggregate principal amount of $108,467,780 on September 15, 2004. Thereafter, the Notes will accrue interest at the rate of 11.375% per annum, payable semi-annually in cash on March 15 and September 15 of each year, commencing on March 15, 2005, to holders of record on the immediately preceding September 1 and March 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 15, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All references to the principal amount of the Notes herein are, unless otherwise indicated, references to the principal amount at final maturity. The Notes will be issued in denominations of $1,000 principal amount and integral multiples thereof.

  Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and Holdings may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Notes and with respect to Certificated Notes, the holders of which have given wire transfer instructions to Holdings, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. Holdings may change the Paying Agent or Registrar without prior notice to holders of Notes, and Holdings or any of its Subsidiaries may act as Paying Agent or Registrar.

REDEMPTION OF NOTES

  Optional Redemption. Except as set forth below, the Notes may not be redeemed at the option of Holdings prior to September 15, 2002. During the 12-month period beginning on September 15 of the years indicated below, the Notes will be redeemable, at the option of Holdings, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Notes to be redeemed in cash, at the redemption prices (expressed as percentages of the Accreted Value for all redemption dates prior to September 15, 2004 and of the principal amount for all redemption dates including September 15, 2004 and hereafter) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

             YEAR                           PERCENTAGE
             ----                           ----------
             2002..........................  105.688%
             2003..........................  103.792%
             2004..........................  101.896%
             2005 and thereafter...........  100.000%

  Notwithstanding the foregoing, on or after March 15, 1998 and prior to September 15, 2002, Holdings may (but shall not have the obligation to) redeem, in whole or in part, the outstanding Notes at a redemption price in cash equal to 105.688% of the of the Accreted Value (determined at the date of redemption) thereof, with the net proceeds of one or more Equity Offerings of Holdings or the Company; provided, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering.

  In addition, upon the occurrence of a Change of Control on or after March 15, 1998 and prior to September 15, 2002, Holdings, at its option, may redeem, in whole or in part, the outstanding Notes at a redemption price in cash equal to 105.688% of the Accreted Value (determined at the date of redemption) thereof. The Company shall give not less than 30 and not more than 60 days' notice of such redemption within 30 days following a Change of Control.

  The restrictions on optional redemptions contained in the Indenture do not limit Holdings' right to separately make open market, privately negotiated or other purchases of Notes from time to time.

  Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales," Holdings is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Notes.

MANDATORY OFFERS TO PURCHASE NOTES

  Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Notes shall have the right to require Holdings to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 100% of the Accreted Value (determined at the date of redemption) thereof (if such offer is prior to September 15, 2004) or 100% of the outstanding principal amount thereof (if such offer is on or after September 15, 2004), plus any accrued and unpaid interest and Liquidated Damages, if any. Holdings shall furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of Notes pursuant to the procedures described below under "-- Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of Holdings. Except as described under "--Change of Control," the Indenture does not contain provisions that permit the holders of Notes to require Holdings to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Holdings, management of Holdings or an affiliate of Holdings, if such transaction does not result in a Change of Control. In addition, the ability of Holdings to repurchase Notes following a Change of Control will be limited by Holdings' then-available resources. The Change of Control provisions may not be waived by the Board of Directors of Holdings or the Trustee without the consent of holders of at least a majority in principal amount of the Notes. See "--Amendment, Supplement and Waiver."

  Holdings expects that a Change of Control would constitute a default under certain indebtedness of Holdings' Subsidiaries. The occurrence of a Change of Control may also have an adverse impact on the ability of Holdings to obtain additional financing in the future. The ability of holders of Notes to require that Holdings purchase Notes upon a Change of Control may deter persons from effecting a takeover of Holdings. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of Notes to require that Holdings purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. See "Risk Factors-- Leverage and Debt Service."

  Asset Sales. The Indenture provides that Holdings may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $4.0 million unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as Holdings shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of Holdings and its Restricted Subsidiaries at the time of the Asset Sale or the making of a capital expenditure otherwise permitted by the Indenture; provided that such investment occurs within 365 days of the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse Holdings or its Restricted Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) to cash collateralize letters of credit; provided any such cash collateral released to Holdings or its Restricted Subsidiaries upon the expiration of such letters of credit shall again be deemed to be Net Proceeds received on the date of such release, (d) the permanent purchase, redemption or other prepayment or repayment of outstanding Indebtedness of Holdings' Restricted Subsidiaries (with a corresponding reduction in any commitment relating thereto) on or prior to the 365th day following the Asset Sale Disposition Date or (e) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indenture also provides that Holdings may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by Holdings or such Restricted Subsidiary is in the form of cash or Marketable Securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the Notes thereto, excluding contingent liabilities and trade payables) of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any Notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 90 days after receipt, converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $15.0 million (such date being an "Asset Sale Trigger Date"), Holdings shall make an Offer to all holders of Notes to purchase the maximum principal amount of the Notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value (determined at the date of redemption) thereof to the Purchase Date (if such Purchase Date is prior to September 15, 2004) or 100% of the outstanding principal amount thereof to the Purchase Date (if such Purchase Date is on or after September 15, 2004), plus any accrued and unpaid interest and Liquidated Damages, if any, in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

  To the extent that any Excess Proceeds remain after completion of an Offer, Holdings may use such remaining amount for general corporate purposes. If the Accreted Value or aggregate principal amount, as the case may be, of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based upon their Accreted Value or principal amount, as applicable, as described below under "Selection and Notice." Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Indenture, Holdings shall mail a notice to each holder of Notes at such holder's registered address a notice stating: (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

  On the Purchase Date for any Offer, Holdings will, to the extent required by the Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount or Accreted Value, as applicable, of Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof, provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof. Holdings will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

  Holdings will comply with any tender offer rules under the Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by Holdings to repurchase the Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Selection and Notice. In the event of a redemption or purchase of less than all of the Notes, the Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest and Liquidated Damages, if any, shall cease to accrue on the Notes (and the Accreted Value will cease to accrete if prior to September 15, 2004) or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

  The Indenture contains, among other things, the following covenants:

  Limitation on Restricted Payments. The Indenture provides that Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly,
(i) declare or pay any dividend or make any distribution on account of Holdings' or any Restricted Subsidiary's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and dividends or distributions payable by a Restricted Subsidiary pro rata to its shareholders; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings or any of its Restricted Subsidiaries, other than any such Equity Interests purchased from Holdings or any Restricted Subsidiary for fair market value determined by the Board of Directors in good faith; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of Holdings, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, Holdings shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Notes, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of Holdings (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Notes and ended as of Holdings' most recently ended fiscal quarter at the time of such Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities, as determined by the Board of Directors in good faith, received by Holdings from the issue or sale of Equity Interests of Holdings subsequent to the date of original issuance of the Notes (other than (x) Equity Interests issued or sold to a Restricted Subsidiary and (y) Disqualified Stock); plus (3) $7.5 million; plus (4) the amount by which the principal amount of and any accrued interest on Indebtedness of any Restricted Subsidiary is reduced on Holdings' consolidated balance sheet upon the conversion or (other than by a Restricted Subsidiary) subsequent to the date of original issuance of the Notes of any Indebtedness of Holdings or any Restricted Subsidiary (not held by Holdings or any Restricted Subsidiary) for Equity Interests (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by Holdings or any Restricted Subsidiary (to persons other than Holdings or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

    Notwithstanding the foregoing, the Indenture shall not prohibit as Restricted Payments:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

    (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $15.0 million after the date of original issuance of the Notes (it being understood that if any Restricted Investment after the date of original issuance of the Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than Holdings or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to Holdings and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $15.0 million of Restricted Investments may be outstanding under this clause (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

    (iii) the repurchase, redemption, retirement or acquisition of Equity Interests of Holdings or the Company from the executives, management, employees or consultants of Holdings or its Restricted Subsidiaries in an aggregate amount not to exceed $10.0 million;

    (iv) any loans, advances, distributions or payments from Holdings to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

    (v) the purchase, redemption, retirement or other acquisition of the Notes pursuant to the "--Change of Control" or "--Asset Sales" provisions of the Indenture;

    (vi) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and Holdings' Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to Holdings' Obligations in respect of the Notes, and (b) indemnities, expenses and other amounts under the TJC Agreement;

    (vii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdings or any Restricted Subsidiary in for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holdings) of other Equity Interests of Holdings (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Equity Interests of any Restricted Subsidiary in for, or out of the proceeds of, the substantially concurrent sale (other than to Holdings or a Subsidiary of Holdings) of other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (viii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of Holdings) of Equity Interests of Holdings (other than Disqualified Stock); provided that, in each case, any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (ix) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of Holdings or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, Holdings complies with the "Asset Sale" provisions of the Indenture;

    (x) any Restricted Investment constituting securities or instruments of a person issued in for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

    (xi) payments in connection with the Offering, including, but not limited to, the expenses of the Offering;

    (xii) payments of fees, expenses and indemnities to the directors of Holdings and its Restricted Subsidiaries;

    (xiii) payments in respect of the Wolff Noncompetition Agreement; and

    (xiv) shareholder loans in an aggregate principal amount not to exceed $1.0 million.

    Limitation on Incurrence of Indebtedness. The Indenture provides that Holdings will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Notes) unless Holdings' Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 1.5 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four quarter period.

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

    The foregoing limitations will not apply to the issuance of:

    (i) Indebtedness of Holdings and/or its Restricted Subsidiaries under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and/or any of its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $135 million and (B) the sum of: (1) 85% of the book value of accounts receivable of Holdings and its Restricted Subsidiaries on a consolidated basis and (2) 65% of the book value of the inventories of Holdings and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iii) below shall not exceed $160 million at any one time outstanding (less the amount of any permanent reductions as set forth under "Asset Sales");

    (ii) Indebtedness of Holdings and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Notes not to exceed $10.0 million in aggregate principal amount at any one time outstanding, or (B) their properties, assets and rights acquired after the date of original issuance of the Notes, provided that the aggregate principal amount of such Indebtedness under this clause (ii)(B) does not exceed 100% of the cost of such properties, assets and rights;

    (iii) additional Indebtedness of Holdings and its Restricted Subsidiaries in an aggregate principal amount up to $35 million (all or any portion of which may be issued as additional Indebtedness under Credit Facilities), provided that the aggregate principal amount of Indebtedness outstanding under this clause (iii) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $160 million at any one time outstanding (less the amount of any permanent reductions as set forth under "Asset Sales"); and

    (iv) Other Permitted Indebtedness.

  Limitation on Liens. The Indenture will provide that Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Holdings or any Restricted Subsidiary, or pay any Indebtedness owed to, Holdings or any Restricted Subsidiary, (b) make loans or advances to Holdings, or (c) transfer any of its properties or assets to Holdings, except for such encumbrances or restrictions existing under or by reason of:

    (i) applicable law;

    (ii) Indebtedness permitted (a) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant and
  (B) under clauses (i), (ii) and (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant and clauses (iv), (vii) and (x) of the definition of "Other Permitted Indebtedness;"

    (iii) customary provisions restricting subletting or assignment of any lease or license of Holdings or any Restricted Subsidiary;

    (iv) customary provisions of any franchise, distribution or similar agreement;

    (v) any instrument governing Indebtedness or preferred stock or any other encumbrance or restriction of a person acquired by Holdings or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

    (vi) Indebtedness or other agreements existing on the date of original issuance of the Notes;

    (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced;

    (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary;

    (ix) the terms of purchase money or capital lease obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired; or

    (x) any instrument governing the sale of assets of Holdings or any Restricted Subsidiary, which encumbrance or restriction applies solely to the assets of Holdings or such Restricted Subsidiary being sold in such transaction.

  Nothing contained in this covenant shall prevent Holdings or any Restricted Subsidiary from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of Holdings or any of its Restricted Subsidiaries that are subject to Permitted Liens.

  Limitation on Transactions With Affiliates. The Indenture provides that neither Holdings nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

  The Indenture will further provide that Holdings will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by Holdings and its Restricted Subsidiaries in excess of $7.5 million (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of Holdings in good faith) unless Holdings delivers to the Trustee:

    (i) a resolution of the Board of Directors of Holdings stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture; and

    (ii) (a) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (a) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to Holdings or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:


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

    (1) transactions between Holdings and any Restricted Subsidiary or between Restricted Subsidiaries;

    (2) payments under the TJC Agreement;

    (3) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

    (4) (a) payments and transactions under Incentive Arrangements and (B) reasonable compensation paid to officers, employees or consultants of Holdings or any Restricted Subsidiary as determined in good faith by Holdings' Board of Directors or executives; or

    (5) the sale, transfer and/or termination of the officers' life insurance policies in effect on the date of issuance of the Notes.

  In addition, notwithstanding the foregoing, any Affiliate Transaction between the Company and Affiliated Embroiderers relating to the provision of embroidery services in the ordinary course of business shall not be subject to the provisions of clause (ii) above.

  Designation of Restricted and Non-Restricted Subsidiaries. The Indenture provides that, subject to the exceptions described below, from and after the date of original issuance of the Notes, Holdings may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) either (a) the Subsidiary to be so designated has total assets of $1.0 million or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis: (1) Holdings could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by Holdings or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall be considered a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of Holdings in good faith) of the Equity Interests of such Subsidiary held by Holdings and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by Holdings and any of its Restricted Subsidiaries in such Subsidiary.

  A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. Holdings may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.

  The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of Holdings stating that the Board of Directors has made such designation in accordance with the Indenture, and Holdings is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee. As of the Closing Date, all Subsidiaries of Holdings will be Restricted Subsidiaries.

MERGER OR CONSOLIDATION

  The Indenture provides that Holdings shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of Holdings, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture and the Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of Holdings immediately preceding the Disposition, (ii) be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis, and (iii) have a Cash Flow Coverage Ratio for the four fiscal quarters immediately preceding the applicable Disposition, determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of Holdings for such four quarter period. The limitations in the Indenture on Holdings' ability to make a Disposition described in this paragraph do not restrict Holdings' ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Indenture as described herein.

  Prior to the consummation of any proposed Disposition, Holdings shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

  So long as the Notes are outstanding, whether or not Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Act, Holdings shall file with the Commission (unless the Commission will not accept such filing) the annual reports, quarterly reports and other documents relating to Holdings and its Restricted Subsidiaries that Holdings would have been required to file with the Commission pursuant to Section 13 or 15(d) if Holdings were subject to such reporting requirements. Holdings will also provide to all holders of Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Act. In addition, Holdings has agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on or Liquidated Damages, if any, with respect to the Notes; (b) a default in payment when due of principal or premium, if any, with respect to the Notes; (c) the failure of Holdings to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph;
(d) a default by Holdings or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any Restricted Subsidiary (or the payment of which is guaranteed by Holdings or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (a) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $12.5 million; (e) a failure by Holdings or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $7.5 million which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry;

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

and (f) certain events of bankruptcy or insolvency involving Holdings or any Significant Subsidiary. In the case of any Event of Default pursuant to clause
(a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have to pay pursuant to a redemption of Notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

  A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding notify Holdings of the Default and Holdings does not cure the Default within 30 days after receipt of the notice. a Default or Event of Default under clause (f) of the preceding paragraph will result in the Notes automatically becoming due and payable without further action or notice.

  Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare all Notes to be due and payable by notice in writing to Holdings and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the principal of (or, if prior to September 15, 2004, the Accreted Value of), premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, shall become immediately due and payable, but only if such Event of Default is then continuing. The holders of a majority in principal amount of the Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding under the Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of all holders of such Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of (or, if prior to September 15, 2004, the Accreted Value), or premium, if any, interest or Liquidated Damages, if any, on, such Notes, which may only be waived with the consent of each holder of the Notes affected.

  Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an officer of Holdings becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS AND SUBSIDIARIES

  No officer, employee, director, stockholder or Subsidiary of Holdings shall have any liability for any Obligations of Holdings under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of Holdings' Obligations under the Notes issued in accordance with the Indenture. Each holder of the Notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Notes. The foregoing waiver may not be effective to waive liabilities under the federal securities laws and the Commission is of the view that such a waiver is against public policy.


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

SATISFACTION AND DISCHARGE OF THE INDENTURE

  Holdings at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes). Holdings at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c),
(d) and (e) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

  Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the Notes shall not be accelerated because of an Event of Default specified in clauses (c), (d) or (e) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of Holdings' failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

  To exercise either defeasance option with respect to the Notes outstanding, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal (or, if prior to September 15, 2004, the Accreted Value) of and premium and unpaid interest and Liquidated Damages, if any, on the Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

  Holders of Notes may transfer or exchange their Exchange Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither Holdings nor the Registrar is required to issue, register the transfer of, or exchange (i) any Note selected for redemption or tendered pursuant to an Offer, or (ii) any Note during the period between (a) the date the Trustee receives notice of a redemption from Holdings and the date the Exchange Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding under the Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Exchange Notes then outstanding under the Indenture. Without the consent of any holder of Exchange Notes, Holdings and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for unCertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption by a successor corporation of Holdings' obligations to the holders of Exchange Notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not adversely affect the legal rights of any holder of Exchange Notes.

  Without the consent of each holder of Exchange Notes affected, Holdings may not (i) reduce the principal amount at maturity of Exchange Notes whose holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Exchange Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Exchange Notes--Change of Control" and "--Asset Sales") or the price at which Holdings is required to offer to purchase the Exchange Notes; (iii) reduce the principal amount at maturity of or change the fixed maturity of the Exchange Notes; (iv) make the Exchange Notes payable in money other than stated in the Exchange Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Exchange Notes, or rights of holders of the Exchange Notes to receive payment of principal or interest; or (vi) waive any default in the payment of principal of or premium, or unpaid interest or Liquidated Damages, if any, on the Exchange Notes.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the Exchange Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Exchange Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes to be exchanged as set forth herein will initially be issued in the form of one Global New Note (the "Global New Note"). The Global New Note will be deposited on the Expiration Date with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global New Note Holder").

  New Notes that are issued as described below under "--Certificated New Notes" will be issued in the form of registered definitive certificates (the "Certificated New Notes"). Such Certificated New Notes may, unless the Global New Note has previously been exchange for Certificated New Notes, be exchanged for an interest in the Global New Note representing the principal amount of New Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. the Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly ro indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect participants.

  So long as the Global New Note Holder is the registered owner of any New Notes, the Global New Note Holder will be considered the sole holder under the Indenture of any New Notes evidenced by the Global New Note. Beneficial owners of New Notes evidenced by the Global New Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes.

  Payments in respect of the principal of, premium, if any, and interest on New Notes registered in the name of the Global New Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global New Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the global New Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's participants and the Depositary's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NEW NOTES

  Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Note in such form will be issued to each person that the Global New Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

  Neither the Company nor the Trustee will be liable for any delay by the global New Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will protected in relying on, instructions from the global New Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the New Notes represented by the Global New Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global New Note Holder. with respect to Certificated New Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is

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

generally settled in clearinghouse or next-day funds. In contrast, new Notes represented by the Global New note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

  "Accreted Value" means, as of any date of determination prior to September 15, 2004, the sum of (a) the initial offering price of each Note and (b) that portion of the excess of the principal amount of each Note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 11.375% per annum of the initial offering price of the Notes, compounded semi-annually on each September 15, and each March 15, from the date of issuance of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Notes on or after September 15, 2004 shall be 100% of the principal amount thereof.

  "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with Holdings, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest and (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

  "Affiliated Embroiderers" means the affiliated entities that provide embroidery services for the Company on the date of issuance of the Notes.

  "Asset Sale" means the sale, lease, conveyance or other disposition by Holdings or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Notes or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment, (ii) any Equity Offering by Holdings, (iii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (iv) the sale or lease of inventory equipment, accounts receivable or other assets in the ordinary course of business, (v) a sale-leaseback of assets within one year following the acquisition of such assets, (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (vii) a transfer of assets by Holdings or a Restricted Subsidiary to Holdings or a Restricted Subsidiary, (viii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "--Designation of Restricted and Non-Restricted Subsidiaries" covenant,
(ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings as permitted under "--Merger or Consolidation,"
(x) the sale or disposition of obsolete equipment or other obsolete assets,
(xi) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant, (xii) the exchange of assets for other non-cash assets that (a) are useful in the business of Holdings and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors in good faith) or
(xiii) the sale, transfer and/or termination of the officers' life insurance policies in effect on the date of issuance of the Notes.

  "Board of Directors" means Holdings' board of directors or any authorized committee of such board of directors.

  "Capital Stock" means any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including any preferred stock.

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

  "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (d) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Transactions), to the extent deducted in computing Consolidated Net Income, plus (e) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (f) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus
(g) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (h) any extraordinary or nonrecurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (i) to the extent not covered in clause (d) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus (j) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (k) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income, minus (l) the portion of Consolidated Net Income attributable to the minority interests in other persons, except the amount of such portion received in cash by Holdings or its Restricted Subsidiaries; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow to (ii) the sum of Consolidated Interest Expense and all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of Holdings,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Holdings (measured by voting power rather than number of shares), (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the Voting Stock of Holdings (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate, (v) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors or (vi) the first day on which Holdings ceases to be the owner of record of 100% of the Voting Stock of GFSI. For purposes of this definition, any transfer of an equity interest of an entity that was formed following the date of issuance of the Notes for the purpose of acquiring Voting Stock of Holdings will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.


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

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of Holdings' assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Holdings to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries to another person may be uncertain.

  "Closing Date" means the date on which the Units were issued.

  "Commission" means the U.S. Securities and Exchange Commission.

  "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Offering or any other refinancing of Indebtedness will be excluded.

  "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for: (a) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),
(D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity and (E) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

  "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges and (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holdings who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facilities" means, with respect to Holdings and its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Notes.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "a" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests and (ii) any other Indebtedness or Obligation); provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

  "Equity Offering" means a public or private offering by Holdings or GFSI, as applicable, for cash of Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

  "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the Notes. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

  "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans, including the Incentive Compensation Plan, and similar arrangements made in connection with acquisitions of persons or businesses by Holdings or the Restricted Subsidiaries or the retention of consultants, executives, officers or employees by Holdings or the Restricted Subsidiaries.

  "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, Notes, or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any

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

property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

  "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

  "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition, redesignation of a Non-Restricted Subsidiary or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

  "Issue Date" means the date upon which the Units were exchanged for the Old Notes.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means (a) Government Securities, (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of Holdings) with a rating, at the time as of which any investment therein is made, of "a-2" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (d) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

  "Moody's" means Moody's Investors Service, Inc.

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a Note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by Holdings or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that Holdings determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Holdings or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (v) any

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

deduction or appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "Non-Restricted Subsidiary" means any Subsidiary of Holdings other than a Restricted Subsidiary.

  "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

  "Other Permitted Indebtedness" means:

    (i) Indebtedness of Holdings and its Restricted Subsidiaries existing as of the date of original issuance of the Notes and all related Obligations as in effect on such date;

    (ii) Indebtedness of Holdings and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

    (iii) Refinancing Indebtedness, provided that: (a) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

    (iv) intercompany Indebtedness of and among Holdings and its Restricted Subsidiaries;

    (v) Indebtedness of Holdings and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses (iii),
  (iv) (but only to the extent that such Indebtedness is provided by Holdings or a Restricted Subsidiary) or (x) of the second sentence of the "Limitation on Restricted Payments" covenant; provided that any Indebtedness incurred pursuant to this clause (v) is expressly subordinate in right of payment to the Notes;

    (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Notes, provided that such Indebtedness is nonrecourse to Holdings and its Restricted Subsidiaries and Holdings and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

    (vii) Indebtedness of Holdings and its Restricted Subsidiaries under Hedging Obligations;

    (viii) Indebtedness of Holdings and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

    (ix) Indebtedness of Holdings and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

    (x) Indebtedness of Holdings and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets;


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

    (xi) The guarantee by Holdings or any of the Restricted Subsidiaries of Indebtedness of Holdings or a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of the covenant entitled "Limitation on Incurrence of Indebtedness;" and

    (xii) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition.

  "Permitted Liens" means:

    (i) Liens securing Indebtedness of Holdings or any Restricted Subsidiary that was permitted to be incurred pursuant to clauses (i) and (iii) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness;"

    (ii) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (iii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (iv) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (v) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

    (vi) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings or any of its Restricted Subsidiaries incurred in the ordinary course of business;

    (vii) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the Notes, provided that: (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and
  (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

    (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (ix) judgment and attachment Liens not giving rise to an Event of Default;

    (x) leases or subleases granted to others not interfering in any material respect with the business of Holdings or any of its Restricted
  Subsidiaries;

    (xi) Liens securing Indebtedness under Hedging Obligations;

    (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

    (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Holdings or its Restricted Subsidiaries in the ordinary course of business;

    (xiv) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

    (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

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

    (xvi) Liens existing on the date of original issuance of the Notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

    (xvii) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted by the terms of the Indenture;

    (xviii) Liens in favor of Holdings or any Restricted Subsidiary;

    (xix) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $3.0 million (the fair market value to be determined on the date such Lien is granted on such properties or assets); and

    (xx) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to Holdings or another Restricted Subsidiary.

  "Principals" means (a) The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC, and their respective Affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries, (b) the officers, directors and employees of Holdings on the date of issuance of the Notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing. For the purpose of the definition of "Principals," The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC shall be deemed to be Affiliates.

  "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant) giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Redeemable Preferred Stock" means preferred stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder thereof on, or prior to, the maturity date of the Notes.

  "Refinancing Indebtedness" means (i) Indebtedness of Holdings and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under this Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness,
(ii) any refinancings of Indebtedness issued under Credit Facilities, and
(iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).


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

  "Related Party" with respect to any Principal means (a) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

  "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include: (i) Investments in Marketable Securities and other negotiable instruments permitted by the Indenture; (ii) any Incentive Arrangements; (iii) Investments in Holdings; or (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

  "Restricted Subsidiary" means: (i) any Subsidiary of Holdings existing on the date of original issuance of the Notes, and (ii) any other Subsidiary of Holdings formed, acquired or existing after the date of original issuance of the Notes that is designated as a "Restricted Subsidiary" by Holdings pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of Holdings that has been redesignated by Holdings pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

  "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with Holdings or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

  "S&P" means Standard & Poor's Corporation.

  "Senior Indebtedness" means the same thing as it does in "Description of Units--Certain Definitions."

  "SFAS 106" means Statement of Financial Accounting Standards No. 106.

  "SFAS 109" means Statement of Financial Accounting Standards No. 109.

  "Significant Subsidiary" means any Restricted Subsidiary of Holdings that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument created or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to the Notes.

  "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

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

  "TJC Agreement" means the Management Consulting Agreement among Holdings, GFSI and TJC Management Corporation, as in effect on the date of original issuance of the Notes.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wolff Noncompetition Agreement" means the agreement between Holdings and Robert M. Wolff, relating to certain covenants not to compete with the business of Holdings, as in effect on the date of issuance of the Notes.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following is a summary of important terms of certain indebtedness of the
Company:

CREDIT AGREEMENT

  Concurrently with the completion of the GFSI Offering, GFSI entered into the Credit Agreement with The First National Bank of Chicago ("FNBC"), as contractual representative, and other lenders thereunder. The Credit Agreement provides for borrowings of up to $115.0 million under three credit facilities: a term loan ("Term Loan a") in the principal amount of $40.0 million which matures in 2002, a term loan ("Term Loan B") in the principal amount of $25.0 million which matures in 2004 and the Revolver in the principal amount of up to $50.0 million (based upon availability) which matures in 2002. At the completion of the Transactions, $40.0 million, $25.0 million and approximately $3.0 million was outstanding under Term Loan a, Term Loan B and the Revolver, respectively, leaving approximately $47.0 million available under the Revolver for future borrowings and letter of credit issuances. Approximately $22.9 million of letters of credit were issued at the Closing of the Transactions. See "The Transactions."

  GFSI will pay interest (i) under each of Term Loan a and the Revolver based on, at GFSI's option, either of FNBC's base rate plus 1.25% or the Eurodollar Rate (as defined in the Credit Agreement) plus 2.25% and (ii) under Term Loan B based on, at GFSI's option, either of FNBC's base rate plus 1.75% or the Eurodollar Rate plus 2.75%. The interest rate under each of Term Loan a, Term Loan B and the Revolver is subject to reduction based upon GFSI's Leverage Ratio (as defined in the New Credit Agreement). a commitment fee of 0.50% will be paid by GFSI for unutilized commitments under the Revolver, subject to reduction based upon GFSI's Leverage Ratio. GFSI's obligations under the Credit Agreement are secured by a security interest in all of GFSI's assets. In addition, GFSI's obligations under the Credit Agreement are guaranteed by substantially all of GFSI's future subsidiaries.

  The Credit Agreement contains customary covenants, including as material covenants, covenants relating to minimum interest expense coverage ratio, minimum fixed charge coverage ratio, maximum leverage ratio and maximum rentals and restrictions on, among other things, granting of liens, asset sales, mergers and consolidations, investments and acquisitions, prepayments or redemptions of Subordinated Discount Notes and incurring additional indebtedness. The Credit Agreement also contains customary events of default, including, as material events of default, without limitation, change of control. Holdings and GFSI were not in violation of any covenant under any agreement with respect to the Existing Indebtedness and are currently in compliance with all of the covenants contained in the Credit Agreement.

Concurrently with the closing of the Old Offering, GFSI entered into an amendment to the Credit Agreement in order to change certain definitions, obtain consents for the Old Offering and change various representations and covenants to allow for the Old Offering.

GFSI SENIOR SUBORDINATED NOTES

  On February 27, 1997, GFSI issued the GFSI Senior Subordinated Notes pursuant to an indenture, in a private transaction that was not subject to the registration requirements of the Securities Act. The GFSI Senior Subordinated Notes were then exchanged for similar Senior Subordinated Notes which were registered under the Securities Act on July 24, 1997. The GFSI Senior Subordinated Notes were limited to $125 million aggregate principal amount and bear interest at 9 5/8% payable semi-annually in cash in amounts on March 1 and September 1 in each year. The GFSI Senior Subordinated Notes mature on March 1, 2007. The GFSI Senior Subordinated Notes are subordinated to the prior payment in full in cash or Marketable Securities (as defined in the indenture) of all Senior Indebtedness (as defined in the indenture). The GFSI Senior Subordinated Notes are fully and unconditionally guaranteed by GFSI's Restricted Subsidiaries (as defined in the indenture). The remaining terms of the indenture governing the GFSI Senior Subordinated Notes are similar to the Indenture.

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

                             CERTAIN TRANSACTIONS

  The Jordan Company. In connection with the Acquisition, on February 27, 1997, Holdings entered into an agreement (the "TJC Agreement") with TJC Management Corporation ("JMC"), an affiliate of TJC. Messrs. Jordan, Zalaznick and Caputo, directors of Holdings, are also managing directors of TJC and Messrs. Jordan and Zalaznick are the principals of JMC. Under the TJC Agreement, Holdings retained JMC to render services to GFSI, its financial and business affairs, its relationships with its lenders and stockholders, and the operation and expansion of its business. The TJC Agreement expires in 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. For the first two years, the TJC Agreement provides for an annual consulting fee of $500,000 payable on a quarterly basis. For the remaining term of the TJC Agreement, Holdings will pay JMC an annual consulting fee payable on a quarterly basis equal to the higher of (a) $500,000 or (b) 1.5% of EBITDA (as defined in the TJC Agreement), provided that in years three through five of the TJC Agreement, the annual fee does not exceed $750,000 and thereafter the annual fee does not exceed $1.0 million. In addition, the TJC Agreement provides for payment to JMC of (i) an investment banking and sponsorship fee of up to 2.0% of the purchase price of certain acquisitions or sales involving Holdings or GFSI and (ii) a financial consulting fee of up to 1.0% of any debt, equity or other financing arranged by Holdings or GFSI with the assistance of JMC. Both such fees are subject to Board of Directors approval. In connection with the Transactions, GFSI paid JMC consulting and investment banking fees of $3.25 million pursuant to the terms of the TJC Agreement. The parties involved in the negotiation of the TJC Agreement included Mr. Caputo on behalf of JMC and TJC and Mr. Shaw on behalf of GFSI. a conflict of interest could be deemed to exist in that Mr. Jordan and Mr. Zalaznick, the principals of JMC, the recipient of the consulting and investment banking fees, are also directors and stockholders of Holdings, the entity paying the consulting and investment banking fees. This conflict was fully disclosed to the entire Board of Directors of Holdings, which unanimously, including the disinterested members, approved the TJC Agreement. Furthermore, GFSI believes that the terms of the TJC Agreement are comparable to the terms that it would obtain from disinterested third parties for comparable services. See "Risk Factors--Control by Principal Stockholders."

  Tax Sharing Agreement. In connection with the Transactions, on February 27, 1997, the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") for purposes of filing a consolidated federal income tax return and paying federal income taxes on a consolidated basis. Pursuant to the Tax Sharing Agreement, GFSI and each of its consolidated subsidiaries will pay to Holdings on an annual basis an amount determined by reference to the separate tax liability of GFSI as calculated pursuant to Section 1552(a)(1) of the Code and applicable regulations thereunder.

  The parties involved in the negotiation of the Tax Sharing Agreement included Mr. Caputo on behalf of Holdings and Mr. Shaw on behalf of GFSI. The Tax Sharing Agreement does not give rise to any conflicts of interest as GFSI will only pay Holdings to the extent of Holdings' tax liability attributable to the operations of GFSI.

  Embroidery Service. The Company has an ongoing relationship with Kansas Custom Embroidery and Impact Design, Inc., which are affiliated companies (the "Affiliates"). Mr. Graveel is a 50% owner and vice president of Kansas Custom Embroidery and Mr. Menghini and his family own 100% of Impact Design, Inc. This relationship was memorialized in a memorandum of understanding (the "Memorandum") on July 1, 1996. The Memorandum has no set time limit or renewal terms. The Memorandum allows the Company to outsource embroidery work to the Affiliates in the event that demand for such work exceeds the Company's manufacturing capacity. Over the three fiscal years ended June 30, 1996, the Company had purchased $5.3 million of embroidered products under the Memorandum and the Company purchased $4.6 million during fiscal 1997 and $1.4 million during the quarter ended September 26, 1997. Embroidery work is outsourced only in response to firm customer orders. Under the Memorandum, the Affiliate embroiders blanks according to designs provided by the Company and under terms established by the Company with payment terms based on a combination of the number of units ordered and the stitch range of the embroidered items. The Memorandum could be deemed to give rise to a conflict of interest in that Mr. Graveel and Mr. Menghini, who are principals of Kansas Custom Embroidery and Impact Design, Inc., respectively, are also directors of the Company. Payments for embroidery services are made from the Company to the Affiliates. The Company believes that the terms of the Memorandum are comparable to the terms it would obtain from disinterested third parties for comparable services. This conflict was fully disclosed to the entire Board of Directors of the Company, which unanimously, including all disinterested members, approved the Memorandum. The Memorandum will be subject to the future review of the Board of Directors of the Company regarding affiliate transactions. See "--Future Transactions."

  Affiliate Loans. In March 1996, the Company sold a portion of its embroidery equipment to Impact Design, Inc. for $181,000. The purchase price for the equipment was determined by reference to its book value and resulted in no gain or loss to the Company. To finance the acquisition of embroidery equipment by the Affiliate and to provide for working capital for both of the Affiliates, the Company loaned $150,000 to Kansas City Embroidery (the "Kansas Loan") and $700,000 to Impact Design, Inc. (the "Impact Loan") under separate promissory notes. Each of the promissory notes is unsecured, has an interest rate of 6.8% per annum and matures July 1, 2000. The Impact Loan, which was executed on August 12, 1996, was paid off subsequent to year end while the Kansas Loan, which was executed on August 12, 1996, was paid off on June 17, 1997. The Impact Loan was repaid through monthly installments of interest, which commenced on August 31, 1996, and semiannual repayments of principal of $87,500, which commenced on January 1, 1997, with a final payment of principal of $525,000 subsequent to year end. The Kansas Loan was repaid in monthly installments of interest, which commenced on August 31, 1996, a repayment of principal on January 1, 1997 of $25,000, and a final repayment of principal of $125,000 on June 17, 1997. The Company believes the terms of the loans and the sale of the equipment were on terms as favorable as could have been received from disinterested third parties.

  Wolff Employment Agreement. Effective upon the consummation of the Transactions, the Company entered into the Wolff Employment Agreement. See "Management." Pursuant to the Wolff Employment Agreement, Mr. Wolff will serve as Chairman of the Company for a ten-year period ending on the tenth anniversary of the Acquisition. In exchange for his services, the Company will compensate Mr. Wolff with a base salary of $140,000 per annum, subject to annual increases set forth in the Wolff Employment Agreement, to provide him with certain employee benefits comparable to that received by other Company senior executives, including the use of Company cars, and to reimburse him for expenses incurred in connection with the performance of his duties as Chairman. In the event that Mr. Wolff no longer provides services to the Company due to his dismissal for Cause (as defined in the Wolff Employment Agreement), he will no longer be entitled to any compensation from the Company as of the date of his dismissal, subject to certain rights of appeal.

  Wolff Noncompetition Agreement. Effective upon the consummation of the Transactions, the Company entered into the Wolff Noncompetition Agreement. See "Management." Pursuant to the Wolff Noncompetition Agreement, Mr. Wolff will not, directly or indirectly, (i) (a) engage in or have any active interest in any sportswear or activewear business comparable to that of the Company or (b) sell to, supply, provide goods or services to, purchase from or conduct business in any form with the Company for a ten-year period ending on the tenth anniversary of the Acquisition, (ii) disclose at any time other than to the Company any Confidential Information (as defined in the Wolff Noncompetition Agreement) and (iii) engage in any business with the Company through an affiliate for as long as Mr. Wolff or any member of his family is the beneficial owner of Holdings' capital stock. In exchange for his covenant not to compete, Holdings will pay to Mr. Wolff $250,000 per annum for a period of ten years. In the event that the Wolff Noncompetition Agreement is terminated for Cause, (as defined in the Wolff Noncompetition Agreement), the Company will no longer be obligated to make any payment to Mr. Wolff, but Mr. Wolff will remain obligated to comply with the covenants set forth in the Wolff Noncompetition Agreement until its expiration on the tenth anniversary of the Acquisition.

  Management Investors Loans. In connection with the consummation of the Transactions, Holdings loaned approximately $0.8 million to certain Management Investors to finance a portion of their purchase of capital stock of Holdings. The aggregate outstanding balances on the loans is $788,500. Each of these loans was executed on February 27, 1997, is secured by a pledge of the common stock, has an interest rate of 6.75% per annum and matures on June 30, 2007. The principal amount of each loan is due and payable on the earlier of June 30, 2007 or within ninety days after the borrower ceases to be employed by the Company. Interest is due and payable on June 30 of each year at which point the borrower, at his or her option, may pay one-half of the interest accrued from July 1 of the prior year, with the other one-half continuing to accrue interest at the same rate of interest, or pay all interest accrued from July 1 of the prior year. The Company believes the terms of the loans were on terms comparable to terms that could have been received from disinterested third parties.

  The Management Investors who borrowed from Holdings are as follows:

                                                       LOAN AMOUNT INTEREST RATE
                                                       ----------- -------------
      Jason Krakow....................................  $100,000       6.75%
      Frank Pikus.....................................   115,600       6.75%
      Carl Allard.....................................   173,400       6.75%
      Howie Ellis.....................................   144,500       6.75%
      Scott Durham....................................    57,800       6.75%
      Tom Martin......................................    57,800       6.75%
      John White......................................    57,800       6.75%
      Sue Agnitsch....................................    28,900       6.75%
      Dave Hosier.....................................    23,800       6.75%
      Jim Keaton......................................    28,900       6.75%
                                                        --------
      Total...........................................  $788,500
                                                        ========

  During the quarter ended September 26, 1997 all such loans were paid off in conjunction with the sale and exchange of the Units.

  Management Stock Purchases. On July 1, 1995, Mr. Gary and Mr. Menghini purchased 6,000 and 7,000 shares of the common stock of Holdings (at $70.00 per share), respectively, for an aggregate purchase price of $420,000 and $490,000, respectively.

  Incentive Compensation Plan. The Company will adopt on or prior to January 1, 1998, the Incentive Plan, which will provide for annual cash bonuses payable based on a percentage of EBITDA (as defined in the Incentive Plan), if certain EBITDA targets are met.

  Indemnification Agreements. Simultaneously with the consummation of the GFSI Offering, the Company and each of its directors entered into indemnification agreements. The indemnification agreements provide that GFSI will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director acted in good faith and in a manner not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

  Future Transactions. The Company has adopted a policy, effective simultaneously with the consummation of the GFSI Offering, to provide that future transactions between the Company and its officers, directors and other affiliates, including transactions involving conflicts of interest must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will make available a prospectus meeting the requirements of the securities Act to any broker-dealer for use in connection with any such resale. In addition, until March 30, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will receive no proceeds in connection with the Exchange Offer. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers and dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following discussion is a summary of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the New Notes acquired in the Exchange Offer by holders of Old Notes, but does not purport to be a complete analysis of all potential tax effects. Where indicated below, this summary constitutes the opinion of Mayer, Brown & Platt ("Counsel"). The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("Service") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and persons holding the New Notes as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Notes held as "capital assets" within the meaning of section 1221 of the Code.

  Unless otherwise indicated, the term "Holder" as used herein means a "U.S. Holders," which is a beneficial owner of a New Note who or which is for U.S. federal income tax purposes (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a "U.S. Trust." A U.S. Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year ending after August 20, 1996, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust and (b) for all other taxable years, any trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source. The term U.S. Holder also includes certain former U.S. citizens whose income and gain on the New Notes will be subject to U.S. taxation. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a New Note that is not a U.S. Holder.

  Holdings has not sought and will not seek any rulings from the Service with respect to any position of Holdings discussed below. There can be no assurance that the Service will not take a different position from Holdings concerning aspects of the tax consequences of the acquisition, ownership or disposition of the New Notes or that any such position would not be sustained.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CONSEQUENCES OF THE EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

  This discussion under "Consequences of the Exchange Offer to Exchanging and Nonexchanging Holders" constitutes the opinion of Counsel.

  The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not be taxable to an exchanging Holder for U.S. federal income tax purposes. As a result (i) an exchanging Holder will not recognize any gain or loss on the exchange; (ii) the holding period for the New Note will include the holding period for the Old Note; (iii) the basis of the New Note will be the same as the basis for the Old Note; and (iv) the original issue discount ("OID") on the New Note will be the same as on the Old Note.

  The Exchange Offer will result in no federal income tax consequences to a nonexchanging Holder of Old Notes.

  The treatment of interest and original issue discount described below with respect to the New Notes is based in part upon the assumption that as of the date of issuance of the Old Notes, the possibility that Liquidated Damages would be paid to holders of such Notes pursuant to a Registration Default was remote. The Service may take a different position, which could affect the timing and character of interest income by holders of the New Notes.

CLASSIFICATION OF NOTES

  Although the characterization of an instrument as debt is a facts and circumstances determination that cannot be predicted with certainty, in the opinion of Counsel, based upon certain factual representations of Holdings, the Old Notes and the New Notes (collectively, the "Notes") will be treated as debt for federal income tax purposes. Accordingly, Holdings intends to treat the Notes as debt for federal income tax purposes, and the remainder of this discussion assumes that such treatment will be respected.

CONSEQUENCES OF HOLDING NEW NOTES

  Other than the third, fourth, sixth and seventh sentences of the second paragraph, the first two sentences of the third paragraph, the fourth sentence of the fifth paragraph and the first sentence of the seventh paragraph and the words "and will be treated by Holdings as not affecting" in the third sentence of the seventh paragraph, all of which constitute statements of fact, this discussion under "--Consequences of Holding New Notes" constitutes the opinion of Counsel.

  Original Issue Discount. As described in greater detail below, the New Notes will have OID. If the stated redemption price at maturity of the New Notes exceeds their issue price by more than a de minimis amount, the New Notes will be treated as having OID equal to the entire amount of such excess. Holdings intends to treat the Old Exchange attributable to the Subordinated Note portion of the Unit exchanged for Old Notes as a non-event (i.e., not resulting in an "exchange") for federal income tax purposes; rather, to that extent, Holdings will treat such Old Notes as continuations of the Subordinated Discount Notes. Holdings intends to take the position that the Old Notes received in the Old Exchange for the Preferred Stock are part of the same "issue" as the Old Notes exchanged for the Subordinated Discount Notes. If such treatment is respected, for federal income tax purposes, the Old Notes, whether exchanged for the Preferred Stock or the Subordinated Discount Notes, and the New Notes will be treated as having the same issue price as the Subordinated Discount Notes. Because of the lack of applicable legal authority, Counsel is unable to render its opinion regarding whether or not such treatment will be respected for federal income tax purposes. Holdings intends to take the position that the Subordinated Discount Notes have an issue price equal to their Issue Price. In addition, the original issue discount on Old Notes will be the same as the original issue discount on the Subordinated Discount Notes exchange for such Old Notes. Since the portion of the Old Notes received in exchange for the Preferred Stock will have been acquired in a taxable exchange, however, the holding period of the portion of the Old Notes received for the Preferred Stock, and hence of the New Notes received in exchange for such Old Notes, will start on the date following the Old Exchange, and the basis of such portion of the New Notes will equal the adjusted issue price of the Old Notes as of the date of the Old Exchange.

  The Service might take a different position, however, as to whether the Old Notes exchanged for Preferred Stock and the Old Notes exchanged for the Subordinated Discount Notes are part of the same "issue." If the Service takes the view that an Old Note exchanged for the Preferred Stock (a "Preferred Stock Exchange Note") is not part of the same "issue" as an Old Note exchanged for the Subordinated Discount Notes (a "Subordinated Discount Exchange Note"), and such view is respected, the tax characteristics of the Preferred Stock Exchange Notes might be different from those of the Subordinated Discount Exchange Notes and such Preferred Stock Exchange Notes might trade separately. In such event, if the Preferred Stock Exchange Notes are deemed to be traded on an established securities market on or at any time during the 60-day period ending 30 days after their issue date, the issue price of the Preferred Stock Exchange Notes would be their fair market value as determined as of their issue date (the first date on which a substantial amount of the Preferred Stock Exchange Notes is issued). Subject to certain limitations described in the applicable Treasury regulations, the Preferred Stock Exchange Notes will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders or the Preferred Stock Exchange Notes are listed on certain exchanges or interdealer quotation systems. Similarly, if the Units, but not the Old Notes issued and exchanged therefor, are deemed to be traded on an established securities market at the time of the Old Exchange, then the issue price of each Preferred Stock Exchange Note would be the fair market value of the portion of the Units exchanged therefor at the time of the Old Exchange. In the event that neither the Preferred Stock nor the Units are deemed to be traded on an established securities market, the issue price of the Preferred Stock Exchange Notes would be determined under the rules of Section 1274. Under Section 1274, the issue price of the Preferred Stock Exchange Notes generally would be their "stated principal amount" or, in the event the Preferred Stock Exchange Notes do not bear "adequate stated interest" within the meaning of Section 1274, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Preferred Stock Exchange Notes, discounted from the date of payment to their issue date at the appropriate "applicable federal rate."

  Payments and Accruals on New Notes. The stated redemption price at maturity of the New Notes will equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, because no interest is required to be paid in cash on the New Notes until March 15, 2005, the New Notes should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on the New Notes over the entire term should be treated as part of the stated redemption price at maturity.

  A Holder of a New Note will be required to include OID in income periodically over the term of an New Note before receipt of the cash or other payment attributable to such income. In general, a Holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the New Notes for each day during the taxable year or portion of a taxable year on which such Holder holds the New Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the New Note at the beginning of the accrual period multiplied by the yield to maturity of the New Note. For purposes of computing OID, Holdings will use six-month accrual periods which end on the date in the calendar year corresponding to the maturity date of the New Notes and the date six months prior to such maturity date, with the exception of a short initial accrual period. The adjusted issue price of a New Note at the beginning of any accrual period is the issue price of the New Note increased by the Accrued OID for all prior accrual periods (less any cash payments on the New Notes other than qualified stated interest). Under these rules, Holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Each payment made under a New Note (except for payments of qualified stated interest) will be treated first as a payment of OID to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal.

  Optional Redemption. Holdings' option to redeem the New Notes at any time on or after March 15, 1998 should be treated as a "call option" within the meaning of the OID Regulations. See "Description of Notes--Redemption of Notes--Optional Redemption." As a result, Holdings would be presumed under the OID Regulations to exercise its option to redeem the New Notes if by utilizing the date of exercise of a call option as the maturity date and the amount for which the New Notes could be redeemed in accordance with the terms of the redemption feature (that is, the principal amount plus redemption premium, if any, plus accrued interest) as the stated redemption price at maturity, the yield on the New Notes would be lower than such yield would be if the option was not exercised. Because the exercise by Holdings of its call option at any time on or after March 15, 1998 and before September 15, 2005 would result in a higher yield than if such call option were not exercised, such call option should be presumed to not be exercised under the OID Regulations.

  In addition to the optional redemption described above, a Holder will have the right to tender New Notes to Holdings for redemption should Holdings experience a Change of Control. See "Description of Notes--

Mandatory Offers to Purchase Notes." Such additional redemption rights should not affect, and will be treated by Holdings as not affecting, the determination of the yield or maturity of the New Notes.

TAXABLE DISPOSITION OF NEW NOTES

  This discussion under "--Taxable Disposition of New Notes" constitutes the opinion of Counsel.

  Except as otherwise specifically set forth in this discussion under "-- Taxable Disposition of New Notes," any sale or redemption of New Notes, other than in a transaction that is not treated as a taxable disposition of New Notes for federal income tax purposes, will result in taxable gain or loss equal to the difference between the amount of cash or the fair market value of other property received (except to the extent the consideration received is attributable to qualified stated interest not previously taken into account, which consideration is treated as interest received) and the Holder's adjusted tax basis in the New Notes. A Holder's initial tax basis in a New Note will be the sum of (1) the Holder's basis in the Subordinated Note portion of the Unit for which the Old Note was issued (and, if the Old Exchange is treated as an exchange for federal income tax purposes, such basis will be increased by the amount of gain, if any, recognized by such Holder on the Old Exchange with respect to such Subordinated Note and reduced by the fair market value of (x) the excess, if any, of the "principal amount" of the Old Notes received by such Holder in the Old Exchange for Subordinated Discount Notes over the "principal amount" of the Subordinated Discount Notes given up in the Old Exchange, and (2) the issue price of the portion of the Old Note that is attributable to the Preferred Stock portion of the Unit. A Holder's adjusted tax basis will be the Holder's initial tax basis, increased by any Accrued OID with respect to any New Note includable in such Holder's gross income and decreased by the amount of any cash payments (other than payments of qualified stated interest) received by such Holder regardless of whether such payments are denominated as interest. Any gain or loss upon a sale or disposition of an New Note by an original Holder will generally be capital gain or loss. The recently enacted Taxpayer Relief Act of 1997 made certain changes to the Code with respect to taxation of capital gains of taxpayers other than corporations that are U.S. Holders. In general, the maximum tax rate for non-corporate taxpayers on long-term capital gains has been lowered to 20% from the previous 28% rate for most capital assets (including the New Notes) held for more than 18 months. For taxpayers in the 15% regular tax bracket, the maximum tax rate on long-term capital gains is now 10%. Capital gain of non-corporate taxpayers on such assets having a holding period of more than one year but not more than 18 months will be subject to a maximum tax rate of 28%.

  Treatment of New Notes Purchased at a Premium or Market Discount. A Holder that purchases or otherwise acquires a New Note at a premium (defined under the OID Regulations as an amount paid in excess of all amounts payable on the instrument after the purchase other than qualified stated interest) will not be subject to the OID rules, and may elect to amortize the "amortizable bond premium" (defined generally under the Code as an amount paid in excess of the amount payable at maturity), in which case the amount required to be included in the Holder's income each year with respect to interest on the New Note will be reduced by the amount of amortizable bond premium allocable (based on the Holder's yield to maturity) to such year. Any such election shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder and is irrevocable without the consent of the Service.

  A Holder that purchases a New Note issued with OID at an acquisition premium (defined under the OID Regulations as an amount paid in excess of its adjusted issue price but less than or equal to all amounts payable on the instrument after the purchase other than qualified stated interest) will be subject to the OID rules, but will proportionately reduce the daily portions of OID includible in income to reflect the premium paid relative to issue price. In lieu of such offset, the Holder may compute accruals by treating the purchase price as the issue price and applying the constant yield method.

  If a Holder of a New Note that had an initial tax basis in such New Note which is less than the issue price of such New Note, subsequently disposes of such New Note, holds it until maturity or receives a principal payment, any gain upon a sale or other disposition (including certain nontaxable dispositions such as a gift and the receipt of principal payments) will be recognized and treated as ordinary income to the extent of any "market discount" accrued for the period that such Holder holds the New Note.

  Market discount generally will equal the excess, if any, of the adjusted basis that the New Note would have in the hands of the original Holder (or in the case of a New Note issued with the original issue discount, the issue price plus the aggregate amount of original issue discount previously accrued thereon) over the purchaser's basis in the New Note immediately after such purchaser acquired the New Note. In general, market discount on a New Note will be treated as accruing ratably over the term of such New Note, or at the irrevocable election of the Holder, under a constant yield method.

  A Holder of a New Note with market discount may be required to defer, until the maturity of the New Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such New Note. Such Holder may instead elect to include market discount in income as it accrues, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquire on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Service.

NON-U.S. HOLDERS

  This discussion under "--Non-U.S. Holders" constitutes the opinion of Counsel.

  Interest and OID on New Notes. Payments of interest and Accrued OID on the New Notes by Holdings or any paying agent to a beneficial owner of a New Note that is a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Holdings entitled to vote; (ii) such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to Holdings through stock ownership; (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
(iv) certain certification requirements (summarized below) are met. If a Non-U.S. Holder of a New Note is engaged in a trade or business in the United States, and if interest or OID on the New Note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or OID in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest or OID on a New Note will be included in the earnings and profits of such Non-U.S. Holder if such interest or OID is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

  Under current Treasury Regulations, in order to obtain the exemption from withholding tax described in the first sentence of the preceding paragraph, either (i) the beneficial owner of a New Note must certify on Internal Revenue Service Form W-8 or a substitute form that is substantially similar to Form W-8, under penalties of perjury, to Holdings or a paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the New Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to Holdings or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest or Accrued OID made to the certifying Non-U.S. Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. In lieu of the certificate described in this paragraph, a Non-U.S. Holder engaged in a trade or business in the United States (with which interest payments or OID accruals on the New Note are effectively connected) must provide to Holdings a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax.

  On October 14, 1997, the Service published in the Federal Register final regulations (the "1997 Final Regulations") which affect the United States taxation of Non-U.S. Holders. The 1997 Final Regulations are effective for payments after December 31, 1998, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules (see below). The discussion under this heading and under "Backup Withholding and Information Reporting," below, is not intended to be complete discussion of the provisions of the 1997 Final Regulations, and holders of Notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.

  The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but added other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. "Qualified intermediaries" include: (i) foreign financial institutions or foreign clearing organizations (other than a U.S. branch or U.S. office of such institution or organization) or (ii) foreign branches or offices of U.S. financial institutions or foreign branches or offices of U.S. clearing organizations, which, as to both (i) and
(ii), have entered into withholding agreements with the Service. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

  For purposes of the certification requirements, the 1997 Final regulations generally treat as the beneficial owners of payments on a Note those persons that, under United States tax principles, are the taxpayers with respect to such payments rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for holders not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8) with a single, revised Internal Revenue Service Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

  Under the 1997 Final Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of a Note by a Non-U.S. Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

  The 1997 Final Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1998 will generally remain valid until the earlier of December 31, 1999 or the date of expiration of the certificate under the law in effect prior to January 1, 1999. Further, certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

  Disposition of New Notes. Under current law, a Non-U.S. Holder of a New Note generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of such New Note, unless
(i) the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. Holder (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); (ii) the Non-U.S. Holder is an individual who holds the New Note as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. "tax home" (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual; or (iii) the non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a Non-U.S. Holder that is described under clause (i) above, its gain will be subject to the U.S. federal income tax on net income that applies to U.S. persons and, in addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax as described above. An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on gain on the derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident). Thus, individual Non-U.S. Holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of an New Note are urged to consult their tax advisers as to the tax consequences of such sale.

  A New Note held by an individual who is not a U.S. citizen or resident (as specially defined for United States federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Holdings entitled to vote and payments with respect to such New Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDINGS AND TO CORPORATE HOLDERS

  Except for the last sentence of the third paragraph, which constitutes a statement of fact, this discussion under "--Certain Federal Income Tax Consequences to Holdings and to Corporate Holders" constitutes the opinion of Counsel.

  The New Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such New Notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") plus five percentage points. The relevant AFR for debt instruments issued in September 1997 is 6.45% compounded semi-annually. Assuming that Holdings' position with respect to the issue price of the Old Notes described above in "--Consequences of Holding New Notes--Original Issue Discount" is sustained, the New Notes will be treated as being issued on the same issue date and at the same issue price as the Subordinated Discount Notes. Since the yield to maturity of the Subordinated Discount Notes was less than the AFR plus five percentage points, the yield to maturity on the New Notes should be less than the AFR plus five percentage points. However, if Holdings' position with respect to the issue price of the Old Notes were not sustained, it is possible that the Service could successfully argue that the yield to maturity on the New Notes equals or exceeds the sum of the AFR plus five percentage points. If the yield to maturity on the New Notes were to equal or exceed the sum of the AFR plus five percentage points, such New Notes would constitute AHYDOs. Therefore, a portion of the tax deductions that would otherwise be available to Holdings in respect of such New Notes would be deferred, which, in turn, would reduce the after-tax cash flows of Holdings. If the New Notes were to constitute AHYDOs, Holdings would not be entitled to deduct OID that accrues with respect to such New Notes until amounts attributable to OID are paid in cash.

  If the yield to maturity of the New Notes were to equal or exceed the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the OID accruing on such New Notes would be characterized as a non-deductible dividend with respect to Holdings and also may be treated as a dividend distribution solely for purposes of the dividends received deduction of Sections 243, 246 and 246A of the Code with respect to Holders which are corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) as a percentage determined by dividing the Excess Yield by the yield to maturity; and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate holder would be entitled to a dividends received deduction with respect to the disqualified portion of the accrued OID if Holdings has sufficient current or accumulated "earnings and profits." To the extent that Holdings's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above in "--Consequences of Holding New Notes--Original Issue Discount." Even if Holdings' position with respect to the issue price of the Old Notes is not sustained, Holdings believes that it is unlikely that the Service could successfully argue that the yield to maturity on the New Notes equals or exceeds the sum of the AFR plus six percentage points.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  This discussion under "--Backup Withholding Tax and Information Reporting" constitutes the opinion of Counsel.

  Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate persons. The information with respect to OID accruing on the New Notes will be based on the adjusted issue price of the New Notes and will be applicable if the holder is an original holder of the New Notes who acquired the Old Notes in exchange for the Units. Subsequent holders who purchase New Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for federal income tax purposes. In addition, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to the backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

  In the case of a Non-U.S. Holder, under current United States federal income tax law backup withholding and information reporting do not apply to payments of principal and interest (including OID) with respect to a Note, or to payments on the sale, exchange, redemption or retirement of a Note, if such Holder has provided the required certification under penalties of perjury that such Holder is a Non-U.S. Holder or has otherwise established an exemption.

  Under current United States federal income tax law, (i) principal or interest payments (including OID) with respect to a Note collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of a Note and (ii) payments on the sale, exchange, redemption or retirement of a Note to or through a foreign office of a broker are not generally subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such custodian, nominee or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments, unless such custodian, nominee or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption.

  In the case of a Non-U.S. Holder, under the 1997 Final Regulations, backup withholding and information reporting will not apply to payments of principal and interest (including OID) with respect to a Note if such Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption.

  Under the 1997 Final Regulations, payments of principal and interest (including OID) with respect to a Note made to a custodian, nominee or broker will not be subject to backup withholding or information reporting, irrespective of the place of payment or the location of the office of the custodian, nominee or broker, although payments of interest (including OID) with respect to a Note paid to a foreign intermediary (whether or not a qualified intermediary) will be subject to withholding of United States federal income tax at the rate of 30% unless the beneficial owner (whether or not a United States person) establishes an exemption by furnishing a withholding certificate or other appropriate documentation. Unless the beneficial owner establishes an exemption, a payment by a custodian, nominee or broker may be subject to information reporting and, unless (i) the payment has been subject to withholding of United States federal income tax at the rate of 30% or (ii) the payment is made outside the United States to an offshore account in a financial institution that maintains certain procedure related to account documentation, to backup withholding as well.

  Under the 1997 Final Regulations, payments on the sale, exchange, redemption or retirement of a Note to or through a broker may be subject to information reporting and backup withholding unless (i) the transaction is effected outside the United States and the broker is not a United States person, a controlled foreign corporation for United States tax purposes, a United States branch of a foreign back or foreign insurance company, a foreign partnership controlled by United States persons or engaged in a United States trade or business or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or (ii) the beneficial owner otherwise establishes an exemption.

  Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Notes will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt also represents TJC and its affiliates from time to time in connection with its various acquisitions and divestitures.

                                    EXPERTS

  The financial statements of GFSI Holdings, Inc. and subsidiary as of June 30, 1996 and June 27, 1997 and for the years then ended included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Winning Ways as of and for the year ended June 30, 1995 included in this Prospectus have been audited by Donnelly Meiners Jordan Kline, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  On January 2, 1997, Holdings by resolution of the Board of Directors, appointed Deloitte & Touche LLP as its independent auditors, effective January 6, 1997, replacing Donnelly Meiners Jordan Kline, the previous independent auditors of Holdings.

  In connection with its audit for the fiscal year ended June 30, 1995 and through January 2, 1997, Holdings had no disagreements with Donnelly Meiners Jordan Kline on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Donnelly Meiners Jordan Kline would have caused them to make reference thereto in their report on the financial statements for such periods. Donnelly Meiners Jordan Kline has furnished a letter addressed to the Commission stating that it agrees with the above statements.

  Holdings currently engages Deloitte & Touche LLP as its independent auditors. During the most recent fiscal year and through the date of this Registration Statement, Holdings has not consulted with Deloitte & Touche LLP on items which concerned the subject matter of a disagreement or reportable event with the former auditor.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission the Registration Statement pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes, reference is hereby made t the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Upon consummation of the Exchange Offer, the Company will become subject to the periodic and other informational requirements of the Exchange Act. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20540, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

  The following sets forth the Unaudited Pro Forma Balance Sheet and the Unaudited Pro Forma Statement of Income of GFSI Holdings, Inc. and subsidiary (the "Company") giving effect to the transactions described in Note 1 of the Notes to the Unaudited Pro Forma Financial Statements as if such transactions had been consummated on September 26, 1997 (in the case of the Unaudited Pro Forma Balance Sheet) and at the beginning of the earliest period presented (in the case of the Unaudited Pro Forma Statement of Income). The Unaudited Pro Forma Financial Statements of the Company do not purport to present the financial position or results of operations of Holdings had the transactions assumed herein occurred on the date indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

  The acquisition of Winning Ways has been accounted for as a leveraged recapitalization, and accordingly, the accompanying Unaudited Pro Forma Financial Statements reflect no change in the accounting basis of GFSI's assets and liabilities for financial accounting purposes.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                       UNAUDITED PRO FORMA BALANCE SHEET

                               SEPTEMBER 26, 1997
                                 (IN THOUSANDS)

                                          PRO FORMA ADJUSTMENT
                                  -------------------------------------------
                                  HISTORICAL    DR         CR       PRO FORMA
                                  ----------  -------    -------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...... $      76   $          $          $      76
  Accounts receivable............    39,093                            39,093
  Inventories....................    37,090                            37,090
  Deferred income taxes..........     1,007                             1,007
  Prepaid expenses and other
   current assets................       979                               979
                                  ---------   -------    -------    ---------
    Total current assets.........    78,245                            78,245
PROPERTY, PLANT AND EQUIPMENT,
 NET.............................    21,221                            21,221
OTHER ASSETS:
  Deferred financing costs.......     9,630                             9,630
  Other..........................         4                                 4
                                  ---------   -------    -------    ---------
TOTAL............................ $ 109,100   $          $          $ 109,100
                                  =========   =======    =======    =========
LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable............... $   8,380                         $   8,380
  Accrued interest payable.......     2,181                             2,181
  Accrued expenses...............     7,401                             7,401
  Income taxes payable...........     2,956                             2,956
  Current portion of long-term
   debt..........................     4,500                             4,500
                                  ---------   -------    -------    ---------
    Total current liabilities....    25,418                            25,418
DEFERRED INCOME TAXES............     1,612                             1,612
REVOLVING CREDIT AGREEMENT.......    12,000                            12,000
LONG-TERM DEBT...................   210,500   $25,000(2) $50,070(2)   235,570
OTHER LONG-TERM OBLIGATIONS......       450                               450
REDEEMABLE PREFERRED STOCK.......    28,874    25,070(2)                3,804
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock...................
  Additional paid-in-capital.....       200                               200
  Accumulated deficit............  (169,954)                         (169,954)
                                  ---------   -------    -------    ---------
    Net stockholders' equity
     (deficit)...................  (169,754)   50,070     50,070     (169,754)
                                  ---------   -------    -------    ---------
TOTAL............................ $ 109,100   $50,070    $50,070    $ 109,100
                                  =========   =======    =======    =========

             See Notes to Unaudited Pro Forma Financial Statements.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                        QUARTER ENDED SEPTEMBER 26, 1997
                                 (IN THOUSANDS)

                                               PRO FORMA ADJUSTMENT
                                          ------------------------------------
                                                                         PRO
                                          HISTORICAL   DR       CR      FORMA
                                          ---------- ------    ----    -------
Net Sales................................  $60,362                     $60,362
Cost of Sales............................   33,539                      33,539
                                           -------   ------    ----    -------
  Gross Profit...........................   26,823                      26,823
Operating expenses:
  Selling................................    6,506                       6,506
  General and administrative.............    6,840                       6,840
                                           -------   ------    ----    -------
                                            13,346                      13,346
                                           -------   ------    ----    -------
Operating income.........................   13,477                      13,477
Other income/(expense):
  Interest expense.......................   (5,575)  $1,467(4) $663(4)  (6,379)
  Other..................................       12                          12
                                           -------   ------    ----    -------
                                            (5,563)   1,467     663     (6,367)
                                           -------   ------    ----    -------
Income before income taxes and
 extraordinary item......................    7,914    1,467     663      7,110
Provision for income taxes...............   (3,245)             330(5)  (2,915)
                                           -------   ------    ----    -------
Income before extraordinary item.........  $ 4,669   $1,467    $993    $ 4,195
                                           =======   ======    ====    =======



             See Notes to Unaudited Pro Forma Financial Statements.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                            YEAR ENDED JUNE 27, 1997
                                 (IN THOUSANDS)

                                             PRO FORMA ADJUSTMENT
                                      ----------------------------------------
                                                                        PRO
                                      HISTORICAL   DR         CR       FORMA
                                      ---------- -------    ------    --------
Net Sales............................  $183,297                       $183,297
Cost of Sales........................   102,606                        102,606
                                       --------  -------    ------    --------
  Gross Profit.......................    80,691                         80,691
Operating expenses:
  Selling............................    18,433                         18,433
  General and administrative.........    26,319  $   593(3) $  676(3)   26,236
                                       --------  -------    ------    --------
                                         44,752      593       676      44,669
                                       --------  -------    ------    --------
Operating income.....................    35,939      593       676      36,022
Other income/(expense):
  Interest expense...................    (9,098)  18,780(4)  2,863(4)  (25,015)
  Other..............................        99                             99
                                       --------  -------    ------    --------
                                         (8,999)  18,780     2,863     (24,916)
                                       --------  -------    ------    --------
Income before income taxes and
 extraordinary item..................    26,940   19,373     3,539      11,106
Provision for income taxes...........    (1,440)   3,113(5)             (4,553)
                                       --------  -------    ------    --------
Income before extraordinary item.....  $ 25,500  $22,486    $3,539    $  6,553
                                       ========  =======    ======    ========



             See Notes to Unaudited Pro Forma Financial Statements.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1. Presentation and Transactions:

  The unaudited pro forma financial statements assume the following transactions occurred on September 26, 1997 for the purpose of the unaudited pro forma balance sheet and the beginning of the earliest period presented for purposes of the unaudited pro forma statement of income.

  Holdings and GFSI, a wholly-owned subsidiary of Holdings, were organized by affiliates of The Jordan Company and management to effect the acquisition of Winning Ways. Pursuant to the Acquisition Agreement, Holdings and GFSI on February 27, 1997, acquired all of the issued and outstanding capital stock of the Company, and the Company immediately thereafter merged with and into GFSI. All of the capital stock of the Company acquired by Holdings in connection with the Acquisition was contributed to GFSI along with the balance of the Equity Contribution, as described below.

  The aggregate purchase price for Winning Ways was $242.3 million consisting of $173.2 million in cash at closing, a post closing payment at April 30, 1997, of $10.0 million and the repayment of $59.2 million of indebtedness of Winning Ways including a $2.4 million prepayment penalty. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) TJC, its affiliates and MCIT PLC (collectively, the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount in cash to GFSI (the "Equity Contribution"); (ii) GFSI consummated the GFSI Offering; and (iii) GFSI entered into the Credit Agreement providing for borrowings of up to $115.0 million, of which approximately $68.0 million was outstanding and $22.9 million was utilized to cover outstanding letters of credit at closing of the Acquisition. The Equity Contribution was comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the common stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings.

  The Holdings Subordinated Discount Notes and Preferred Stock issued as part of the acquisition of Winning Ways, Inc. ("Winning Ways") in February 1997 (the "Acquisition") were issued and sold as part of an offering on September 17, 1997 (the "Old Offering"), in a transaction not registered under the Securities Act of 1933. In the Old Offering certain holders of Subordinated Discount Notes and Preferred Stock issued and sold units (the "Units") consisting of 11.375% Subordinated Discount Notes due 2009 (the "Subordinated Discount Notes") and 11.375% Series D Preferred Stock due 2009 (the "Preferred Stock") which were exchangeable at the option of Holdings any time on or after September 29, 1997 into 11.375% Series A Senior Discount Notes due 2009 (the "Old Notes"). On October 23, 1997 the Units were exchanged into Old Notes (the "Old Exchange"). The Company did not receive any proceeds from the sale or exchange of the Units. The $50 million initial Accreted Value 11.375% Series B Senior Discount Notes due 2009 (the "New Notes") are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement (as defined) between the Company and the Initial Purchaser (as defined). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture, which governs both the Old Notes and the New Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidated Damages.

2. The pro forma adjustments to long-term debt and redeemable preferred stock represent the exchange of the Units for the Series A Discount Notes including dividends accrued on the Series D Preferred Stock.

   Subordinated Notes.................................................. $25,000
   Series D Preferred Stock............................................  25,000
   Accrued dividends on Series D Preferred Stock.......................      70
                                                                        -------
   Pro forma adjustment................................................ $50,070
                                                                        =======

3. The pro forma adjustment to general and administrative expense:

                                                                          YEAR
                                                                         ENDED
                                                                        JUNE 27,
                                                                          1997
                                                                        --------
   Additional general and administrative expense related to:
     Consulting fee to The Jordan Company..............................  $ 333
     Board of Directors fees...........................................     93
     Wolff non-competition payments....................................    167
                                                                         -----
       Pro forma adjustment............................................  $ 593
                                                                         =====
   Elimination of general administrative expense related to:
     Officers life insurance premiums..................................  $(289)
     Expenses of corporate jet not retained by Company.................   (153)
     Depreciation on corporate jet not retained by Company.............   (234)
                                                                         -----
       Pro forma adjustment............................................  $(676)
                                                                         =====

4. The pro forma adjustments to interest expense:

                                                           YEAR
                                                          ENDED    QUARTER ENDED
                                                         JUNE 27,  SEPTEMBER 26,
                                                           1997        1997
                                                         --------  -------------
   Elimination of interest expense relating to Winning
    Ways, Inc.'s prior debt agreements:
     Repay prior 10.125% credit agreement............... $  (255)
     Repay prior line of credit agreement...............    (583)
     Repay prior 10.28% mortgage loan...................    (647)
     Repay prior 5.78% industrial revenue bonds.........     (11)
     Repay prior short-term borrowings..................    (345)
   Elimination of interest expense related to the
    Holdings Subordinated Notes:
     Repayment of the Holdings Subordinated Notes.......  (1,011)     $ (658)
     Amortization of deferred issuance costs related to
      the Holdings Subordinated Notes...................     (11)         (5)
                                                         -------      ------
       Pro forma adjustment............................. $(2,863)     $ (663)
                                                         =======      ======
   Additional interest expense related to:
     Issuance of the Series A Senior Discount Notes
      (11.375%)......................................... $ 5,849      $1,462
     Amortization of deferred issuance costs related to
      the Series A Senior Discount Notes................     133           5
     Issuance of the GFSI Senior Subordinated Notes
      (9.625%)..........................................   8,021
     Amortization of deferred issuance costs related to
      the GFSI
      Subordinated Notes................................     428
     Issuance of Term Loans assuming 8.13% interest
      rate..............................................   3,549
     Issuance of Revolver assuming 7.94% interest rate..     142
     Amortization of deferred issuance costs related to
      New Credit Agreement..............................     336
     Commitment fees related to New Credit Agreement....      93
     Letter of credit fees related to New Credit
      Agreement.........................................     229
                                                         -------      ------
       Pro forma adjustment............................. $18,780      $1,467
                                                         =======      ======

  The pro forma adjustments to interest expense do not include the extraordinary item related to the loss on early extinguishment of debt, of $2,474 ($1,484 on an after-tax basis) included in the Statements of Income for the year ended June 27, 1997 or the extraordinary loss on the charge off of deferred financing costs related to the Holdings Subordinated Notes of $338 ($203 on an after-tax basis) included in the Statement of Income for the quarter ended September 26, 1997. Such amounts are excluded from the accompanying pro forma income statement as they are considered non-recurring charges.

5. The pro forma adjustment to income taxes recognizes a full period of tax expense at an effective rate of 41% as the Company is subject to income tax upon revocation of the S-Corporation status for income tax purposes.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INDEPENDENT AUDITORS' REPORT.............................................. F-2
FINANCIAL STATEMENTS:
  Consolidated Balance Sheets--June 30, 1996 and June 27, 1997 and
   September 26, 1997 (unaudited) and Quarters Ended September 30, 1996 and September 26, 1997 (unaudited)..................................... F-4
  Consolidated Statements of Income--Years Ended June 30, 1995 and 1996
   and June 27, 1997 and September 26, 1997 (unaudited) and Quarters Ended
   September 30, 1996 and September 26, 1997 (unaudited).................. F-5
  Consolidated Statements of Changes in Stockholders' Equity (Deficit)--
   Years Ended June 30, 1995 and 1996 and June 27, 1997 and Quarter Ended
   September 26, 1997 (unaudited)......................................... F-6
  Consolidated Statements of Cash Flows--Years Ended June 30, 1995 and
   1996 and June 27, 1997and September 26, 1997 (unaudited) and Quarters
   Ended September 30, 1996 and September 26, 1997 (unaudited)............ F-7
  Notes to Consolidated Financial Statements.............................. F-8

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
GFSI Holdings, Inc. and subsidiary
Lenexa, Kansas

  We have audited the accompanying consolidated balance sheet of GFSI Holdings, Inc. and subsidiary ("Holdings") as of June 27, 1997 and June 30, 1996, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of Holdings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Holdings as of June 27, 1997, and June 30, 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

  As described in Note 1 to the financial statements, GFSI, Inc., a wholly owned subsidiary of Holdings, completed recapitalization transactions on February 27, 1997 which included the merger of Winnings Ways, Inc. with and into GFSI, Inc., with GFSI, Inc. as the surviving entity.

                                          DELOITTE & TOUCHE LLP
Kansas City, Missouri
August 22, 1997

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Winning Ways, Inc.
Lenexa, Kansas

  We have audited the accompanying statements of income, stockholders' equity and cash flows of Winning Ways, Inc. (the "Company") for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such 1995 financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended June 30, 1995 in conformity with generally accepted accounting principles.

                                          Donnelly Meiners Jordan Kline

Kansas City, Missouri
July 26, 1996

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1996 AND JUNE 27, 1997 AND
                         SEPTEMBER 26, 1997 (UNAUDITED)

                                            JUNE 30,    JUNE 27,    SEPTEMBER
                  ASSETS                      1996        1997       26, 1997
                  ------                   ----------- ----------- ------------
                                                                   (UNAUDITED)
Current Assets:
  Cash and cash equivalents............... $   139,977 $ 1,116,512 $     76,347
  Accounts receivable net of allowance for
   doubtful accounts of $472,092 and
   $579,093 at June 30, 1996 and June 27,
   1997, $651,480 at September 26, 1997
   (unaudited)............................  22,583,452  23,705,589   39,093,247
  Inventories, net........................  27,782,953  37,561,766   37,089,772
  Deferred income taxes...................                 926,606    1,006,916
  Prepaid expenses........................     802,311   1,286,646      978,895
                                           ----------- ----------- ------------
    Total current assets..................  51,308,693  64,597,119   78,245,177
Property, plant and equipment, net........  23,038,589  21,547,857   21,220,913
Other assets:
  Deferred financing costs, net of
   accumulated amortization of $51,459 and
   $394,264 at June 30, 1996 and June 27,
   1997, $675,901 at September 26, 1997
   (unaudited)............................      88,883  10,004,390    9,629,465
  Cash value of life insurance, net of
   related policy loans of $90,117 at June
   30, 1996...............................   4,267,871
  Other...................................       7,269       3,995        3,995
                                           ----------- ----------- ------------
                                             4,364,023  10,008,385    9,633,460
                                           ----------- ----------- ------------
    Total................................. $78,711,305 $96,153,361 $109,099,550
                                           =========== =========== ============


                See notes to consolidated financial statements.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
       JUNE 30, 1996 AND JUNE 27, 1997 AND SEPTEMBER 26, 1997 (UNAUDITED)

 LIABILITIES AND STOCKHOLDERS' EQUITY      JUNE 30,      JUNE 27,      SEPTEMBER
               (DEFICIT)                     1996          1997         26, 1997
 ------------------------------------     -----------  -------------  ------------
                                                                      (UNAUDITED)
 Current liabilities:
   Short-term borrowings..............    $ 7,000,000  $         --   $        --
   Accounts payable...................      9,667,536     12,199,032     8,380,229
   Accrued interest expense...........         22,908      4,719,282     2,181,128
   Accrued expenses...................      5,266,090      5,543,206     7,401,013
   Income taxes payable...............                       200,000     2,955,710
   Current portion of long-term debt..      1,658,160      3,375,000     4,500,000
                                          -----------  -------------  ------------
     Total current liabilities........     23,614,694     26,036,520    25,418,080
 Deferred income taxes................                     1,176,972     1,611,484
 Revolving credit agreement...........                     3,000,000    12,000,000
 Long-term debt.......................     20,617,878    211,625,000   210,500,000
 Other long-term obligations..........                       450,000       450,000
 Redeemable preferred stock...........                    28,080,000    28,873,740
 Stockholders' equity (deficit):
   Winning Ways, Inc. Common stock
    $.10 par value, 2,000,000 shares
    authorized, 1,491,000 shares
    issued at June 30, 1996...........        149,100
   Series A Common Stock, $0.01 par
    value, 1,000 shares authorized,
    1,000 shares issued and
    outstanding at June 27, 1997 and
    September 26, 1997 (unaudited)....                            10            10
   Series B Common Stock, $.01 par
    value, 1,000 shares authorized,
    1,000 shares issued and
    outstanding at June 27, 1997 and
    September 26, 1997 (unaudited)....                            10            10
   Additional paid-in capital.........      1,585,691        200,080       200,080
   Notes receivable from stockholders.                     (788,500)
   Retained earnings (accumulated
    deficit)..........................     35,045,220   (173,626,731) (169,953,854)
                                          -----------  -------------  ------------
                                           36,780,011   (174,215,131) (169,753,754)
 Less treasury stock, at cost 261,250
  shares at June 30, 1996.............     (2,301,278)
                                          -----------  -------------  ------------
     Total stockholders' equity
      (deficit).......................     34,478,733   (174,215,131) (169,753,754)
                                          -----------  -------------  ------------
     Total............................    $78,711,305  $  96,153,361  $109,099,550
                                          ===========  =============  ============

                See notes to consolidated financial statements.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
    YEARS ENDED JUNE 30, 1995 AND 1996 AND JUNE 27, 1997 AND QUARTERS ENDED
             SEPTEMBER 30, 1996 AND SEPTEMBER 26, 1997 (UNAUDITED)

                                       YEARS ENDED,                     QUARTERS ENDED,
                          ----------------------------------------  ------------------------
                                                                     SEPTEMBER    SEPTEMBER
                            JUNE 30,      JUNE 30,      JUNE 27,        30,          26,
                              1995          1996          1997         1996         1997
                          ------------  ------------  ------------  -----------  -----------
                                                                    (UNAUDITED)  (UNAUDITED)
Net sales...............  $148,196,394  $169,320,620  $183,297,733  $53,371,659  $60,362,207
Cost of sales...........    84,869,223    97,307,746   102,606,239   30,095,804   33,538,757
                          ------------  ------------  ------------  -----------  -----------
    Gross profit........    63,327,171    72,012,874    80,691,494   23,275,855   26,823,450
Operating expenses
  Selling...............    14,884,100    16,963,137    18,432,943    5,550,328    6,505,890
  General and
   administrative.......    19,544,325    22,216,193    26,319,209    5,903,959    6,839,961
                          ------------  ------------  ------------  -----------  -----------
                            34,428,425    39,179,330    44,752,152   11,454,287   13,345,851
                          ------------  ------------  ------------  -----------  -----------
    Operating income....    28,898,746    32,833,544    35,939,342   11,821,568   13,477,599
Other income (expense):
  Interest expense......    (2,522,054)   (2,608,154)   (9,098,218)    (738,597)  (5,574,798)
  Other.................      (156,869)          490        99,326       25,649       11,943
                          ------------  ------------  ------------  -----------  -----------
                            (2,678,923)   (2,607,664)   (8,998,892)    (712,948)  (5,562,855)
                          ------------  ------------  ------------  -----------  -----------
Income before income
 taxes and extraordinary
 item...................    26,219,823    30,225,880    26,940,450   11,108,620    7,914,744
Provision for income
 taxes..................                                (1,440,000)               (3,245,198)
                          ------------  ------------  ------------  -----------  -----------
Income before
 extraordinary item.....    26,219,823    30,225,880    25,500,450   11,108,620    4,669,546
Extraordinary item, net
 of tax benefit of
 $989,634 for fiscal
 year ended June 27,
 1997 and $135,286
 (unaudited) for the
 quarter ended September
 26, 1997...............                                (1,484,451)                 (202,929)
                          ------------  ------------  ------------  -----------  -----------
Net income..............    26,219,823    30,225,880    24,015,999   11,108,620    4,466,617
Preferred stock
 dividends..............                                (1,080,000)                 (793,740)
                          ------------  ------------  ------------  -----------  -----------
Net income attributable
 to common shareholders.  $ 26,219,823  $ 30,225,880  $ 22,935,999  $11,108,620  $ 3,672,877
                          ============  ============  ============  ===========  ===========
Supplemental
 information:
  Income before income
   taxes and
   extraordinary item...  $ 26,219,823  $ 30,225,880  $ 26,940,450  $11,108,620  $ 7,914,744
  Pro forma income tax
   provision............    10,750,000    12,393,000    11,045,000    4,555,000    3,245,198
                          ------------  ------------  ------------  -----------  -----------
Pro forma income before
 extraordinary item.....  $ 15,469,823  $ 17,832,880  $ 15,895,450  $ 6,553,620  $ 4,669,546
                          ============  ============  ============  ===========  ===========

                See notes to consolidated financial statements.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) YEARS ENDED JUNE 30, 1995 AND 1996 AND JUNE 27, 1997 AND QUARTER ENDED
                         SEPTEMBER 26, 1997 (UNAUDITED)

                        GFSI      GFSI
                      HOLDINGS, HOLDINGS,
                        INC.      INC.     WINNING                  RETAINED                     NOTES
                      SERIES A  SERIES B  WAYS, INC. ADDITIONAL     EARNINGS                   RECEIVABLE
                       COMMON    COMMON     COMMON     PAID-IN    (ACCUMULATED    TREASURY        FROM
                        STOCK     STOCK     STOCK      CAPITAL       DEFICIT)       STOCK     STOCKHOLDERS     TOTAL
                      --------- --------- ---------- -----------  -------------  -----------  ------------ -------------
Balance, July 1,
 1994................                     $  149,100 $   420,746  $  31,461,792  $(2,602,375)              $  29,429,263
 Purchase of treasury
  stock..............                                                                 (3,958)                     (3,958)
 Reissuance of
  treasury stock.....                                    462,000                     126,000                     588,000
 Net income..........                                                26,219,823                               26,219,823
 Dividends declared..                                               (24,126,887)                             (24,126,887)
                         ---       ---    ---------- -----------  -------------  -----------   ---------   -------------
Balance, June 30,
 1995................                        149,100     882,746     33,554,728   (2,480,333)                 32,106,241
 Reissuance of
  treasury stock.....                                    702,945                     179,055                     882,000
 Net income..........                                                30,225,880                               30,225,880
 Dividends declared..                                               (28,735,388)                             (28,735,388)
                         ---       ---    ---------- -----------  -------------  -----------   ---------   -------------
Balance, June 30,
 1996................                        149,100   1,585,691     35,045,220   (2,301,278)                 34,478,733
 Reissuance of
  treasury stock.....                                  1,134,396                     267,791                   1,402,187
 Net income..........                                                24,015,999                               24,015,999
 Distributions to
  Winning Ways, Inc.
  shareholders.......                                               (47,807,375)                             (47,807,375)
 Distributions and
  recapitalization of
  Winning Ways, Inc..                      (149,100)  (2,720,087)  (182,327,938)   2,033,487                (183,163,638)
 Issuance of GFSI
  Holdings, Inc.
  Series A and B
  Common Stock (net
  of issuance costs
  of $1,472,637).....    $10       $10                   200,080     (1,472,637)               $(788,500)     (2,061,037)
 Accrued dividends on
  redeemable
  preferred stock....                                                (1,080,000)                              (1,080,000)
                         ---       ---    ---------- -----------  -------------  -----------   ---------   -------------
Balance, June 27,
 1997................     10        10                   200,080   (173,626,731)                (788,500)   (174,215,131)
 Net income
  (unaudited)........                                                 4,466,617                                4,466,617
 Redemption of notes
  receivable
  (unaudited)........                                                                            788,500         788,500
 Accrued dividends on
  redeemable
  preferred stock
  (unaudited)........                                                  (793,740)                                (793,740)
                         ---       ---    ---------- -----------  -------------  -----------   ---------   -------------
Balance, September
 26, 1997
 (unaudited).........    $10       $10    $          $   200,080  $(169,953,854) $             $           $(169,753,754)
                         ===       ===    ========== ===========  =============  ===========   =========   =============

                See notes to consolidated financial statements.

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              YEARS ENDED JUNE 30, 1995 AND 1996 AND JUNE 27, 1997
                   AND QUARTERS ENDED SEPTEMBER 30, 1996 AND
                         SEPTEMBER 26, 1997 (UNAUDITED)

                                      YEARS ENDED,                      QUARTERS ENDED,
                          --------------------------------------  ---------------------------
                           JUNE 30,     JUNE 30,      JUNE 27,    SEPTEMBER 30, SEPTEMBER 26,
                             1995         1996          1997          1996          1997
                          -----------  -----------  ------------  ------------- -------------
                                                                   (UNAUDITED)   (UNAUDITED)
Cash flows from
 operating activities:
 Net income.............  $26,219,823  $30,225,880  $ 24,015,999   $11,108,620   $ 4,466,617
 Adjustments to
  reconcile net income
  to net cash
  provided by (used in)
  operating activities:
 Depreciation...........    2,850,834    3,191,595     3,174,863       825,605       706,880
 Amortization of
  deferred financing
  costs.................        9,356        9,356       394,264         2,339       297,743
 (Gain) loss on sale or
  disposal of property,
  plant and equipment...      156,869        1,009       (11,659)      (24,361)
 Deferred income taxes..                                 250,366                     354,202
 Increase in cash value
  of life insurance.....     (519,580)    (331,967)   (1,041,343)     (358,841)
 Extraordinary loss on
  early extinguishment
  of debt...............                               2,473,192                     338,215
 Changes in operating
  assets and
  liabilities:
  Accounts receivable,
   net..................   (4,993,971)  (4,502,972)   (1,122,137)  (10,991,839)  (15,387,658)
  Inventories, net......   (1,873,099)   1,701,718    (9,778,813)    1,350,505       471,994
  Prepaid expenses,
   other current assets
   and other assets.....      271,658      665,925      (481,061)     (607,161)      307,751
  Income taxes payable..                                 200,000                   2,755,710
  Accounts payable,
   accrued expense, and
   other long-term
   obligations..........    1,783,226    3,039,727     7,954,986     1,017,600    (4,499,150)
                          -----------  -----------  ------------   -----------   -----------
   Net cash provided by
    (used in) operating
    activities..........   23,905,116   34,000,271    26,028,657     2,322,467   (10,187,696)
                          -----------  -----------  ------------   -----------   -----------
Cash flows from
 investing activities:
 Proceeds from sales of
  property, plant and
  equipment.............      733,698      131,032       948,993        38,500        39,391
 Proceeds from surrender
  or transfer of cash
  value of life
  insurance.............                               5,309,214
 Purchases of property,
  plant and equipment...   (4,988,639)  (2,611,019)   (2,615,228)     (961,838)     (419,327)
                          -----------  -----------  ------------   -----------   -----------
  Net cash provided by
   (used in) investing
   activities...........   (4,254,941)  (2,479,987)    3,642,979      (923,338)     (379,936)
                          -----------  -----------  ------------   -----------   -----------
Cash flows from
 financing activities:
 Issuance of revolving
  credit agreement......                               3,000,000
 Net changes to short-
  term borrowings.......    6,200,000   (1,000,000)   (7,000,000)   14,500,000     9,000,000
 Issuance of senior
  subordinated notes....                             125,000,000
 Issuance of
  subordinated notes....                              25,000,000
 Issuance of New Credit
  Agreement.............                              67,000,000
 Proceeds from long-term
  debt..................                                             2,000,000
 Payments on long-term
  debt..................   (2,326,424)  (2,639,378)  (24,276,038)     (518,687)
 Cash paid for penalties
  related to early
  extinguishment of
  debt..................                              (2,390,546)
 Cash paid for financing
  costs.................                             (10,398,654)                   (261,033)
 Distributions to
  Winning Ways, Inc.
  shareholders..........  (24,126,887) (28,735,388)  (47,807,375)  (17,831,375)
 Distribution and
  recapitalization of
  Winning Ways, Inc.....                            (183,163,638)
 Issuance of GFSI
  Holdings, Inc. Common
  Stock.................                              (1,272,537)
 Redemption of notes
  receivable from sale
  of stock..............                                                             788,500
 Issuance of redeemable
  preferred stock.......                              26,211,500
 Proceeds from sale of
  treasury stock........      588,000      882,000     1,402,187     1,402,187
 Purchase of treasury
  stock.................       (3,958)
                          -----------  -----------  ------------   -----------   -----------
  Net cash provided by
   (used in) financing
   activities...........  (19,669,269) (31,492,766)  (28,695,101)     (447,875)    9,527,467
                          -----------  -----------  ------------   -----------   -----------
  Net increase
   (decrease) in cash...      (19,094)      27,518       976,535       951,254    (1,040,165)
Cash and cash
 equivalents:
 Beginning of period....      131,553      112,459       139,977       139,977     1,116,512
                          -----------  -----------  ------------   -----------   -----------
 End of period..........  $   112,459  $   139,977  $  1,116,512   $ 1,091,231   $    76,347
                          ===========  ===========  ============   ===========   ===========
Supplemental cash flow
 information:
 Interest paid..........  $ 2,496,989  $ 2,628,291  $  4,074,961   $   671,899   $ 6,676,640
                          ===========  ===========  ============   ===========   ===========
Supplemental schedule of
 non-cash financing
 activities:
 Notes receivable from
  sale of stock.........                            $    788,500
                                                    ============
 Accrual of preferred
  stock dividends.......                            $  1,080,000                 $   793,740
                                                    ============                 ===========

                See notes to consolidated financial statements.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 YEARS ENDED JUNE 30, 1996 AND JUNE 27, 1997 AND QUARTERS ENDED SEPTEMBER 30,
                    1996 AND SEPTEMBER 26, 1997 (UNAUDITED)

1. RECAPITALIZATION TRANSACTION

  On October 31, 1996, the Board of Directors of Winning Ways, Inc. ("Winning Ways") executed a letter of intent to enter into a transaction with The Jordan Company. The transaction included the formation of a holding company, GFSI Holdings, Inc. ("Holdings" or the "Company") and GFSI, Inc. ("GFSI"), a wholly owned subsidiary of Holdings, to effect the acquisition of Winning Ways. On February 27, 1997, pursuant to the acquisition agreement, Holdings and GFSI acquired all of the issued and outstanding capital stock of Winning Ways, and immediately thereafter merged Winning Ways with and into GFSI, Inc. with GFSI, Inc. as the surviving entity. All of the capital stock of Winning Ways acquired by Holdings in connection with the acquisition was contributed by Holdings to GFSI, along with the balance of the equity contribution, as described below.

  The aggregate purchase price for Winning Ways was $242.3 million, consisting of $173.1 million in cash at closing, a post-closing payment at April 30, 1997 of $10.0 million and the repayment of $59.2 million of Winning Ways' existing indebtedness. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) the Jordan Company, its affiliates and MCIT PLC (collectively the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount to GFSI (the "Equity Contribution"); (ii) GFSI entered into a credit agreement (the "New Credit Agreement") which provides for borrowings of up to $115.0 million, of which approximately $68.0 million was outstanding at closing and approximately $22.9 million was utilized to cover outstanding letters of credit at Closing; and
(iii) GFSI issued $125.0 million of Senior Subordinated Notes (the "Senior Subordinated Notes") which were purchased by institutional investors through a Regulation 144A private placement. The Equity Contribution was comprised of
(i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings, and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings.

  The transactions above are reflected in the accompanying audited financial statements of Holdings as of and for the year ended June 27, 1997 as a leveraged recapitalization under which the existing basis of accounting for Winning Ways was continued for financial accounting and reporting purposes. The historical financial information presented herein includes the operations and activities of Winning Ways through February 27, 1997 and the merged entity subsequent thereto as a result of the merger and the leveraged recapitalization.

  The following summarizes the sources and uses of funds by the transactions described above (in millions):

      SOURCES OF FUNDS:
        New Credit Agreement............................................ $ 68.0
        New Senior Subordinated Notes due 2007..........................  125.0
        Subordinated notes to a Jordan Investor.........................   25.0
        Issuance of GFSI Holdings, Inc. preferred and common stock......   26.4
        Existing cash balances in the business..........................    9.4
                                                                         ------
          Total sources................................................. $253.8
                                                                         ======
      USES OF FUNDS:
        Cash purchase price of the Acquisition..........................  183.1
        Repayment of Existing Indebtedness..............................   59.2
        Fees and expenses...............................................   11.5
                                                                         ------
          Total uses.................................................... $253.8
                                                                         ======

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

  Subsequent to the recapitalization transactions described above, GFSI is a wholly-owned subsidiary of Holdings. Holdings is dependent upon the cash flows of GFSI to provide funds to service $25.0 million of Holdings Subordinated Notes. The annual cash flow requirements to service Holdings Subordinated Notes is $3 million (principal due in balloon payment in 2008). Pursuant to the terms of a deferred limited interest guarantee between GFSI and Holdings, GFSI is obligated to pay accrued and unpaid interest on the Holdings Subordinated Notes under certain limited circumstances. Additionally, Holdings' cumulative preferred stock dividends total $3.2 million annually.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS--Holdings' through its wholly-owned subsidiary, GFSI, is a leading designer, manufacturer and marketer of high quality, custom designed sports wear and active wear bearing names, logos and insignia of resorts, corporations, colleges and professional sports. The Company's customer base is spread throughout the United States.

  PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiary, GFSI, Inc. All significant intercompany accounts and transactions have been eliminated.

  FISCAL YEAR--During 1997, Holdings converted its fiscal year to a 52/53 week fiscal year which ends on the Friday nearest June 30. Previously, Holdings' fiscal year ended June 30. The twelve month periods ended June 30, 1995 and 1996 and June 27, 1997 each contain 52 weeks, respectively. The quarters ended September 30, 1996 and September 26, 1997 each contain thirteen weeks.

  CASH AND CASH EQUIVALENTS--Holdings considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Included in inventories are markdown allowances of $1,922,038 and $305,608 at June 30, 1996 and June 27, 1997, respectively and $692,652 (unaudited) at September 26, 1997.

  PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are recorded at cost. Major renewals and betterments that extend the life of the asset are capitalized; other repairs and maintenance are expensed when incurred.

  Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

      Buildings and improvements.....................................   40 years
      Furniture and fixtures......................................... 3-10 years

  LONG-LIVED ASSETS--During fiscal 1997, Holdings adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Under SFAS No. 121, impairment losses are recognized when information indicates the carrying amount of long-lived assets, identifiable intangibles and goodwill related to those assets will not be recovered through future operations or disposal based upon a review of expected undiscounted cash flows. The adoption of this statement had no effect on Holdings' consolidated financial statements.

  DEFERRED FINANCING COSTS--Deferred financing costs are amortized using the straight line method over the shorter of the terms of the related loans or the period such loans are expected to be outstanding. Amortization of deferred financing costs is included in interest expense.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

  DERIVATIVE FINANCIAL INSTRUMENTS--Holdings is a party to an interest rate swap agreement and an interest rate cap agreement. Income or expense resulting from interest rate swap and cap agreements used in conjunction with on-balance sheet liabilities are accounted for on an accrual basis and recorded as an adjustment to expense on the matched instrument. Interest rate swap and cap agreements that are not matched with specific liabilities are recorded at fair value, with changes in the fair value recognized in current operations.

  Gains and losses on terminations of interest rate swap and cap agreements are recognized as other income (expense) when terminated in conjunction with the retirement of the associated debt. Gains and losses on terminated agreements are deferred and amortized in those cases where the underlying debt is not retired. Redesignations which are appropriately matched against underlying debt instruments will continue to qualify for settlement accounting.

  ADVERTISING COSTS--All costs related to advertising Holdings' products are expensed in the period incurred. Advertising expenses totaled $865,341, $1,011,784 and $1,383,261 for the years ended June 30, 1995 and 1996 and June 27, 1997, respectively and $290,059 (unaudited) and $496,681 (unaudited) for the quarters ended September 30, 1996 and September 26, 1997, respectively.

  INCOME TAXES--Effective July 1, 1982, GFSI's predecessor, Winning Ways, Inc., elected to be taxed under the S-Corporation provisions of the Internal Revenue Code which provide that, in lieu of corporate income taxes, the shareholders are taxed on the Company's taxable income. Therefore, no provision or liability for income taxes is reflected in the accompanying financial statements through February 27, 1997. Upon consummation of the recapitalization transactions (described in Note 1) on February 27, 1997, the Company converted from S-Corporation to C-Corporation status for income tax reporting purposes. In conjunction with this change in tax status, GFSI began accounting for income taxes using the liability method in accordance with SFAS No. 109. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse.

  Supplemental information relative to the Statements of Income has been provided which reflects a provision for income taxes assuming a 41% effective income tax rate for all periods.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION--The unaudited interim financial information as of September 26, 1997 and for the quarters ended September 30, 1996 and September 26, 1997 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim information. Operating results for the quarter ended September 26, 1997 are not necessarily indicative of the results that may be expected for the entire year ending June 26, 1998.

  NEW ACCOUNTING STANDARDS--SFAS No. 128, Earnings per Share was issued in February 1997. This Statement establishes standards for computing and presenting earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The Statement is effective for Holding's fiscal 1998 financial statements, including interim periods; earlier application is not permitted. Management does not expect the implementation of this Statement to have a material impact on its financial statements.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

  SFAS No. 130, Reporting Comprehensive Income was issued in June 1997. This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement is effective for Holding's fiscal 1999 financial statements. Management does not expect the implementation of this Statement to have a material impact on its financial position of results of operations.

  SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information was issued in June 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is in the process of evaluating the impact or applicability of this new Statement on the presentation of the financial statements and the disclosures therein. This Statement is effective for Holding's fiscal 1999 financial statements.

3. PROPERTY, PLANT AND EQUIPMENT

                                            JUNE 30,    JUNE 27,   SEPTEMBER 26,
                                              1996        1997         1997
                                           ----------- ----------- -------------
                                                                    (UNAUDITED)
      Land................................ $ 2,442,373 $ 2,442,373  $ 2,442,373
      Buildings and improvements..........  18,392,598  19,108,548   19,108,548
      Furniture and fixtures..............  16,722,972  14,150,193   14,485,649
                                           ----------- -----------  -----------
                                            37,557,943  35,701,114   36,036,570
      Less accumulated depreciation.......  14,521,591  15,186,104   15,862,274
                                           ----------- -----------  -----------
                                            23,036,352  20,515,010   20,174,296
      Construction in progress............       2,237   1,032,847    1,046,617
                                           ----------- -----------  -----------
                                           $23,038,589 $21,547,857  $21,220,913
                                           =========== ===========  ===========

  The net book value of assets under capital lease were and $1,576,876 and $0 at June 30, 1996 and June 27, 1997, respectively and $0 (unaudited) at September 26, 1997.

4. SHORT-TERM BORROWINGS

  At June 30, 1996, the Company had a $40,000,000 unsecured line of credit with floating interest of 5.37%. The floating interest rate was based on a 40 basis point spread over bankers acceptance, federal funds, or LIBOR rates adjusted daily. The line was subject to certain restrictions and covenants, among them being the maintenance of certain financial ratios, the most restrictive of which require the Company to maintain a current ratio of greater than 1.3 to 1.0, a cash flow coverage ratio of greater than 1.5 to 1.0 and a leverage ratio of less than 3.3 to 1.0. Borrowings against this line totaled $7,000,000 at June 30, 1996.

  Letters of credit against this line for unshipped merchandise aggregated $23,512,080 at June 30, 1996.

  As discussed in Note 11 to the financial statements, the floating interest rate on the above line of credit was partially converted to a fixed interest rate of 5.30% by an interest rate swap agreement. The notional amount of the interest rate swap agreement fluctuated based on the Company's anticipated level of short term borrowings with the maximum notional amount equaling $19,900,000. This interest rate swap agreement was terminated on February 27, 1997 in conjunction with the recapitalization transactions and related early retirement of debt. The $300,000 gain realized on the terminated swap was deferred and will be amortized over the life of the New Credit Agreement.

5. REVOLVING CREDIT AGREEMENT

  In conjunction with the recapitalization transactions (see Note 1), the Company replaced the $40,000,000 unsecured line of credit described in Note 4 with a $50,000,000 secured line of credit (the "Line") with floating

                      GFSI HOLDINGS, INC. AND SUBSIDIARY
interest of 7.938% and 8.380% (unaudited) at June 30, 1997 and September 26, 1997, respectively. The Line is secured by substantially all of GFSI's property, plant and equipment and matures in December of 2002. The Line is subject to certain restrictions and covenants, among them being the maintenance of certain financial ratios, the most restrictive of which require GFSI to maintain a fixed charge coverage ratio greater than 1.0 to 1.0, an interest expense coverage ratio of greater than 1.2 to 1.0 and a maximum leverage ratio of less than 6.5 to 1.0. GFSI is limited with respect to the making of payments (dividends and distributions); the incurrence of certain liens; the sale of assets under certain circumstances; certain transactions with affiliates; certain consolidations, mergers, and transfers; and the use of loan proceeds. Borrowings against this Line totaled $3,000,000 and $12,000,000 (unaudited) at June 27, 1997 and September 26, 1997, respectively.

  Letters of credit against this line at June 27, 1997 and September 26, 1997, for unshipped merchandise aggregated $27,234,109 and $26,577,365 (unaudited), respectively. Stand-by letters of credit issued against the Line at June 27, 1997 and September 26, 1997, aggregated $2,541,257 and $1,149,000 (unaudited), respectively.

6. LONG-TERM DEBT

  Long-term debt consists of:

                                          JUNE 30,     JUNE 27,   SEPTEMBER 26,
                                            1996         1997         1997
                                         ----------- ------------ -------------
                                                                   (UNAUDITED)
Senior Subordinated Notes, 9.625%
 interest rate, due 2007...............              $125,000,000 $125,000,000
Term Loan A, variable interest rate,
 7.938% and 8.122% (unaudited) at June
 27, 1997 and September 26, 1997,
 respectively, due 2002................                40,000,000   40,000,000
Term Loan B, variable interest rate,
 8.438% and 8.625% (unaudited) at June
 27, 1997 and September 26, 1997,
 respectively, due 2004................                25,000,000   25,000,000
Subordinated Notes to Affiliate, 12.0%
 fixed interest rate, due 2008.........                25,000,000
Subordinated Discount Notes, 11.375%
 interest rate, due 2009...............                             25,000,000
10.125% credit agreement with bank to
 borrow up to $10,000,000, unsecured,
 payable in monthly principal
 installments of $119,048 plus interest
 (paid off February 27, 1997)..........  $ 4,285,714
Floating interest $10,000,000 line of
 credit agreement, interest was 5.71%
 at June 30, 1996 (paid off February
 27, 1997).............................    8,000,000
10.28% first mortgage loan, secured by
 building and equipment (with a
 carrying value of $9,556,710 at June
 30, 1996), payable in monthly
 installments of $88,935 (paid off
 February 27, 1997)....................    9,550,324
Capital lease obligation securing 5.78%
 industrial revenue bonds, payable in
 amounts equal to the principal and
 interest payments due on the bonds
 (paid off February 27, 1997)..........      440,000
                                         ----------- ------------ ------------
                                          22,276,038  215,000,000  215,000,000
Less current portion...................    1,658,160    3,375,000    4,500,000
                                         ----------- ------------ ------------
                                         $20,617,878 $211,625,000  210,500,000
                                         =========== ============ ============

  On February 27, 1997, the Company entered into the New Credit Agreement with a group of financial institutions to provide for three credit facilities: (i) a term loan of $40,000,000 ("Term Loan A"), (ii) a term

                      GFSI HOLDINGS, INC. AND SUBSIDIARY
loan of $25,000,000 ("Term Loan B" and collectively, with Term Loan A, the "Term Loans") and (iii) the $50,000,000 secured line of credit (see Note 5). At closing of the recapitalization transaction, $68,000,000 was borrowed under the New Credit Agreement to finance the transactions described in Note 1 to the financial statements.

  The New Credit Agreement is secured by substantially all of the property, plant and equipment of Holding's wholly-owned subsidiary, GFSI, and is subject to general and financial covenants that place certain restrictions on GFSI. GFSI is limited with respect to the making of payments (dividends and distributions) to Holdings; the incurrence of certain liens; the sale of assets under certain circumstances; certain transactions with affiliates; certain consolidations, mergers, and transfers; and the use of loan proceeds.

  As discussed in Note 11 to the financial statements, the floating interest rate on the $10,000,000 line of credit agreement was partially converted to a fixed interest rate of 5.62% by a $7,000,000 notional amount interest rate swap agreement terminating on November 18, 2000. The floating interest rate was based generally on the higher of the corporate base rate or the federal funds rate plus 50 basis points adjusted daily. This interest rate swap agreement was not terminated at February 27, 1997 in conjunction with the early extinguishment of the debt. Such interest rate swap has been redesignated to the new Term Loan A debt agreement. As also discussed in Note 11 to the financial statements, a portion of the floating interest rate on the Term Loans has been capped at 7.50% by a $19,000,000 notional amount interest rate cap agreement maturing in March of 1999.

  On February 27, 1997, GFSI issued the 9.625% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes") in the aggregate principal amount of $125,000,000 in a Regulation 144A private placement. Proceeds from the Senior Subordinated Notes were also used to finance the transactions described in
Note 1 to the financial statements. GFSI's Registration Statement on Form S-4 was declared effective on July 24, 1997, providing for the exchange of the Senior Subordinated Notes registered under the Securities Act, for the Regulation 144A private placement Senior Subordinated Notes.

  Interest on the Senior Subordinated Notes is payable semi-annually in cash in arrears on September 1 and March 1, commencing September 1, 1997. The Senior Subordinated Notes mature on March 1, 2007 and are redeemable, in whole or in part, at the option of GFSI at any time on or after March 1, 2002 at the redemption prices listed below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  104.813%
      2003...........................................................  103.208%
      2004...........................................................  101.604%
      2005 and thereafter............................................  100.000%

  At any time prior to March 1, 2000, GFSI may redeem up to 40% of the original aggregate principal amount of the Senior Subordinated Notes with the net proceeds of one or more equity offerings at a redemption price equal to 110% of the principal amount plus any accrued and unpaid interest to the date of redemption. Upon the occurrence of a change of control, GFSI will be required, subject to certain conditions, to make an offer to purchase the Senior Subordinated Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

  The Senior Subordinated Notes are senior unsecured obligations of GFSI and pursuant to the terms of the Senior Subordinated Notes indenture, rank pari passu in right of payment to any future subordinated indebtedness of the Company, and effectively rank junior to secured indebtedness of GFSI, including borrowings under the New Credit Agreement.

  The Senior Subordinated Notes Indenture includes covenants that, among other things, limit payments of dividends and other restricted payments and the incurrence of additional indebtedness. As of June 27, 1997, the Company was in compliance with all such covenants.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

  On February 27, 1997, Holdings issued the 12% Subordinated Notes due 2009 (the "Subordinated Notes") in the aggregate principal amount of $25,000,000 to an affiliate of the Jordan Company. Proceeds from the Subordinated Notes were also used to finance the transactions described in Note 1 to the financial statements. As described in Note 14 to the financial statements, on September 17, 1997, the Company exchanged the Subordinated Notes for a like amount of 11.375% Subordinated Discount Notes due 2009.

  Interest on the Subordinated Notes was payable semi-annually in cash in arrears on October 31 and April 30, commencing April 30, 1997. As mentioned on
Note 1 to the financial statements, GFSI was obligated to pay accrued and unpaid interest on the Subordinated Notes.

  The Subordinated Notes were unsecured obligations of Holdings and pursuant to the terms of the Subordinated Notes purchase agreement, effectively ranked junior to the other unsecured debt of GFSI, including the Senior Subordinated Notes, and the secured indebtedness of GFSI, including borrowings under the New Credit Agreement.

  The Subordinated Notes purchase agreement included certain affirmative and negative covenants. As of June 27, 1997, the Company was in compliance with all such covenants.

  Aggregate maturities of the Holdings' long-term debt as of June 27, 1997 are as follows assuming a 52/53 week fiscal year:

      FISCAL YEAR                                                      AMOUNT
      -----------                                                   ------------
      1998......................................................... $  3,375,000
      1999.........................................................    4,875,000
      2000.........................................................    6,125,000
      2001.........................................................    7,625,000
      2002.........................................................    9,500,000
      Thereafter...................................................  183,500,000
                                                                    ------------
          Total.................................................... $215,000,000
                                                                    ============

  In connection with the early extinguishment of debt existing at February 27, 1997, the Company recognized an extraordinary loss in the statement of income for the fiscal year ended June 27, 1997 of $2,474,085 ($1,484,451 on an after-tax basis). This loss consisted of $83,538 ($50,123 on an after-tax basis) of deferred financing costs charged off related to the repayment of GFSI's debt and a prepayment penalty of $2,390,546 ($1,434,328 on an after-tax basis) incurred in connection with the prepayment of GFSI's then existing first mortgage loan.

  In connection with the issuance and exchange of the Subordinated Notes for the 11.375% Series A Senior Discount Notes, the Company recognized an extraordinary loss in the statement of income for the quarter ended September 26, 1997 of $338,215 (unaudited) ($202,929 on an after-tax basis) representing the charge-off of deferred financing costs.

  Included in the foregoing schedule of long-term debt is the following capital lease information on the Company's manufacturing and distribution facility. At June 27, 1997 and September 26, 1997 (unaudited), no capital lease obligations were outstanding.

                                                                   JUNE 30, 1996
                                                                   -------------
      Total minimum lease payments................................   $479,657
      Less amounts representing interest..........................     39,657
                                                                     --------
      Present value of net minimum lease payments.................   $440,000
                                                                     ========

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

7. COMMITMENTS AND CONTINGENCIES
  Prior to February 27, 1997, the Company was obligated under stock redemption agreements to repurchase all shares owned upon the death of any stockholder and termination of key employee stockholders. The price to be paid was determined annually by the Board of Directors, and GFSI could elect a ten year installment payment plan. The majority of the commitment arising from these agreements was funded by life insurance contracts.

  The Company, in the normal course of business, is threatened with or named as a defendant in various lawsuits. It is not possible to determine the ultimate disposition of these matters, however, management is of the opinion that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations, financial condition, or cash flows of the Company.

8. REDEEMABLE PREFERRED STOCK
  In connection with the recapitalization transactions described in Note 1 to the financial statements, the Company issued 27,000 shares of Cumulative Preferred Stock, 13,500 shares as Series A 12% Cumulative Preferred Stock, 11,000 shares as Series B 12% Cumulative Preferred Stock, and 2,500 shares as Series C 12% Cumulative Preferred Stock (which along with the Series A and Series B Preferred Stock shall be collectively referred to as the "Preferred Stock"). The holders of Preferred Stock are entitled to annual cash dividends of $120 per share, payable on March 1 of each year, in accordance with the terms set forth in the Articles of Incorporation. The liquidation preference for each share of Preferred Stock is $1,000 plus any accrued and unpaid dividends. Mandatory redemption of the liquidation preference plus any accrued and unpaid dividends occurs on March 1, 2009.

  On September 17, 1997, through an offering of exchangeable units, certain holders of the Preferred Stock exchanged their preferred shares for 25,000 Series D 11.375% Preferred Stock (see Note 14). The holders of Series D Preferred Shares are entitled to annual cash dividends of $113.75 per share, payable on March 1 of each year. The liquidation preference for each share of Series D Preferred Stock is $1,000 plus any accrued and unpaid dividends. Mandatory redemption of the liquidation preference plus any accrued and unpaid dividends occurs on March 1, 2009.

  Redeemable preferred stock consists of the following:

                                                      JUNE 27,   SEPTEMBER 26,
                                                        1997         1997
                                                     ----------- -------------
                                                                  (UNAUDITED)
      Series A 12% Cumulative Preferred Stock, $0.1
       par value, 13,500 shares issued and
       outstanding at June 27, 1997, 1,778 shares
       outstanding at September 26, 1997
       (unaudited).................................  $14,040,000  $ 1,901,810
      Series B 12% Cumulative Preferred Stock, $0.1
       par value, 11,000 shares issued and
       outstanding at June 27, 1997, 1,449 shares
       outstanding at September 26, 1997
       (unaudited).................................   11,440,000    1,549,623
      Series C 12% Cumulative Preferred Stock, $0.1
       par value, 2,500 shares issued and
       outstanding at June 27, 1997, 329 shares
       outstanding at September 27, 1997
       (unaudited).................................    2,600,000      352,187
      Series D 11.375% Preferred Stock, $0.1 par
       value, 25,000 shares issued and outstanding
       at September 26, 1997 (unaudited)...........                25,070,120
                                                     -----------  -----------
                                                     $28,080,000  $28,873,740
                                                     ===========  ===========

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

9. PROFIT SHARING PLAN

  During fiscal 1996, the Company provided a non-contributory defined contribution profit sharing plan (the "Plan") covering all eligible employees. Contributions were at the discretion of the Board of Directors and totaled $875,756 for the year ended June 30, 1996.

  On August 1, 1996, the Plan was amended to include employee directed contributions with an annual discretionary matching contribution and renamed the Plan the Winning Ways, Inc. Profit Sharing and 401(k) Plan. Participants exercise control over the assets of his or her account and choose from a broad range of investment alternatives. Contributions made by the Company to the plan related to the 401(k) and profit sharing portions totaled $131,843 and $443,624, respectively, for the year ended June 27, 1997 and $73,096 and $126,518 (unaudited) respectively, for the quarter ended September 26, 1997.

10. INCOME TAXES

  The provision for income taxes for the year ended June 27, 1997 and the quarter ended September 26, 1997 (unaudited) consists of the following:

                                                                      QUARTER
                                                        YEAR ENDED     ENDED
                                                         JUNE 27,    SEPTEMBER
                                                           1997      26, 1997
                                                        ----------  -----------
                                                                    (UNAUDITED)
      Current income tax provision..................... $  200,000  $2,755,710
      Deferred income tax provision....................    250,366     354,202
                                                        ----------  ----------
          Total income tax provision................... $  450,366  $3,109,912
                                                        ==========  ==========
      Allocated to:
        Operating activities........................... $1,440,000  $3,245,198
        Extraordinary loss.............................   (989,634)   (135,286)
                                                        ----------  ----------
          Total income tax provision                    $  450,366  $3,109,912
                                                        ==========  ==========

  The income tax provision differs from amounts computed at the statutory federal year ended income tax rate as follows:

                                                                QUARTER ENDED
                                             YEAR ENDED         SEPTEMBER 26,
                                            JUNE 27, 1997            1997
                                          ------------------   ----------------
                                            AMOUNT       %       AMOUNT     %
                                          -----------  -----   ---------- -----
                                                                 (UNAUDITED)
      Income tax provision at the
       statutory rate.................... $ 9,429,158   35.0%  $2,770,160 35.0%
      Income attributable to S-
       Corporation earnings..............  (9,146,583) (34.0)%
      Change in tax status to C-
       Corporation.......................     993,621    3.7%
      Effect of state income taxes, net
       of federal benefit................     163,804    0.6%     475,038  6.0%
                                          -----------  -----   ---------- -----
                                           $1,440,000    5.3%  $3,245,198 41.0%
                                          ===========  =====   ========== =====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The sources of the differences that give rise

                      GFSI HOLDINGS, INC. AND SUBSIDIARY
to the deferred income tax assets and liabilities as of June 27, 1997 and September 26, 1997 (unaudited), along with the income tax effect of each, are as follows:

                                      JUNE 27, 1997        SEPTEMBER 26, 1997
                                   DEFERRED INCOME TAX    DEFERRED INCOME TAX
                                  ---------------------- ----------------------
                                    ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                  ---------- ----------- ---------- -----------
                                                              (UNAUDITED)
      Accounts receivable........ $  247,215             $  278,117
      Inventory valuation........    244,624                283,987
      Property, plant, and
       equipment.................            $1,611,484             $1,611,484
      Accrued expenses...........    547,449                444,812
      Net operating loss carry
       forward...................    259,271
      Other......................     62,559
      Valuation allowance........
                                  ---------- ----------  ---------- ----------
          Total.................. $1,361,118 $1,611,484  $1,006,916 $1,611,484
                                  ========== ==========  ========== ==========

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Company engages in transactions which result in off-balance sheet risk. Interest rate swap and cap agreements are primarily used in conjunction with on-balance sheet liabilities to reduce the impact of changes in interest rates. Interest rate swap agreements are contractual agreements to exchange, or "swap", a series of interest rate payments over a specified period, based on an underlying notional amount but differing interest rate indices, usually fixed and floating. Interest rate cap agreements are contractual agreements in which a premium is paid to reduce the impact of rising interest rates on floating rate debt. The notional principal amount does not represent a cash requirement, but merely serves as the amount used, along with the reference rate, to calculate contractual payments. Because the instrument is a contract or agreement rather than a cash market asset, the financial derivative transactions described above are referred to as "off-balance sheet" instruments.

  The Company attempts to minimize its credit exposure to counterparties by entering into interest rate swap and cap agreements only with major financial institutions.

  The Company's interest rate swap agreements are used in conjunction with on-balance sheet liabilities and were as follows:

                                                              WEIGHTED AVERAGE
                                       CONTRACT OR ESTIMATED   INTEREST RATE
                                        NOTIONAL     FAIR    ------------------
                                         AMOUNT      VALUE   RECEIVABLE PAYABLE
                                       ----------- --------- ---------- -------
      Swaps:
        June 30, 1996................. $21,900,000 $850,000     5.39%    5.62%
        June 27, 1997.................   7,000,000  156,000     5.55     5.62
        September 26, 1997
         (unaudited)..................   7,000,000  101,000     5.74     5.62
      Cap:
        June 27, 1997................. $19,000,000             >7.50
        September 26, 1997
         (unaudited)..................  19,000,000             >7.50

  GFSI has entered into two swap agreements to exchange fixed interest rates for floating rate debt payments. One agreement carries a notional amount of $7,000,000 and terminates on November 18, 2000, as further described in Note 6 to the financial statements. The notional amount of the other interest rate swap agreement fluctuates based on GFSI's anticipated level of short-term borrowing with the maximum notional amount equaling $19,900,000, as further described in Note 4 to the financial statements. This agreement was entered into in January 1995 to be effective July 1, 1996; however, this agreement was terminated on February 27, 1997.

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  GFSI has a 7.50% interest rate cap agreement which is used to effectively cap the interest rate on a portion of GFSI's floating rate term loans. The interest rate cap agreement has a notional amount of $19,000,000 as of June 27, 1997. The cap matures March 31, 1999.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that GFSI disclose estimated fair values for its financial instruments which include cash and cash equivalents, accounts receivables, short-term borrowings, accounts payables, long-term debt and interest rate swap agreements.

  CASH AND CASH EQUIVALENTS--The carrying amount reported on the balance sheet represents the fair value of cash and cash equivalents.

  ACCOUNTS RECEIVABLE--The carrying amount of accounts receivable approximates fair value because of the short-term nature of the financial instruments.

  SHORT-TERM BORROWINGS AND REVOLVING CREDIT AGREEMENT--Short-term borrowings and revolving credit agreement have variable interest rates which adjust daily. The carrying value of these borrowings is a reasonable estimate of their fair value.

  ACCOUNTS PAYABLE--The carrying amount of accounts payable approximates fair value because of the short-term nature of the financial instruments.

  LONG-TERM DEBT--Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value of debt issues with fixed rates. The carrying value of floating rate debt is a reasonable estimate of their fair value.

  DERIVATIVE FINANCIAL INSTRUMENTS--Quoted market prices or dealer quotes are used to estimate the fair value of interest rate swap and cap agreements.

  The following summarizes the estimated fair value of financial instruments, by type:

                              JUNE 30, 1996            JUNE 27, 1997         SEPTEMBER 26, 1997
                         ----------------------- ------------------------- -----------------------
                          CARRYING      FAIR       CARRYING       FAIR      CARRYING
                           AMOUNT       VALUE       AMOUNT       VALUE       AMOUNT    FAIR VALUE
                         ----------- ----------- ------------ ------------ ----------- -----------
                                                                                 (UNAUDITED)
Assets and Liabilities:
  Cash and cash
   equivalents.......... $   139,977 $   139,977 $  1,116,512 $  1,116,512 $    76,347 $    76,347
  Accounts receivable...  22,583,452  22,583,452   23,705,589   23,705,589  39,093,247  39,093,247
  Short-term borrowings.   7,000,000   7,000,000
  Accounts payable......   9,667,536   9,667,536   12,199,032   12,199,032   8,380,229   8,380,229
  Revolving credit
   agreement............                            3,000,000    3,000,000  12,000,000  12,000,000
  Long-term debt........  22,276,038  24,562,702  215,000,000  215,000,000 215,000,000 215,000,000
Off-balance sheet
 financial instruments:
  Interest Rate Swap
   Agreements
   (Asset/(Liability))..                 850,000                   156,000                 101,000
  Interest Rate Cap
   Agreement
   (Asset/(Liability))..                                               --                      --

                      GFSI HOLDINGS, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

13. RELATED PARTY TRANSACTIONS

  The Company has entered into supply agreements with several affiliated companies controlled by certain members of Company management. The agreements allow the Company to outsource embroidery work to the affiliates in the event that demand exceeds the Company's manufacturing capacity. Amounts paid to these entities were $2,262,967, $3,080,718 and $4,566,713 for the years ended June 30, 1995 and 1996 and June 27, 1997, respectively and $1,192,922 and $1,370,242 (unaudited) for the quarters ended September 30, 1996 and September 26, 1997.

  During the year ended June 27, 1997, the Company loaned the affiliates $150,000 and $700,000 under separate promissory notes to finance the affiliates' purchase of embroidery equipment from the Company and to provide for working capital. The equipment was sold at net book value which approximated market value. As of June 27, 1997, the remaining balance outstanding on the notes was $525,000. All outstanding balances were paid subsequent to year end.

  During fiscal 1997, the cash value of life insurance on officers was liquidated into cash or transferred to the respective individuals at carrying value. The net proceeds to the Company totaled $5,309,214 for the year ended June 27, 1997. Prior to June 27, 1997, a shareholder purchased the corporate aircraft from the Company for approximately $898,000 in cash, resulting in no gain or loss to the Company.

  In connection with the recapitalization transactions on February 27, 1997, Holdings entered into an agreement with an affiliate to render services to the Company, including consultation on its financial and business affairs, its relationship with its lenders and stockholders, and the operation and expansion of the business. In connection with the recapitalization transactions, the Company paid the affiliate $3.25 million pursuant to the terms of the agreement. These fees are included as deferred financing costs in the accompanying financial statements. In addition, the Company incurred consulting fees totaling $166,667 for the year ended June 27, 1997, which are included in general and administrative expenses in the accompanying financial statements.

  Effective upon the consummation of the recapitalization transactions on February 27, 1997, Holdings entered into a noncompete agreement with a shareholder. In exchange for the covenant not to compete, the shareholder will be paid $250,000 per annum for a period of ten years. For year ended June 27, 1997 and for the quarter ended September 26, 1997, $83,333 and $62,500 (unaudited), respectively, of expense related to this agreement was included in general and administrative expenses in the accompanying financial statements.

  The Subordinated Notes, as described in Note 6 to the financial statements, were issued to an affiliate of the Jordan Company. Interest expense paid and accrued to the Jordan Company affiliate totaled $517,000 and $493,000, respectively, as of and for the year ended June 27, 1997. Interest expense of $1,142,000 (unaudited) was paid during the quarter ended September 26, 1997.

14. SUBSEQUENT EVENT (UNAUDITED)

  The Holdings Subordinated Discount Notes and a portion of the Preferred Stock issued as part of the acquisition of Winning Ways, Inc. ("Winning Ways") in February 1997 (the "Acquisition") were issued and sold as part of an offering on September 17, 1997 (the "Old Offering"), in a transaction not registered under the Securities Act of 1933. In the Old Offering certain holders of Subordinated Discount Notes and Preferred Stock issued and sold units (the "Units") consisting of 11.375% Subordinated Discount Notes due 2009 (the

                       GFSI HOLDINGS, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

"Subordinated Discount Notes") and 11.375% Series D Preferred Stock due 2009 (the "Preferred Stock") which were exchangeable at the option of Holdings any time on or after September 29, 1997 into 11.375% Series A Senior Discount Notes due 2009 (the "Old Notes"). On October 23, 1997 the Units were exchanged into Old Notes (the "Old Exchange"). The Company did not receive any proceeds from the sale or exchange of the Units. $50 million initial Accreted Value 11.375% Series B Senior Discount Notes due 2009 (the "New Notes") are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement (as defined) between the Company and the Initial Purchaser (as defined). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture, which governs both the Old Notes and the New Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidated Damages.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURI-TIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPEC-TUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IM-PLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUB-SEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Summary...................................................................   1
Risk Factors..............................................................  13
The Transactions..........................................................  21
Use of Proceeds...........................................................  22
Capitalization............................................................  22
Selected Historical Financial Data........................................  23
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  25
Business..................................................................  31
Management................................................................  40
Principal Stockholders....................................................  43
The Exchange Offer........................................................  44
Description of Notes......................................................  53
Description of Certain Indebtedness.......................................  77
Certain Transactions......................................................  78
Plan of Distribution......................................................  81
Certain Federal Income Tax Considerations.................................  82
Legal Matters.............................................................  90
Experts...................................................................  90
Available Information.....................................................  91
Unaudited Pro Forma Combined Financial Statements......................... P-1
Index to Financial Statements............................................. F-1

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                                GFSI HOLDINGS,
                                     INC.

                               11.375% SERIES B
                             SENIOR DISCOUNT NOTES
                                   DUE 2009

                               -----------------

      PROSPECTUS

                               -----------------

                               DECEMBER 30, 1997

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